    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 1999
                                                     REGISTRATION NO. 333-______
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   ------------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                   ------------------------------------------
                            MIDAMERICAN FUNDING, LLC
             (Exact name of registrant as specified in its charter)

                IOWA                                     4911                                     47-0819200
  (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                   ------------------------------------------


                                666 GRAND AVENUE
                             DES MOINES, IOWA 50303
                                 (515) 242-4000
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          JOHN A. RASMUSSEN, JR., ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            MIDAMERICAN FUNDING, LLC
                                666 GRAND AVENUE
                             DES MOINES, IOWA 50303
                                 (515) 242-4000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                   ------------------------------------------
                                    Copy to:
                               BRYANT B. EDWARDS
                                LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

                   ------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          Proposed
                                                                          Offering              Proposed              Amount of
               Title of Each Class of               Amount to be           Price                Aggregate            Registration
            Securities to be Registered              Registered        per Security(1)      Offering Price(1)            Fee
------------------------------------------------------------------------ ---------------     ------------------ -------------------
5.85% Senior Secured Exchange Notes due 2001        $200,000,000             100%             $200,000,000             $55,600
----------------------------------------------------------------------------------------------------------------------------------
6.339% Senior Secured Exchange Notes due 2009       $175,000,000             100%             $175,000,000             $48,650
----------------------------------------------------------------------------------------------------------------------------------
6.927% Senior Secured Exchange Bonds due 2029       $325,000,000             100%             $325,000,000             $90,350
----------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

                  -----------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

                 SUBJECT TO COMPLETION, DATED NOVEMBER 8, 1999

PROSPECTUS

                            MIDAMERICAN FUNDING, LLC

                               Exchange Offer for
                      5.85% Senior Secured Notes due 2001
                      6.339% Senior Secured Notes due 2009
                      6.927% Senior Secured Bonds due 2029

                              -------------------

         This is an offer to exchange our outstanding 5.85% Senior Secured Notes due 2001, 6.339% Senior Secured Notes due 2009 and 6.927% Senior Secured Bonds due 2029 you now hold for new, substantially identical 5.85% Senior Secured Exchange Notes due 2001, 6.339% Senior Secured Exchange Notes due 2009 and 6.927% Senior Secured Exchange Bonds due 2029 that will be free of the transfer restrictions that apply to the initial securities. This offer will expire at 5:00 p.m., New York City time, on _____________, unless we extend it. You must tender the initial securities by the deadline to obtain exchange securities and the liquidity benefits they offer.

         We agreed with the initial purchasers of the initial securities to make this offer and register the issuance of the exchange securities following the closing for the initial securities. This offer applies to any and all initial securities tendered before the expiration of the exchange offer.

         The exchange securities will not trade on any established exchange. The exchange securities have the same financial terms and covenants as the initial securities, and are subject to the same business and financial risks.

         A DESCRIPTION OF THOSE RISKS BEGINS ON PAGE 11.

         The terms of the exchange offer will include the following:

          o We will exchange all initial securities that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

          o You may withdraw tenders of initial securities at any time prior to the expiration of the exchange offer.

          o    We will not receive any proceeds from the exchange offer.

                           -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

                The date of this prospectus is __________, 1999

                                TABLE OF CONTENTS

                                                                         PAGE

Prospectus Summary.....................................................     1
Risk Factors...........................................................    11
The Exchange Offer.....................................................    16
Use of Proceeds........................................................    26
Capitalization.........................................................    26
Selected Financial Data................................................    27
Management's Discussion and Analysis of
  Financial Condition and Results of Operation.........................    30
Our Business and the Business of MHC and MidAmerican Energy............    54
Management.............................................................    60
Ownership of Our Membership Interests..................................    62
Description of the Securities..........................................    63
Plan of Distribution...................................................    85
United States Federal Income Tax Considerations........................    86
Legal Matters..........................................................    87
Experts................................................................    87
Incorporation by Reference.............................................    87
Where You Can Find More Information....................................    87
Index to Financial Statements..........................................   F-1

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the securities that are subject to the exchange offer, as well as information regarding our business and detailed financial data. We encourage you to read the prospectus in its entirety. Unless the context clearly indicates otherwise, the terms "we," "our" or "us" as used in this prospectus refer to MidAmerican Funding, LLC, the obligor on your securities. You should pay special attention to the "Risk Factors" section beginning on page 11 of this prospectus.

MIDAMERICAN FUNDING, LLC

     We are an Iowa limited liability company that was formed in March 1999 to facilitate the acquisition by MidAmerican Energy Holdings Company (formerly CalEnergy Company, Inc.) of MHC Inc. (formerly MidAmerican Energy Holdings Company). We refer to this acquisition as the merger throughout this prospectus. We are a direct wholly-owned subsidiary of MidAmerican Holdings. We own all of the outstanding common stock of MHC, which owns all of the common stock of MidAmerican Energy Company. We conduct no business other than activities related to the issuance of the securities and the ownership of MHC.

     Our principal executive offices are located at 666 Grand Avenue, Des Moines, Iowa 50303, and our telephone number is (515) 242-4000.

MIDAMERICAN HOLDINGS

     MidAmerican Holdings is a fast-growing global energy company with an increasingly diversified portfolio of regulated and nonregulated assets. The focus of MidAmerican Holdings has evolved over time from development and acquisition activities in the domestic and international power generation markets to strategic electric and gas utility acquisitions, with a particular emphasis on investment-grade countries such as the United States, the United Kingdom, Australia, Canada, New Zealand and the countries of Western Europe. This focus has provided MidAmerican Holdings with increased scale, skill, revenue diversity, credit quality, quality of cash flows and additional growth opportunities associated with each of the acquired businesses. MidAmerican Holdings' investments in related activities (e.g. producing gas fields, gas reserves and advanced utility information systems) are primarily intended to support and augment the profitability of its existing core businesses.

     MidAmerican Holdings, headquartered in Des Moines, Iowa, has approximately 9,800 employees and is the largest publicly traded company in Iowa. Through its retail utility subsidiaries, MidAmerican Energy in the United States and Northern Electric plc in the United Kingdom, MidAmerican Holdings provides electric service to 2.2 million customers and natural gas service to 1.2 million customers worldwide. Through CalEnergy Generation, MidAmerican Holdings' independent power production and nonregulated business subsidiary, and MidAmerican Energy's utility operations, MidAmerican Holdings manages and owns interests in approximately 8,300 net megawatts of diversified power generation facilities in operation, construction and development.

     On October 25, 1999, MidAmerican Holdings announced that an investor group comprised of Berkshire Hathaway Inc., Walter Scott, Jr. and David L. Sokol had reached agreement to acquire MidAmerican Holdings for $35.05 per share in cash. The purchase price together with the assumption of debt represents a total enterprise value of approximately $9 billion. Upon completion of the transaction, which is expected to occur by April 2000, MidAmerican Holdings would become a privately owned company with publicly traded fixed income securities.

MIDAMERICAN ENERGY AND MHC

     MidAmerican Energy is the largest combined electric and gas utility in Iowa with approximately 652,900 electric and 621,500 gas customers. It has gas and electric operations in Iowa, Illinois and South Dakota and gas operations in Nebraska. The regulated service area is comprised of 10,600 square miles with a total population of approximately 1.7 million. MidAmerican Energy owns installed generation capacity of approximately 4,000
                                       1
megawatts, comprised of 71% coal, 19% natural gas and 10% nuclear fuel sources. Due to its geographic location and fuel sources, MidAmerican Energy is a low cost producer of electricity in the Mid-Continent Area Power Pool, which is known as MAPP. From time to time, MidAmerican Energy supplies electricity to other utilities in major energy markets in the midwestern United States, such as the Chicago, St. Louis, Kansas City, Milwaukee and Minneapolis areas. MidAmerican Energy's gas operations are served by at least four major gas pipelines on which MidAmerican Energy has rights to firm and interruptible pipeline capacity. Approximately 88% of the total revenues of MHC in 1998 came from MidAmerican Energy.

         MidAmerican Energy is subject to regulation and oversight by one or more of the Federal Energy Regulatory Commission, the Iowa Utilities Board, the Illinois Commerce Commission and other regulatory bodies. These governmental agencies regulate the following aspects of MidAmerican Energy's business, among other things: the issuance of securities, accounting policies and practices, electric interconnections and transmission services, retail rates and affiliate transactions.

         MidAmerican Energy is a wholly-owned subsidiary of MHC. In addition to its regulated business conducted through MidAmerican Energy, MHC conducts nonregulated businesses through its subsidiaries MidAmerican Capital Company, Midwest Capital Group and MidAmerican Services Company, including real estate development, financial and energy investments and energy services.

         The following chart shows the ownership structure of MidAmerican Holdings, us and our subsidiaries.


                                  MIDAMERICAN
                                    HOLDINGS
                                       |
                                       | 100%
                                       |
                              MIDAMERICAN FUNDING
                                       |
                                       | 100%
             100%                      |            100%
      --------------------------------MHC-------------------------------
      |                                |                                |
MIDAMERICAN                    100%    |   100%                  MIDAMERICAN
CAPITAL                     -----------------------                SERVICES
                            |                     |
                       MIDAMERICAN              MIDWEST
                          ENERGY               CAPITAL

THE MERGER

     On March 12, 1999 our subsidiary, MAVH Inc., was merged with and into MHC pursuant to a merger agreement among MidAmerican Holdings, MAVH, MHC and another subsidiary of MidAmerican Holdings. The merger resulted in MHC becoming our direct wholly-owned subsidiary and an indirect wholly-owned subsidiary of MidAmerican Holdings. MidAmerican Holdings paid $27.15 in cash for each outstanding share of MHC common stock for a total of $2.42 billion. The merger was financed with the net proceeds of the initial securities and an equity contribution from MidAmerican Holdings. In connection with the merger, MidAmerican Holdings became an exempt public utility holding company.

                         SUMMARY OF OUR EXCHANGE OFFER

       On March 11, 1999 we completed the offering of $200,000,000 aggregate principal amount of our 5.85% Senior Secured Notes due 2001, $175,000,000 aggregate principal amount of our 6.339% Senior Secured Notes due 2009 and $325,000,000 aggregate principal amount of our 6.927% Senior Secured Bonds due 2029 in reliance on exemptions from the registration requirements of the Securities Act. Throughout this prospectus, we refer to the securities described in the preceding sentence as the initial Securities. As part of the offering of the initial Securities, we entered into a registration rights agreement with the initial purchasers of the initial Securities in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the initial Securities. Below is a summary of that exchange offer.

The Exchange Offer..........................       We are offering to exchange up to $700,000,000 principal
                                                   amount of exchange Securities which have been registered
                                                   under the Securities Act for up to $700,000,000
                                                   principal amount of initial Securities.  We will
                                                   exchange initial Securities only in integral multiples
                                                   of $1,000.

                                                   In order to be exchanged, an initial Security must be
                                                   properly tendered and accepted. We will exchange all
                                                   initial Securities that are validly tendered and not
                                                   withdrawn. As of the date of this prospectus, there are
                                                   $700,000,000 principal amount of initial Securities
                                                   outstanding. We will issue exchange Securities promptly
                                                   after the expiration of the exchange offer.

Resales Without
     Further Registration...................       Based on interpretations by the staff of the Securities
                                                   and Exchange Commission, we believe that the exchange
                                                   Securities issued in the exchange offer may be offered
                                                   for resale, resold or otherwise transferred by you
                                                   without compliance with the registration and prospectus
                                                   delivery requirements of the Securities Act, so long as:

                                                   o    you are acquiring the exchange Securities in
                                                        the ordinary course of your business;

                                                   o    you are not participating, do not intend to
                                                        participate and have no arrangement or
                                                        understanding with any person to participate, in
                                                        a distribution of the exchange Securities; and

                                                   o    you are not our "affiliate."

                                                   By tendering your initial Securities as described below,
                                                   you will be making representations to this effect.

Transfer Restrictions on
     Exchange Securities....................       If you are our affiliate or are engaged in, intend to
                                                   engage in or have any arrangement or understanding with
                                                   any person to participate in, the distribution of the
                                                   exchange Securities:

                                                   o    you cannot rely on the applicable interpretations of
                                                        the staff of the Securities and Exchange



                                       4

                                                        Commission; and

                                                   o    you must comply with the registration requirements of
                                                        the Securities Act in connection with any resale
                                                        transaction.

                                                   Each broker or dealer that receives exchange Securities for its own account in exchange for initial Securities that
                                                   were acquired as a result of market-making or other trading activities must acknowledge that it will deliver this
                                                   prospectus in connection with any offer to resell, resale
                                                   or other transfer of the exchange Securities issued in the exchange offer.


Expiration Date.............................       5:00 p.m., New York City time,  on _________, unless we
                                                   extend the expiration date.
Accrued Interest on the
     Exchange Securities
     and Initial Securities.................       The exchange Securities will bear interest from the most
                                                   recent date to which interest has been paid on the
                                                   initial Securities.  If your initial Securities are
                                                   accepted for exchange, then you will waive interest on
                                                   the initial Securities accrued to the date the exchange
                                                   Securities are issued.
Conditions to the
     Exchange Offer.........................       The exchange offer is subject to conditions.  We may
                                                   assert or waive these conditions in our sole discretion.
Procedures for Tendering
     Initial Securities.....................       If you wish to tender your initial Securities, you must
                                                   complete, sign and date the letter of transmittal, or a
                                                   facsimile of it, in accordance with its instructions,
                                                   and transmit the letter of transmittal, together with
                                                   your initial Securities and any other required
                                                   documentation, and The Bank of New York, who is the
                                                   exchange agent, must receive your documentation at the
                                                   address set forth in the letter of transmittal by 5:00
                                                   p.m. New York City time, on the expiration date. By
                                                   executing the letter of transmittal, you will represent
                                                   to us that you are acquiring the exchange Securities in
                                                   the ordinary course of your business, that you are not
                                                   participating, do not intend to participate and have no
                                                   arrangement or understanding with any person to
                                                   participate, in the distribution of exchange Securities,
                                                   and that you are not our "affiliate."
Special Procedures for
     Beneficial Holders.....................       If you are the beneficial holder of initial Securities
                                                   that are registered in the name of your broker, dealer,
                                                   commercial bank, trust company or other nominee, and you
                                                   wish to tender in the exchange offer, you should
                                                   promptly contact the person in whose name your initial
                                                   Securities are registered and instruct that person to
                                                   tender on your behalf.


                                       5

Guaranteed Delivery Procedures..............       If you wish to tender your initial Securities and you
                                                   cannot deliver your certificates, the letter of
                                                   transmittal or any other required documents to the
                                                   exchange agent before the expiration date, you may
                                                   tender your initial Securities according to the
                                                   guaranteed delivery procedures.

Withdrawal Rights...........................       You may withdraw the tender of your initial Securities
                                                   at any time before 5:00 p.m., New York City time, on the
                                                   expiration date.

Acceptance of Initial Securities
     and Delivery of Exchange Securities....       Subject to conditions explained later in this prospectus,
                                                   we will accept for exchange any and all initial Securities which are properly tendered in the exchange offer before
                                                   5:00 p.m., New York City time, on the expiration date. The exchange Securities will be delivered promptly after the
                                                   expiration date.


Exchange Agent..............................       The Bank of New York is serving as exchange agent in
                                                   connection with the exchange offer.

Federal Income Tax Considerations...........       We believe that your exchange of initial Securities for
                                                   exchange Securities pursuant to the exchange offer will not result in any gain or loss to you for United States federal income tax purposes.

Use of Proceeds.............................       We will not receive any proceeds from the issuance of
                                                   exchange Securities pursuant to the exchange offer. We
                                                   will pay all expenses incident to the exchange offer.

                     SUMMARY OF THE TERMS OF THE SECURITIES

         The form and terms of the exchange Securities and the initial Securities are identical in all material respects, except that transfer restrictions and registration rights applicable to the initial Securities do not apply to the exchange Securities. The exchange Securities will evidence the same debt as the initial Securities and will be governed by the same indenture. Where we refer to "Securities" in this prospectus, we are referring to both initial Securities and exchange Securities.

Initial Securities..................     The initial securities include the following:

                                         o  $200,000,000 principal amount of 5.85% Senior
                                            Secured Notes due 2001

                                         o  $175,000,000 principal amount of 6.339% Senior
                                            Secured Notes due 2009

                                         o  $325,000,000 principal amount of 6.927% Senior
                                            Secured Bonds due 2029

Exchange Securities.................     The exchange securities include the following:

                                         o  $200,000,000 principal amount of 5.85% Senior
                                            Secured Exchange Notes due 2001

                                         o  $175,000,000 principal amount of 6.339% Senior
                                            Secured Exchange Notes due 2009

                                         o  $325,000,000 principal amount of 6.927% Senior
                                            Secured Exchange Bonds due 2029

Maturity............................     o  In the case of the 2001 Securities, the entire principal amount on March 1, 2001.

                                         o    In the case of the 2009 Securities, the entire
                                              principal amount on March 1, 2009.

                                         o    In the case of the 2029 Securities, the entire
                                              principal amount on March 1, 2029.

Interest............................     Annual rate:

                                         o    5.85%, in the case of the 2001 Securities;

                                         o    6.339%, in the case of the 2009 Securities; and

                                         o    6.927%, in the case of the 2029 Securities.

                                         Interest payment frequency: every six months on March 1
                                         and September 1.

Collateral..........................     The Securities are secured by a pledge of all of the
                                         common stock of MHC.

Ranking.............................     The Securities:

                                         o   are our direct senior secured obligations;

                                       7

                                         o   rank on an equal basis with all of our other
                                             existing and future senior obligations;

                                         o   rank senior to all of our existing and future
                                             subordinated indebtedness; and

                                         o   effectively rank junior to all indebtedness and other
                                             liabilities, including preferred stock, of our direct
                                             and indirect subsidiaries (to the extent of the assets
                                             of the subsidiaries).

                                         The indenture for the Securities does not restrict the
                                         incurrence of additional unsecured indebtedness by our
                                         subsidiaries and permits our subsidiaries to incur a
                                         significant amount of secured indebtedness. At September
                                         30, 1999, MHC and its direct and indirect subsidiaries had total indebtedness, including preferred stock, of
                                         approximately $1,316 million, all of which is effectively
                                         senior to the Securities.

Ratings.............................     The Securities have been assigned ratings of BBB+ by
                                         Standard & Poor's Ratings Group, BBB+ by Duff & Phelps
                                         Credit Rating Co. and Baa1 by Moody's Investors Service,
                                         Inc.

Covenants Limiting
      Our Activities................     The indenture contains covenants which, among other things and subject to exceptions described later in this
                                         prospectus, restrict our ability to:

                                         o    make distributions unless no event of default exists
                                              or would result from the distribution and either:

                                              (1)  at the time and as a result of the distribution, our
                                                   leverage ratio does not exceed 0.67:1 and our interest
                                                   coverage ratio is not less than 2.2:1; or

                                              (2)  at such time our senior secured long term debt is
                                                   rated at least BBB by Standard & Poor's and Duff &
                                                   Phelps, and at least Baa2 by Moody's.

                                         o    enter into any business operations other than:

                                               (1)  the transactions contemplated by the indenture and the other financing documents related to the offering of
                                                    the Securities;

                                               (2)  activities related to the management and ownership of
                                                    MHC;

                                               (3)  entering into and performing any agreements to
                                                    accomplish the activities described in clauses (1) and
                                                    (2) above; and

                                               (4)  exercising any corporate powers that are incidental to or necessary, suitable or convenient for the
                                                    accomplishment of the activities described in clauses
                                                    (1), (2) and (3) above.

                                       8

                                               However, we may enter into additional business operations
                                               from time to time in the future if, prior to doing so, we
                                               obtain written confirmation from the rating agencies that
                                               the entering into of the new business operations will not
                                               result in a downgrade of the ratings for the Securities.

                                               o    merge or consolidate with or into any other person or
                                                    transfer or lease all or substantially all of our
                                                    assets to another person.

                                               o    incur any indebtedness other than:

                                                    (1)  as a part of our permitted businesses and activities;
                                                         and

                                                    (2)  other indebtedness so long as the rating agencies
                                                         confirm that the incurrence of such indebtedness will
                                                         not result in a downgrade of the ratings for the
                                                         Securities.

                                               o    issue, assume or guarantee indebtedness secured by a
                                                    lien, other than the Securities or any other
                                                    indebtedness issued under the indenture.

                                               The covenants and restrictions which limit our ability to
                                               pay dividends or make other distributions will cease to be in effect if the rating agencies confirm in writing that,
                                               without these covenants and restrictions, our long-term
                                               senior secured debt would still be rated at least BBB+ by
                                               each of Standard & Poor's and Duff & Phelps and at least
                                               Baa1 by Moody's.

Covenants Limiting the Activities
    of Our Significant Subsidiaries.......     The indenture also restricts, among other things and
                                               subject to exceptions described later in this prospectus,
                                               the ability of our significant subsidiaries to:

                                                o    incur any indebtedness at the MHC level other than
                                                     indebtedness outstanding on the closing date for the
                                                     initial Securities under MHC's existing agreements and
                                                     extensions of this indebtedness.

                                                o    issue, assume or guarantee indebtedness secured by a
                                                     lien, other than liens permitted under the indenture.

                                                o    enter into new businesses and activities other than
                                                     those types of businesses and activities in which we
                                                     are or MidAmerican Energy is engaged today and any
                                                     other business or activity which is deemed necessary,
                                                     useful or desirable in connection with such businesses
                                                     and activities.

                                               The indenture defines a significant subsidiary as any
                                               subsidiary whose gross assets or gross revenues represent
                                               at least 25% of our gross assets or gross revenues.

Optional Redemption.......................     Each series of Securities will be redeemable in whole or
                                               in part at our option at any time at a redemption price
                                               equal to the sum of:


                                       9


                                               o    the greater of:

                                                    (1)  100% of the principal amount of the series of
                                                         Securities being redeemed, and

                                                    (2)  the sum of the present values of the remaining
                                                         scheduled payments of principal of and interest on the
                                                         series of Securities being redeemed, discounted to the
                                                         date of redemption on a semiannual basis at the
                                                         treasury yield (plus 15 basis points in the case of
                                                         the 2009 Securities or 25 basis points in the case of
                                                         the 2029 Securities), plus

                                               o    accrued and unpaid interest on the Securities being
                                                    redeemed to the date of redemption.


                                      10


                                  RISK FACTORS

     You should carefully consider the following factors before deciding to tender your initial Securities in the exchange offer.

YOUR FAILURE TO EXCHANGE YOUR INITIAL SECURITIES FOR EXCHANGE SECURITIES COULD
RESULT IN YOUR HOLDING ILLIQUID SECURITIES WHICH CANNOT BE RESOLD UNLESS YOU
REGISTER THEM UNDER THE SECURITIES ACT OR FIND AN EXEMPTION FROM REGISTRATION.

     The initial Securities were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your unregistered initial Securities for registered exchange Securities pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial Securities unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the initial Securities under the Securities
Act except in the limited circumstances provided under the registration rights agreement between us and the initial purchasers of the initial Securities. In addition, to the extent that initial Securities are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial Securities could be illiquid.

OUR ABILITY TO MAKE PAYMENTS ON THE SECURITIES IS DEPENDENT ON THE RECEIPT OF
DISTRIBUTIONS FROM OUR SUBSIDIARIES AND OUR SUBSIDIARIES CANNOT MAKE THESE
DISTRIBUTIONS UNTIL THEY MAKE PAYMENTS ON THEIR OWN INDEBTEDNESS.

         We conduct our operations predominantly through MHC and substantially all of our consolidated assets related to operations are held by MHC and its subsidiaries. Our ability to pay interest on the Securities is entirely dependent upon our receipt of dividends and other distributions from MHC and its subsidiaries. The availability of distributions from our subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries' existing and future financing documents and to utility regulatory restrictions. Our subsidiaries, including MHC and MidAmerican Energy, will not have any obligation to pay any amounts due pursuant to the Securities or to make any funds available for payment, and do not guarantee any payment on the Securities. Any right we may have to receive assets of any of our subsidiaries upon any liquidation or reorganization of the subsidiary would be effectively subordinated to the claims of any of the subsidiary's creditors and preferred stockholders.

         The indenture contains limitations on our ability and the ability of MHC to incur additional secured or unsecured indebtedness. However, the indenture contains no restrictions on the amount of additional unsecured indebtedness which may be incurred by our subsidiaries (other than MHC). In addition, the indenture permits our subsidiaries (other than MHC) to incur significant additional amounts of secured indebtedness. At September 30, 1999, MHC and its subsidiaries had total indebtedness, including preferred stock, of approximately $1,316 million, all of which would be effectively senior to the Securities.

IF WE DEFAULT UNDER THE INDENTURE AND YOU FORECLOSE ON AND SELL THE STOCK
PLEDGED TO SECURE OUR OBLIGATIONS, THE PRICE YOU RECEIVE FOR THE STOCK MAY NOT
BE SUFFICIENT TO PAY ALL AMOUNTS DUE ON THE SECURITIES.

         The Securities are secured by a pledge of all of the common stock of MHC. There is currently no market for this stock. We cannot assure you that if the Securities were to become due and payable because of an event of default under the indenture that the proceeds from the sale of the MHC stock would be sufficient to pay all amounts due on the Securities.


                                      11




BECAUSE MIDAMERICAN ENERGY IS OUR WHOLLY-OWNED SUBSIDIARY, WE ARE SUBJECT TO THE
OPERATING UNCERTAINTIES ASSOCIATED WITH UTILITIES.

         The operation of a utility involves many risks, including the breakdown or failure of power generation equipment, pipelines, transmission lines, distribution lines or other equipment or processes, fuel interruption, and performance below expected levels of output or efficiency. Sales and revenues of a utility may also be adversely affected by general economic and business conditions and weather conditions in its territory. Each generating facility may depend on a single or limited number of entities to supply or transport gas, coal or other fuels, to dispose of wastes or to wheel electricity. The failure of any of these third parties to fulfill its contractual obligations could have a material adverse impact on MidAmerican Energy and, accordingly, on us.

THE UTILITY INDUSTRY IN WHICH SOME OF OUR SUBSIDIARIES PARTICIPATE IS UNDERGOING
RESTRUCTURING AS IT IS BEING DEREGULATED, MAKING IT SUBJECT TO INCREASED
COMPETITION.

         Throughout the United States, the utility industry continues to move towards a competitive environment. Although the extent of deregulation varies between states, increased competition is becoming a reality in virtually every region of the country. Numerous states have passed restructuring legislation, some of which initiated a phase-in of customer choice in 1998. Legislators and regulators in many other states are addressing the issue.

         As part of many restructuring legislation packages, electric utilities are required to unbundle traditional services previously provided as a "packaged product" under their rate tariffs. Unbundling allows customers to choose their energy supplier and the level of energy delivery and retail services they desire. Gas utilities are also experiencing separation of the merchant and delivery functions for all classes of customers.

         The generation segment of the electric industry will be significantly impacted by competition. The introduction of competition in the wholesale market has resulted in a proliferation of power marketers and a substantial increase in market activity. As retail competition evolves, margins will be pressured by competition from other utilities, power marketers and self-generation. In addition, many states are implementing or considering regulatory initiatives that would increase access to electric utilities' transmission and distribution systems for independent power producers, utilities, power marketers and electricity customers.

         Although the anticipated changes in the electric utility industry may create opportunities, they will also create additional challenges and risks for utilities. Competition will put pressure on margins for traditional electric services.

         These and other industry restructuring efforts by states in the Midwest
(such as Iowa and Illinois) where MidAmerican Energy has or expects to have substantial operations could materially impact the results of operations of MidAmerican Energy and, accordingly, our results of operations, in a manner which is difficult to predict.

MIDAMERICAN ENERGY IS SUBJECT TO COMPREHENSIVE ENERGY REGULATION BY GOVERNMENTAL
AGENCIES AND THE RECOVERY OF ITS FULL FUEL COSTS IS DEPENDENT ON REGULATORY
ACTION.

         MidAmerican Energy is subject to comprehensive regulation by several utility regulatory agencies, which significantly influences its operating environment and its ability to recover its costs from utility customers.
Further, in connection with the approval by the Iowa Utilities Board of the merger, MHC agreed, among other things, to use all commercially reasonable efforts to maintain an investment grade credit rating for MidAmerican Energy and its long-term debt and to seek the approval of the Iowa Utilities Board of a reasonable utility capital structure if MidAmerican Energy's common equity level decreases below 42% of total capitalization unless such equity level decreases to below 39% due to circumstances beyond the control of MidAmerican Energy.

         The regulatory environment presently applicable to MidAmerican Energy has to date, in general, given MidAmerican Energy an exclusive right to serve customers within its electric service territory and, in turn, the obligation to provide electric service to those customers. Base electricity rates for Iowa customers include a factor


                                      12


which provides for the recovery of a representative level of fuel costs.
However, to the extent actual fuel costs vary from that factor, earnings are impacted.

         We cannot assure you that regulations described above will not change or that additional regulations will not become applicable to MidAmerican
Energy's business in the future. Changes in regulations or additional regulations could have an adverse impact on MidAmerican Energy's results of operations and, accordingly, our results of operations.

WE AND OUR SUBSIDIARIES ARE SUBJECT TO ENVIRONMENTAL REGULATIONS WHICH COULD BE
DIFFICULT AND COSTLY TO COMPLY WITH.

         We and our subsidiaries are subject to a number of environmental laws and regulations affecting many aspects of our and our subsidiaries' present and future operations, including the disposal of various forms of waste, the construction or permitting of new facilities and air and water quality. These laws and regulations generally require us and our subsidiaries to obtain and comply with a wide variety of environmental licenses, permits and other approvals. We and our subsidiaries are also subject to a number of complex and stringent environmental laws and regulations that both public officials and private individuals may seek to enforce. We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us or our subsidiaries. Revised or additional regulations which result in increased compliance costs or additional operating restrictions could have a material adverse effect on our results of operations.

         In particular, regulatory compliance associated with the construction of new facilities is a costly and time-consuming process. Intricate and rapidly changing environmental regulations may require major expenditures for permitting and create the risk of expensive delays or material impairment of project value if projects cannot function as planned due to changing regulatory requirements or local opposition.

WE ARE SUBJECT TO THE UNIQUE RISKS ASSOCIATED WITH NUCLEAR GENERATION.

         The risks of nuclear generation risks include (1) the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of high-level and low-level radioactive materials, (2) limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations and (3) uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives. The Nuclear Regulatory Commission has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generating facilities and in the event of non-compliance, has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved.
Revised safety requirements promulgated by the NRC have, in the past, necessitated substantial capital expenditures at nuclear plants, including those with which we have a long-term power purchase contract or in which we have an ownership interest, such as the Cooper and Quad Cities units, and additional such expenditures could be required in the future. In addition, although we have no reason to anticipate a serious nuclear incident at the units in which we have an interest, if such an incident did occur, it could have a material but presently undeterminable adverse effect on our financial condition.

WE CANNOT PREDICT THE TYPE OR MAGNITUDE OF POTENTIAL PROBLEMS ASSOCIATED THE
"YEAR 2000" ISSUE AND THESE PROBLEMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR
RESULTS OF OPERATIONS.

         The "year 2000" issue arises from the widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. Many of these programs may fail due to an inability to properly interpret date codes beginning January 1, 2000. We and our subsidiaries have undertaken an extensive ongoing project to address our information technology and non-information technology (including embedded technology) systems potentially affected by the year 2000 date change. We and our subsidiaries have completed both (1) the inventory, assessment and planning phases for substantially all of our systems and (2) the resolution and implementation phases for nearly all of our high-and medium-priority systems to ensure that these systems are suitable for continued use into the year 2000.

         Despite the comprehensive nature of our year 2000 project, it is possible that MidAmerican Energy may experience random, widespread and/or simultaneous failures in its generation, transmission and distribution systems during January 2000. Although MidAmerican Energy is developing contingency plans for anticipated risks of interruption to the generation or distribution of energy, we cannot assure you that outages will not occur. Although the impact on future operations and revenues is unknown, any failure of computer systems to perform because of year 2000 implications could result in operating problems and costs that are material to us. Although we believe the compliance project will be completed sufficiently in advance of January 1, 2000, unforeseen and other factors could cause delays in the project and/or require material expenditures, which could have a material adverse effect on our results of operations. In addition, we cannot assure you that we and our subsidiaries will not be adversely affected by year 2000 problems experienced by third parties.

THERE IS NO EXISTING MARKET FOR THE EXCHANGE SECURITIES AND WE CANNOT ASSURE YOU
THAT AN ACTIVE TRADING MARKET WILL DEVELOP.

         We are offering the exchange Securities to the holders of the initial
Securities. There is no existing market for the exchange Securities and we cannot assure you that a market will develop. If a market for the exchange
Securities were to develop, future trading prices would depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange Securities on any securities exchange or stock market. As a result, it may be difficult for you to find a buyer for your Securities at the time you want to sell them, and even if you found a buyer, you might not get the price you want.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE DEPENDENT ON
CIRCUMSTANCES AND EVENTS WHICH MAY BE OUTSIDE OF OUR CONTROL.

         Some of the statements contained in this prospectus are forward-looking statements, as defined in Section 21D of the Exchange Act, that are dependent on circumstances and events that may be outside of our control. We identify these statements by using words such as "expect," "believe," "anticipate," "estimate" and "projected" and similar expressions. The forward-looking statements in this prospectus involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements.

         These risks, uncertainties and other important factors include, among other things:

     [] general economic and business conditions in the United States and the midwestern United States and MidAmerican Energy's service territory in particular;

     [] governmental, statutory, regulatory or administrative initiatives affecting us, MidAmerican Energy or the United States electricity industry;

     []   weather effects on sales and revenues;

     []   general industry trends;

     []   competition;

     []   fuel and power costs and availability;

     [] changes in business strategy, development plans or vendor relationships;

                                     14

     []   availability, term and deployment of capital;

     []   availability of qualified personnel; and

     []   risks relating to nuclear generation.

     We do not have any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations regarding the statement or any change in events, conditions or circumstances on which the statement is based.

                                      15



                               THE EXCHANGE OFFER

WE AGREED WITH THE INITIAL PURCHASERS OF THE INITIAL SECURITIES TO EFFECT THE
EXCHANGE OFFER PURSUANT TO THE REGISTRATION RIGHTS AGREEMENT.

     We sold the initial Securities on March 11, 1999 in a transaction exempt from the registration requirements of the Securities Act. Credit Suisse First
Boston Corporation and Lehman Brothers Inc., Goldman Sachs & Co. and Merrill
Lynch & Co., as the initial purchasers, subsequently resold the initial
Securities to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act. As of the date of this prospectus, $700,000,000 aggregate principal amount of unregistered initial Securities are outstanding.

     We entered into a registration rights agreement with the initial purchasers under which we agreed that we would, at our own cost:

     [] use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, relating to the exchange offer to be declared effective by the Securities and Exchange Commission prior to December 7, 1999;

     [] keep the exchange offer open for a period of not less than the shorter of (1) the period ending when the last of the remaining initial Securities is tendered into the exchange offer and (2) 30 days from the date notice is mailed to holders of the initial
          Securities; and

     [] maintain the registration statement continuously effective for a period of not less than the longer of (1) the period until consummation of the exchange offer and (2) 120 days after effectiveness of the registration statement, subject to extension.
          However, in the event that all resales of exchange Securities covered by the registration statement have been made, the registration statement need not remain continuously effective.

     The description in this prospectus of provisions of the registration rights agreement is a summary only and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement.

THERE WILL BE RESTRICTIONS ON THE ABILITY OF SOME HOLDERS TO RESELL THE EXCHANGE
SECURITIES.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, we believe that a holder of initial
Securities who exchanges initial Securities for exchange Securities in the exchange offer generally may offer the exchange Securities for resale, sell the exchange Securities and otherwise transfer the exchange Securities without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act.
This does not apply, however, to a holder who is an affiliate of ours within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the exchange Securities only if the holder acquires the exchange Securities in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange
Securities.

     Any holder of initial Securities using the exchange offer to participate in a distribution of exchange Securities cannot rely on the no-action letters referred to above. This category of holders includes a broker-dealer that acquired initial Securities directly from us, but not as a result of market-making activities or other trading activities. Consequently, this type of holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from these requirements.

         Each broker-dealer that receives exchange Securities for its own account in exchange for initial Securities, where the initial Securities were acquired by the broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the


                                      16

requirements of the Securities Act in connection with the resale of exchange
Securities received in exchange for initial Securities. The letter of transmittal which accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities
Act. A participating broker-dealer may use this prospectus, as it may be amended from time to time, in connection with resales of exchange Securities it receives in exchange for initial Securities in the exchange offer. We will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of 30 days after the expiration date of the exchange offer.

YOU MUST MAKE THE FOLLOWING REPRESENTATIONS AND ACKNOWLEDGEMENTS IN THE LETTER
OF TRANSMITTAL IN ORDER TO EXCHANGE YOUR INITIAL SECURITIES FOR EXCHANGE
SECURITIES.

     Each holder of the initial Securities who wishes to exchange initial
Securities for exchange Securities in the exchange offer will be required to represent and acknowledge, for the holder and for each beneficial owner of the initial Securities, whether or not the beneficial owner is the holder, in the letter of transmittal that:

     [] the exchange Securities acquired pursuant to the exchange offer in exchange for initial Securities are being obtained in the holder's ordinary course of business;

     [] neither the holder nor any beneficial is engaging in or intends to engage in a distribution of exchange Securities;

     [] neither the holder nor any beneficial owner has an arrangement or understanding with any person to participate in the distribution of exchange Securities;

     [] if the holder or any beneficial owner is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under applicable California law;

     [] if the holder or any beneficial owner is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under applicable
          Pennsylvania law;

     [] any person who is a broker-dealer registered under the Exchange Act, or is participating in the exchange offer for the purpose of distributing the exchange Securities must comply with the registration and prospectus delivery requirements of the Securities
          Act in connection with a secondary resale transaction of the exchange
          Securities or interests therein acquired by such person and cannot rely on the position of the staff of the Securities and Exchange
          Commission set forth in certain no-action letters;

     [] it understands that a secondary resale transaction described above and any resales of exchange Securities or interests therein obtained by the holder in exchange for initial Securities or interests therein originally acquired by the holder directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Securities and Exchange
          Commission; and

     [] neither the holder nor any beneficial owner is our "affiliate," as such term is defined under Rule 405 promulgated under the Securities
          Act.

WE MAY BE REQUIRED TO FILE A SHELF REGISTRATION STATEMENT COVERING RESALES OF
THE INITIAL SECURITIES.

     If applicable law or interpretations of the staff of the Securities and Exchange Commission are changed so that the exchange Securities received by holders who make all of the above representations in the letter of transmittal are not or would not be, upon receipt, transferable by each holder without restriction under the Securities Act, we will, at our cost:

                                      17


     o    file a shelf registration statement covering resales of the initial
          Securities,

     o use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to December 7, 1999, and

     o use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after March 11, 1999, subject to exceptions, or the time when all of the applicable initial Securities are no longer outstanding.

     We may postpone or suspend the filing or the effectiveness of any shelf registration statement if such action is taken by us in good faith and for valid business reasons. We will, if and when we file the shelf registration statement, provide to each holder of the initial Securities copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the initial
Securities.

THE INTEREST RATE ON THE INITIAL SECURITIES WILL INCREASE IF A REGISTRATION
STATEMENT IS NOT DECLARED EFFECTIVE BY DECEMBER 7, 1999.

     In the event that neither the exchange offer registration statement nor a shelf registration statement has been declared effective by December 7, 1999, the interest rate on the initial Securities will increase by 0.50% per annum until the exchange offer registration statement or the shelf registration statement is declared effective. Upon consummation of the exchange offer, holders of initial Securities will not be entitled to any increase in the rate of interest on the initial Securities, but will be entitled to the benefits of the indenture under which the initial Securities were issued.

THE GENERAL TERMS OF THE EXCHANGE OFFER ARE DESCRIBED IN THE FOLLOWING
PARAGRAPHS.

     We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange exchange Securities for a like aggregate principal amount of initial Securities properly tendered on or prior to the expiration date and not properly withdrawn in accordance with the procedures described below. We will issue, promptly after the expiration date, the exchange Securities in exchange for a like principal amount of outstanding initial Securities tendered and accepted in connection with the exchange offer. You may tender your initial Securities in whole or in part in a principal amount of $1,000 and integral multiples of $1,000, provided that if any initial Securities are tendered for exchange in part, the untendered principal amount of those initial Securities must be $100,000 or any integral multiple of $1,000 in excess of $100,000.

     The exchange offer is not conditioned upon any minimum principal amount of initial Securities being tendered. As of the date of this prospectus, $700,000,000 aggregate principal amount of the initial Securities is outstanding.

     If any tendered initial Securities are not accepted for exchange because of an invalid tender or any other reason, certificates for any unaccepted initial Securities will be returned, without expense to the tendering holder thereof promptly after the expiration date.

     You will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of initial Securities. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer.

     Neither we nor our board of managers makes any recommendation to you as to whether to tender or refrain from tendering all or any portion of your initial
Securities pursuant to the exchange offer. In addition, no one has been authorized to make this type of recommendation. You must make your own decision whether to tender pursuant to the exchange offer and, if you do tender, the aggregate amount of initial Securities to tender. In making

                                      18

these decisions, you should read this prospectus and the letter of transmittal and consult with your advisers. You should make the decision whether to tender based on your own financial position and requirements.

THE EXCHANGE OFFER IS SCHEDULED TO EXPIRE ON [_________], BUT WE HAVE THE
ABILITY TO EXTEND THE EXPIRATION DATE.

     The exchange offer expires on the expiration date. The term "expiration date" means 5:00 p.m., New York City time, on __________, unless we in our sole discretion extend the period during which the exchange offer is open. If we do so, the term "expiration date" will mean the latest time and date to which the exchange offer is extended. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.
During any extension of the exchange offer, all initial Securities previously tendered pursuant to the exchange offer will remain subject to the exchange offer.

WE CAN WAIVE CONDITIONS TO THE EXCHANGE OFFER AND AMEND THE EXCHANGE OFFER IN
OTHER WAYS

     We reserve the right (1) to delay accepting any initial Securities, to extend the exchange offer or to terminate the exchange offer and not accept initial Securities not previously accepted for any reason, including if any of the conditions to the exchange offer described below are not satisfied and are not waived by us, or (2) to amend the terms of the exchange offer in any manner, whether prior to or after the tender of any of the initial Securities.
If any such delay, extension, termination or amendment occurs, we will give oral or written notice to the exchange agent and will either issue a public announcement or give notice to the holders of the initial Securities as promptly as practicable.

     If (1) we waive any material condition to the exchange offer or amend the exchange offer in any other material respect and (2) the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day after the date that notice of the waiver or amendment is first published, sent or given, then the exchange offer will be extended until the expiration of the five business day period.

FOLLOWING IS A DESCRIPTION OF THE PROCEDURES YOU MUST FOLLOW IN ORDER TO TENDER
YOUR INITIAL SECURITIES IN THE EXCHANGE OFFER.

     THE ITEMS YOU MUST SUBMIT IN ORDER TO TENDER YOUR INITIAL SECURITIES

     To tender in the exchange offer, you must (1) complete, sign and date the letter of transmittal, or a facsimile thereof, (2) have the signatures thereon guaranteed if required by the letter of transmittal and (3) mail or otherwise deliver the letter of transmittal, together with any other required documents or an agent's message in case of book-entry delivery as described below, to the exchange agent before the expiration date. In addition, either

     o certificates for the initial Securities being tendered must be received by the exchange agent along with the letter of transmittal on or before the expiration date,

     o    a timely confirmation of a book-entry transfer of the initial
          Securities, if this procedure is available, into the exchange agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described below, along with the letter of transmittal must be received by the exchange agent on or before the expiration date, or

     o you must comply with the guaranteed delivery procedures described below.


                                      19

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL
OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND SOLE RISK. IF YOU DELIVER BY
MAIL, WE RECOMMEND REGISTERED MAIL (RETURN RECEIPT REQUESTED AND PROPERLY
INSURED) OR AN OVERNIGHT DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW
SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR INITIAL
SECURITIES SHOULD BE SENT TO US.

     SPECIAL CIRCUMSTANCES THAT MAY APPLY TO YOUR TENDER

     To be tendered effectively, the initial Securities, letter of transmittal and all other required documents, or, in the case of a participant in The
Depository Trust Company, an agent's message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Except in the case of a participant in The Depository Trust Company who transfers initial
Securities by an agent's message, delivery of all documents must be made to the exchange agent at its address set forth on the back of this prospectus. You may also request your respective broker, dealer, commercial bank, trust company or nominee to effect your tender for you.

     Your tender of initial Securities will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in the prospectus and in the letter of transmittal. If you tender less than all of your initial Securities, you should fill in the amount of initial Securities being tendered in the appropriate box on the letter of transmittal. The entire amount of initial Securities delivered to the exchange agent will be deemed to have been tendered unless you indicate otherwise.

     Only a holder of initial Securities may tender initial Securities in the exchange offer. The term "holder" means any person in whose name initial
Securities are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose initial Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering its initial Securities, either make appropriate arrangements to register ownership of the initial
Securities in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm (an "eligible institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial Securities tendered pursuant thereto are tendered (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery
Instructions" on the letter of transmittal or (2) for the account of an eligible institution. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any initial Securities listed therein, the initial
Securities must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the initial Securities on behalf of the registered holder, in each case as the name of the registered holder appears on the initial Securities. If the letter of transmittal or any initial Securities or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     OUR RIGHTS IN CONNECTION WITH THE TENDERING PROCEDURES

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered initial Securities will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all initial Securities not properly tendered or any initial Securities which,

                                      20

if accepted by us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular initial Securities. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial Securities must be cured within such time as we determine.
Neither we, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of initial Securities, nor will we or any of them incur any liability for failure to give notification. Tenders of initial Securities will not be deemed to have been made until any irregularities have been cured or waived. Any initial
Securities received by the exchange agent that are not properly tendered, and which have defects or irregularities which have not been timely cured or waived, will be returned without cost to the holder by the exchange agent as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion (1) to purchase or make offers for any initial Securities that remain outstanding subsequent to the expiration date or to terminate the exchange offer, and (2) to the extent permitted by applicable law, to purchase initial Securities in the open market, in privately negotiated transactions or otherwise. We have no present plan to acquire any initial Securities which are not tendered in the exchange offer.
The terms of any purchases or offers could differ from the terms of the exchange offer.

YOU MAY BE ABLE TO USE THE DEPOSITORY TRUST COMPANY IN CONNECTION WITH THE
TENDER OF YOUR INITIAL SECURITIES.

     The exchange agent will make a request to establish an account with respect to the initial Securities at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository
Trust Company may book-entry deliver initial Securities by causing The
Depository Trust Company to transfer the initial Securities into the exchange agent's account at The Depository Trust Company in accordance with The
Depository Trust Company's procedures for transfer on or prior to the expiration date. If you are a participant in The Depository Trust Company and transfer your initial Securities by an agent's message, you do not need to transmit the letter of transmittal to the exchange agent to consummate your exchange.

     The term "agent's message" means a message transmitted through electronic means by The Depository Trust Company to and received by the exchange agent and forming a part of a book-entry confirmation, which states that The Depository
Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the Securities that the participant has received and agrees to be bound by the letter of transmittal and/or the notice of guaranteed delivery discussed below, where applicable.

YOU MAY BE ABLE TO TENDER YOUR INITIAL SECURITIES BY PROVIDING A NOTICE OF
GUARANTEED DELIVERY

     If you would like to tender your initial Securities, and (1) your initial
Securities are not immediately available, (2) time will not permit your initial
Securities or other required documents to reach the exchange agent before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, your tender may still be effected if:

     o    the tender is made through an eligible institution;

     o on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal, or in the case of a participant in The
          Depository Trust Company, an agent's message, and notice of guaranteed delivery, substantially in the form provided by us, or, in the case of a participant in The Depository Trust Company, by an agent's message, setting forth your name and address and the amount of initial Securities tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered initial
          Securities, in proper form for transfer, or a book-entry confirmation, as the case may


                                      21


          be, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

     o the certificates for all physically tendered initial Securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal are received by the exchange agent within three New York Stock
          Exchange trading days after the date of execution of the notice of guaranteed delivery.

     A tender will be deemed to have been received as of the date when your properly completed and duly signed letter of transmittal accompanied by your initial Securities is received by the exchange agent, or if you are a participant in The Depository Trust Company, as of the date when an agent's message has been received by the exchange agent. Issuances of exchange
Securities in exchange for initial Securities tendered pursuant to a notice of guaranteed delivery by an eligible institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered initial Securities.

FOLLOWING IS A DESCRIPTION OF THE TERMS AND CONDITIONS OF THE LETTER OF
TRANSMITTAL. THESE TERMS AND CONDITIONS ARE PART OF THE EXCHANGE OFFER.

     The letter of transmittal contains the following terms and conditions, among others, which are part of the exchange offer:

     [] You represent and warrant that you have full authority to tender your initial Securities.

     [] You agree to, upon our request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the tender of your initial Securities.

     [] You acknowledge that the tender of your initial Securities will constitute an agreement between you and us as to the terms and conditions of the exchange offer described in this prospectus.

     []   You make the representations and warranties described above.

     [] Your obligations under the letter of transmittal will be binding on your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

YOU MAY WITHDRAW A TENDER OF YOUR INITIAL SECURITIES PRIOR TO THE EXPIRATION
DATE.

     Initial Securities tendered pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m. New York City time, on the expiration date. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the back of this prospectus. Any notice of withdrawal must specify the name of the person having tendered the initial Securities to be withdrawn, identify the initial Securities to be withdrawn, specify the name in which the initial Securities are registered if different from that of the withdrawing holder, accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the initial Securities being withdrawn. If certificates for initial Securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If initial
Securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn initial Securities and otherwise comply with the Depository Trust Company's procedures. If any initial Securities are tendered for exchange but are not exchanged for any reason, or if any initial Securities are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged initial Securities will be returned to the

                                      22


holder without cost to the holder as soon as practicable after withdrawal, rejection of tender, termination of the exchange offer or submission of nonexchanged initial Securities.

IF YOU WITHDRAW YOUR TENDER, YOU MAY RETENDER YOUR INITIAL SECURITIES PRIOR TO
THE EXPIRATION DATE IN ACCORDANCE WITH THE PROCEDURES FOR TENDERING DESCRIBED
ABOVE.

     Withdrawals of tenders of initial Securities may not be rescinded. Initial
Securities properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following any of the procedures described above.

     All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and our determination will be final and binding on all parties. Neither we, any affiliates or assigns of ours, the exchange agent nor any other person will be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

FOLLOWING IS A DESCRIPTION OF HOW WE WILL ACCEPT INITIAL SECURITIES AND DELIVER
EXCHANGE SECURITIES.

     Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange Securities for initial Securities validly tendered and not withdrawn promptly after the expiration date. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered initial Securities when and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of initial Securities for the purposes of receiving exchange Securities from us and causing the initial
Securities to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange
Securities to be issued in exchange for accepted initial Securities will be made by the exchange agent only after timely receipt by the exchange agent of certificates for such initial Securities or a timely book-entry confirmation of the initial Securities into the exchange agent's account at The Depository
Trust Company, a properly completed and duly executed letter of transmittal and all other required documents, or, in the case of a book-entry delivery, an agent's message.

THE CIRCUMSTANCES IN WHICH WE WILL NOT BE REQUIRED TO EFFECT THE EXCHANGE OFFER
ARE DESCRIBED BELOW.

     Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any initial Securities for any exchange Securities, and, as described below, may terminate the exchange offer (whether or not any initial Securities have previously been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied:

     o the exchange offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

     o in our reasonable judgment there is be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, (2) assessing or seeking any damages as a result thereof, or
          (3) resulting in a material delay in our ability to accept for exchange or exchange some or all of the initial Securities pursuant to the exchange offer;

     o any statute, rule, regulation, order or injunction is sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange

                                      23





          offer by any government or governmental authority, domestic or foreign, or any action will have been taken, proposed or threatened by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might directly or indirectly result in any of the consequences referred to in clauses
          (1), (2) or (3) immediately above or, in our reasonable judgment, might result in the holders of exchange Securities having obligations with respect to resales and transfers of exchange Securities which are greater than those described in the interpretations of the staff of the Securities and Exchange Commission referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer;

     o there will have occurred (1) any general suspension of trading in, or general limitation on prices for, securities on the New York Stock
          Exchange, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit to us, or (3) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case any of the foregoing exists at the time of commencement of the exchange offer, a material acceleration or worsening thereof; or

     o a material adverse change will have occurred or be threatened in our business, condition (financial or otherwise), operations, stock ownership or prospects.

     The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to amend the exchange offer.
Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, we will not accept for exchange any initial Securities tendered and no exchange Securities will be issued in exchange for any such initial Securities, if at such time any stop order will be threatened or in effect with respect to (1) the registration statement of which this prospectus constitutes a part or (2) the qualification of the indenture under the Trust
Indenture Act of 1939.

THE BANK OF NEW YORK WILL ACT AS EXCHANGE AGENT FOR THE EXCHANGE OFFER.

     The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture.

     Delivery of letters of transmittal and any other required documents and questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal, should be directed to the exchange agent at its address and numbers set forth on the back of this prospectus.
Except in the case of a participant in The Depository Trust Company who transfers initial Securities by an agent's message, delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than to the exchange agent as set forth herein, will not constitute a valid delivery.

     WE ARE REQUIRED TO PAY THE FEES AND EXPENSES DESCRIBED BELOW IN CONNECTION
WITH THE EXCHANGE OFFER.

     We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees


                                      24


and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of initial Securities, and in handling tenders for their customers. We estimate that the expenses we will incur in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be approximately $200,000.

YOU MAY BE REQUIRED TO PAY TRANSFER TAXES IN CONNECTION WITH YOUR TENDER.

     Holders who tender their initial Securities for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange Securities are to be delivered to, or are to be issued in the name of, any person other than a registered holder of the initial Securities tendered, or if a transfer tax is imposed for any reason other than the exchange of initial Securities in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from payment is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

NO ONE ELSE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION REGARDING THE
EXCHANGE OFFER.

     No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us.
Neither the delivery of this prospectus nor any exchange made under this prospectus will, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus.

     The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of initial Securities in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of initial Securities in the jurisdiction. In any jurisdiction that has securities laws or blue sky laws which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

YOU WILL NOT HAVE APPRAISAL RIGHTS.

     Holders of initial Securities will not have dissenters' rights or appraisal rights in connection with the exchange offer.

THE FEDERAL INCOME TAX CONSEQUENCES OF YOUR EXCHANGE.

     The exchange of initial Securities for exchange Securities will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of the exchange.

                                      25



                                USE OF PROCEEDS

     The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.


                                 CAPITALIZATION
                                 (IN THOUSANDS)

     The following table sets forth our capitalization as of September 30, 1999. This table should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.


                                                       SEPTEMBER 30, 1999
                                                          (UNAUDITED)
                                                     ---------------------
  Common Shareholders' Equity:.....................        $1,836,163
  MidAmerican Enery preferred securities, not
     subject to mandatory redemption...............            31,759
  Preferred securities, subject to mandatory
     redemption:
     MidAmerican Energy preferred securities.......            50,000
     MidAmerican Energy-obligated preferred
          securities of subsidiary trust holding
          solely MidAmerican Energy junior
          subordinated debentures..................           101,598
  Long-term debt:
     MidAmerican Funding ..........................           702,742
     MidAmerican Energy long-term debt.............           759,683
     Nonregulated subsidiaries notes...............            70,000
  Notes payable....................................            89,115
  Current portion of long-term debt................           215,635
                                                           ----------
       Total capitalization........................        $3,856,695
                                                           ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected consolidated financial data of MHC for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 set forth below have been derived from audited financial statements of MHC. The selected consolidated financial data of MHC for the nine months ended September 30, 1998 and January 1, 1999 through March 11, 1999, and the selected consolidated financial data of MidAmerican Funding for the period March 12, 1999 through September 30, 1999, set forth below have been derived from unaudited financial statements. You should read the financial data set forth below in conjunction with the historical consolidated financial statements of MHC and MidAmerican Funding and related notes thereto included and incorporated by reference in this registration statement.

     The summary pro forma as adjusted information of MidAmerican Funding is based on the historical financial data of MHC and MidAmerican Funding and gives effect to the offering of the initial Securities and the merger, using proceeds from the offering and the equity contributions from MidAmerican Holdings. In each case, the information is presented as if such transactions had occurred at the beginning of the period presented, with respect to the statement of operations data and other financial data. The summary pro forma as adjusted financial information does not purport to represent what the results of operations or financial condition of MidAmerican Funding actually would have been had the merger and the related financing transactions in fact occurred on the assumed dates, nor does it purport to project the results of operations and financial position for any future period. You should read the summary pro forma as adjusted financial information set forth below in conjunction with the unaudited pro forma condensed consolidated financial statements and the historical consolidated financial statements of MHC and the related notes thereto appearing elsewhere in this registration statement.

HISTORICAL DATA

                                                                                                        |  MIDAMERICAN
                                                    MHC (THE PREDECESSOR)                               |    FUNDING
                          ------------------------------------------------------  -------------------   |  ------------
                                                                                  NINE MONTHS           |
                                         YEARS ENDED DECEMBER 31,                    ENDED     JAN. 1 - |   MAR. 12 -
                          ------------------------------------------------------   SEPT. 30,   MAR. 11, |   SEPT. 30,
                             1994       1995       1996       1997      1998          1998       1999   |     1999
                          ----------  ---------  ---------  --------- ----------   ---------   -------- |  -----------
                                                                                                        |
Revenues................. $1,635,187 $1,655,474 $1,911,204 $1,969,537 $1,775,924  $1,333,464   $383,066 |     $961,885
Operating income(1)......    264,783    292,464    349,399    276,726    271,412     235,372     58,898 |      166,863
Income from continuing                                                                                  |
   operations(2)(7)......    123,098    119,705    143,761    139,332    127,154     107,105     16,789 |      108,628
Net income...............    120,189    122,764    131,046    135,104    131,318     113,355     17,210 |      119,886
                                                                                                        |
OTHER FINANCIAL DATA:                                                                                   |
Ratio of earnings to                                                                                    |
   fixed charges(3)......       2.4x       2.5x       2.8x       2.8x       2.8x        3.1x       2.7x |         3.3x

                                                                                                            |      MIDAMERICAN
                                                         MHC (THE PREDECESSOR)                              |         FUNDING
                               --------------------------------------------------------------------------   |   ----------------
                                                          AS OF DECEMBER 31,                                |   AS OF SEPT. 30,
                                    1994          1995           1996             1997           1998       |          1999
                               -----------     -----------    -----------     -----------     -----------   |    --------------
                                                                                                            |
                                                                                                            |
BALANCE SHEET DATA:                                                                                         |
Total assets..................  $4,388,894      $4,470,097     $4,521,848      $4,278,091      $4,244,336   |        $5,264,570
Long-term debt(4).............   1,471,127       1,468,617      1,474,701       1,178,769       1,045,548   |         1,748,060
Power purchase contract.......     137,809         125,729        111,222          97,504          83,127   |            83,127
Short-term borrowings.........     124,500         184,800        161,990         138,054         339,826   |            89,115
Preferred stock:                                                                                            |
    Not subject to mandatory..                                                                              |
      redemption..............      89,955          89,945         31,769          31,763          31,759   |            31,759
    Subject to mandatory                                                                                    |
      redemption(5)...........      50,000          50,000        150,000         150,000         150,000   |           151,598
Common equity(6)..............   1,204,112       1,225,715      1,239,946       1,301,286       1,200,950   |         1,836,163



PRO FORMA DATA
                                                       MIDAMERICAN FUNDING
                                       ---------------------------------------
                                           YEAR ENDED        NINE MONTHS ENDED
                                        DECEMBER 31,             SEPTEMBER 30,
                                              1998                    1999
                                        ---------------      ------------------
INCOME STATEMENT DATA:
Revenues..............................       $1,775,924          $1,344,951
Operating income......................          241,053             219,725
Income from continuing operations(7)..           76,099             130,628

OTHER FINANCIAL DATA:
Ratio of earnings to fixed
    charges(3)........................             1.9x                3.1x


------------------------------------------------------------

(1) MHC's 1995 operating income reflects $33,400 of costs related to a restructuring and workforce reduction plan implemented and completed in 1995.

(2) In 1998, MHC recorded after-tax gains totaling $15,700 for sales of several properties and investments, including a portion of its investment in the common stock of McLeodUSA, Inc. Also, in 1998, MHC expensed $4,200 for transaction costs related to the merger. In 1997, MHC recorded after-tax gains totaling $11,200 for sales of assets of certain railcar businesses and a portion of a its investment in McLeodUSA, Inc. common stock. MHC recorded after-tax losses of approximately $10,200 and $9,400 for the write-down of certain nonregulated assets during 1995 and 1996, respectively. In 1996, MHC incurred $8,700 of costs in connection with its merger proposal to IES Industries, Inc.

(3) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of MidAmerican Funding, and (b) fixed charges. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor (one-third of lease payments) and preferred stock dividend requirements of majority-owned subsidiaries.

(4)  Includes amounts due within one year.

(5) Post-1995 years include MHC-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely MidAmerican junior subordinated debentures.

(6) Common equity increased in 1997 primarily due to recording the market value an investment in McLeodUSA, Inc. common stock.

(7) In May 1999, MidAmerican Funding sold most of its investment in the common stock of McLeodUSA, Inc. and recorded an after-tax gain of $47,114.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  INTRODUCTION

COMPANY STRUCTURE

     The current corporate structure of MidAmerican Funding, LLC (Funding or Company) is the result of the merger transaction completed on March 12, 1999, involving MHC (formerly MidAmerican Energy Holdings Company) and CalEnergy Company, Inc. (CalEnergy). CalEnergy, through a reincorporation transaction, was renamed MidAmerican Energy Holdings Company (Holdings). Funding, a wholly-owned subsidiary of Holdings, acquired all of the outstanding common stock of MHC. Holdings is an exempt public utility holding company headquartered in Des Moines. References to MHC regarding information, events or transactions prior to the merger relate to the former MidAmerican Energy Holdings Company.

     MHC is a holding company for MidAmerican Energy Company (MidAmerican), MidAmerican Capital Company (MidAmerican Capital), Midwest Capital Group, Inc. (Midwest Capital), MidAmerican Services Company and MidAmerican Realty Services Company (MidAmerican Realty). Prior to December 1, 1996, MidAmerican held the capital stock of MidAmerican Capital and Midwest Capital. Effective December 1, 1996, each share of MidAmerican common stock was exchanged for one share of MHC common stock. As part of the transaction, MidAmerican distributed the capital stock of MidAmerican Capital and Midwest Capital to MHC.

     In October 1999, MHC distributed its investment in MidAmerican Realty to Holdings in conjunction with an initial public offering of common stock of HomeServices.Com, a successor company to MidAmerican Realty.

DESCRIPTION OF FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS

     Management's Discussion and Analysis (MD&A) addresses the financial statements of Funding and MHC. The financial statements of Funding include the results of MHC beginning March 12, 1999. Due to its significance, the results for MidAmerican are described specifically in the "Results of Operations" section of MD&A. Information related to MidAmerican also relates to MHC. Information related to MidAmerican Capital and Midwest Capital pertains only to the discussion of the financial condition and results of operations of MHC.

     As discussed above, MHC's investment in MidAmerican Realty was distributed to Holdings in October 1999. Accordingly, results of operations for MidAmerican Realty are reflected as discontinued operations for each period and entity presented.

FORWARD-LOOKING STATEMENTS

     From time to time, the Company or one of its subsidiaries individually may make forward-looking statements within the meaning of the federal securities laws that involve judgments, assumptions and other uncertainties beyond the control of the Company or any of its subsidiaries individually. These forward-looking statements may include, among others, statements concerning revenue and cost trends, cost recovery, cost reduction strategies and anticipated outcomes, pricing strategies, changes in the utility industry, planned capital expenditures, financing needs and availability, statements of the Company's expectations, beliefs, future plans and strategies, anticipated events or trends and similar comments concerning matters that are not historical facts. Investors and other users of the forward-looking statements are cautioned that such statements are not a guarantee of future performance of the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include weather effects on sales and revenues, fuel prices, competitive factors, general economic conditions in the Company's service territory, interest rates, inflation and federal and state regulatory actions.

                        RESULTS OF OPERATIONS - 1996-1998

     MHC:

     The following tables provide a summary of the earnings contributions of MHC's operations for each of the years ended December 31:

                                       1998             1997            1996
                                     --------         -------         -------
     Net Income (in millions)
       Continuing operations
          Utility                       $110.6         $119.5         $154.7
          Nonregulated operations         16.5           19.8          (11.0)
     Discontinued operations               4.2           (4.2)         (12.7)
                                     ---------      ---------       --------
          Consolidated earnings         $131.3         $135.1         $131.0
                                        ======         ======         ======


     MIDAMERICAN:

     The following table provides a summary of the earnings contributions of MidAmerican's operations for each of the years ended December 31:

                                      1998         1997           1996
                                     -------     --------       --------
                                                (In millions)
                                          Earnings on Common Stock
       Continuing operations          $110.6       $119.5         $154.7
       Discontinued operations *           -           -           (10.1)
                                     -------   ---------        --------
       Consolidated earnings          $110.6       $119.5         $144.6
                                      ======       ======         ======

     * 1996 includes the net losses of MidAmerican Capital and Midwest Capital prior to their transfer to MHC on December 1, 1996.

EARNINGS SUMMARY

     The following discussion details significant impacts on the results of operations for MHC, the predecessor to Funding, for the years ended December 31, 1998, 1997 and 1996.

     Although utility earnings for 1998 were lower than in the prior year, a reduction was anticipated because of the electric pricing settlements achieved in 1996 and 1997 in Iowa and Illinois. Warmer-than-normal temperatures during the heating season also had a negative impact on 1998 earnings. Growth in the number of customers and in other sales factors contributed positively to earnings in 1998. Additionally, MidAmerican's successful performance in the non-retail (off-system) energy market helped offset decreases from weather and reductions in electric retail prices. Utility operating expenses increased as MidAmerican continued strengthening its customer service and marketing capabilities and adding to its information technology resources.

     Beginning the second half of 1997 and continuing throughout 1998, MidAmerican charged to expense additional amortization of deferred energy efficiency costs, ongoing energy efficiency costs and certain Cooper Nuclear Station costs consistent with ratemaking treatment. These items significantly increased other operating expenses. In conjunction with expensing these items, MidAmerican began recovery of these costs from its customers, which resulted in additional revenues.

     Realized after-tax gains on the sale of McLeodUSA stock and other nonregulated investments not aligned with MHC's corporate vision are also included in 1998 earnings.

DISCONTINUED OPERATIONS

     MHC:

     During 1996, MHC discontinued some of its nonregulated operations. The income or loss from those operations and the losses on disposal are reflected as discontinued operations in each of the periods presented in the Consolidated Statements of Income. Net assets of the discontinued operations are separately presented in the Consolidated Balance Sheets as Investment in Discontinued Operations.

     In the fourth quarter of 1996, MHC and KCS Energy, Inc. (KCS) of Edison, New Jersey, signed a definitive agreement to sell a portion of MHC's nonregulated operations to KCS for $210 million in cash and warrants to purchase KCS common stock. The sale, which included MHC's oil and gas exploration and development operations, was completed in January 1997. MHC recorded an after-tax loss of $7.1 million for the transaction in 1996 and an additional $0.9 million in 1997.

     In October 1997, MHC also divested a subsidiary that developed and operated a computerized information system which facilitated real-time exchange of power in the electric industry. MHC recorded a $4.0 million anticipated after-tax loss on disposal of those operations in September 1996 and an additional $3.2 million after-tax loss on disposal in September 1997.

     In October 1999, MHC distributed its investment in MidAmerican Realty to Holdings in conjunction with an initial public offering of common stock of HomeServices.Com, a successor company to MidAmerican Realty.

     MIDAMERICAN:

     MidAmerican received $15.3 million in cash in 1996 as final settlement for the sale of a former coal mining subsidiary which was reflected as discontinued operations in 1982 by one of MidAmerican's predecessors. The final settlement included reacquisition by the buyer of preferred equity issued to MidAmerican and the settlement of reclamation reserves. MidAmerican recorded an after-tax loss on disposal of $3.3 million for the transaction in September 1996. This transaction is included in discontinued operations in the consolidated financial statements of MidAmerican as well as MHC. Discontinued operations of MidAmerican includes the net earnings/loss of MidAmerican Capital and Midwest Capital for periods prior to their December 1, 1996, transfer to MHC.

UTILITY GROSS MARGIN

     REGULATED ELECTRIC GROSS MARGIN:

                                           1998           1997           1996
                                         --------       --------        -------
                                                    (In millions)
    Operating revenues                   $1,170         $1,126         $1,099
    Cost of fuel, energy and capacity       226            236            234
                                       --------        -------       --------

         Electric gross margin          $   944        $   890        $   865
                                        =======        =======        =======



     1998 vs 1997 -

     Electric gross margin improved $54 million in 1998 compared to 1997. An increase in revenues from energy efficiency cost recovery and the Cooper Tracker (discussed below) accounted for $26.1 million and $2.5 million, respectively, of the increase in margin. Increases in revenues from these factors are substantially offset by increases in other operating expenses.

     Regarding the increase in energy efficiency revenues, on September 29, 1997, MidAmerican began recovering from customers its remaining deferred energy efficiency costs and current, ongoing energy efficiency costs. Deferred energy efficiency costs are costs previously incurred by MidAmerican which, in accordance with rate treatment, were not charged to expense until recovery from customers began. Recovery of deferred energy efficiency costs occurs over a four-year period from the date collection begins. Approximately $44.4 million of MidAmerican's 1998 electric revenues were from the recovery of energy efficiency program costs compared to $18.3 million in 1997. Collection of deferred energy efficiency costs will decrease starting in 1999 as various recovery periods are completed. Refer to the discussion under Energy Efficiency in the "Operating Activities and Other Matters" section of MD&A for further discussion.

     The Cooper Tracker allows MidAmerican to collect on a current basis the Iowa portion of expenses for Cooper Nuclear Station (Cooper) capital improvement advances. Prior to the Cooper Tracker, which began in July 1997, capital improvement advances were capitalized when incurred and amortized over future periods in accordance with rate treatment.

     Electric margin also improved due to an increase in sales volume. In total, electric retail sales for 1998 increased 2.7% compared to 1997. Moderate but steady growth in the number of customers increased electric gross margin by $8.6 million compared to 1997. In addition, an increase in sales that are not dependent on weather contributed $15.5 million to the increase. When compared to normal, the impact of temperatures resulted in an estimated $2 million reduction of electric gross margin for 1998 compared to a $4 million reduction in 1997 - or, a $2 million increase in margin for 1998 compared to 1997. Temperatures in 1998 were warmer-than-normal during the heating seasons and hotter-than-normal during the cooling season.

     As anticipated, the effect of rate proceedings in 1996 and 1997 reduced electric gross margin for 1998 compared to 1997. Revenues in 1998 reflect the full-year effect of a June 1997 price reduction for Illinois customers and a small price reduction in August 1998 related to Illinois utility industry restructuring. Prices for Iowa residential customers were reduced $10 million annually in July 1997 and $5 million annually in June 1998. Since July 1997, MidAmerican has reduced prices a total of approximately $10 million annually for its Iowa commercial and industrial customers. The commercial and industrial price reductions were achieved through negotiated contracts, a pilot project and tariffed rate reductions. The combined effect of price reductions decreased revenues and electric margin by $17.0 million for 1998 compared to 1997.

     Prior to July 11, 1997, MidAmerican was allowed to recover its energy costs from most of its electric utility customers through energy adjustment clauses (EACs) included in revenues. Effective July 11, 1997, the EAC was eliminated for Iowa customers as part of MidAmerican's Iowa pricing plan. Previously, variations in energy costs did not affect gross margin or net income due to corresponding changes in revenues collected through the EACs. With the elimination of the Iowa EAC, fluctuations in energy costs now may have an impact on gross margin and net income.

     Under the Iowa pricing settlement, revenues from off-system sales are considered a component of total energy costs. Accordingly, electric margin in 1998 reflects MidAmerican's strong performance in the off-system market relative to 1997. Margins on off-system sales, which account for most of MidAmerican's sales for resale, contributed $14.2 million more to gross margin in 1998 than in 1997. Though related sales volumes decreased 11.5% compared to the 1997 level, MidAmerican obtained improved margins per unit for the 1998 sales. Refer to comments on the energy market under "Industry Evolution" in the "Operating Activities and Other Matters" section of MD&A.

     1997 vs. 1996 -

     Electric margin for 1997 increased $25 million compared to 1996. An increase in revenues from energy efficiency cost recovery accounted for $9.0 million of the increase in margin while revenues from the Cooper Tracker totaled $3.9 million in 1997, the first year for that collection mechanism.

         Retail sales of electricity increased 2.6% compared to 1996 sales. A moderate but steady growth in the number of customers contributed $11.1 million to the increase in electric gross margin. Compared to 1996, sales and gross margin improved due to the impact of temperatures in MidAmerican's service territory. Although temperatures overall were milder than normal in both years, comparatively, margin for 1997 increased $5 million over 1996 margin due to the effect of weather. When compared to normal, the impact of temperatures resulted in a $4 million reduction of electric gross margin in 1997 compared to a $9 million reduction in the 1996 margin. Additionally, revenues and margin increased due to an improvement in sales not dependent on weather.

     As discussed above, the Iowa EAC was eliminated in July 1997. Energy costs per unit for the remainder of 1997 were below the amount recovered in rates under the Iowa pricing plan and resulted in an increase to gross margin. Margins on off-system sales contributed $3.2 million more to electric margin in 1997 than in 1996. Additionally, the 1997 electric margin benefited from a $6.2 million increase in transmission revenues.

     In total, price reductions decreased electric gross margin by $21.4 million in 1997 compared to 1996. In addition to the price reductions discussed above, MidAmerican reduced prices for its Illinois customers by $13.1 million annually on November 3, 1996, in conjunction with a rate reduction proceeding. In Iowa, MidAmerican reduced its electric retail prices by $8.7 million effective November 1, 1996. This was the first reduction related to MidAmerican's pricing plan filed in June 1996. Refer to "Rate Matters" in "Liquidity and Capital Resources" later in MD&A for further information regarding prices in Iowa.

     REGULATED GAS GROSS MARGIN:
                                     1998          1997            1996
                                   --------      --------        --------
                                              (In millions)
         Operating revenues          $ 430         $ 536          $ 537
         Cost of gas sold              243           346            345
                                    ------        ------         ------
              Gas gross margin       $ 187         $ 190          $ 192
                                     =====         =====          =====

     1998 vs. 1997 -

     MidAmerican's regulated gas revenues include purchase gas adjustment clauses (PGAs) through which MidAmerican is allowed to recover the cost of gas sold from most of its gas utility customers. Consequently, fluctuations in the cost of gas sold do not affect gross margin or net income because revenues reflect comparable fluctuations in revenues from PGAs. A decrease in the 1998 per-unit cost of gas compared to 1997 reduced revenues and cost of gas sold by approximately $59 million. MidAmerican recently made a filing with the IUB that would modify the use of the PGA beginning May 1, 2000. Refer to Small Volume Gas Transportation under the "Operating Activities and Other Matters" section of MD&A for further discussion.

     Recovery of gas energy efficiency costs resulted in a $9.2 million increase in revenues and gross margin for 1998 compared to 1997. As discussed in the "Electric Gross Margin" section, on September 29, 1997, MidAmerican began recovery of its deferred energy efficiency costs that had not previously been approved for recovery. Approximately $17.5 million of MidAmerican's 1998 gas revenues were from the recovery of energy efficiency program costs compared to $8.3 million in 1997. Again, increases in revenues from energy efficiency cost recovery are substantially offset by corresponding increases in other operating expenses.

         Unusually mild temperatures during the 1998 heating seasons resulted in a decrease in gas margin for 1998. Temperatures in 1998 were 15.6% warmer than normal, reducing gas gross margin in 1998 by an estimated $18 million compared to normal. In 1997, temperatures were closer to normal, resulting in a reduction of the 1997 margin of only $2 million. Comparing the two years then, gas margin decreased $16 million in 1998 due to the variation in temperatures. Customer growth, which contributed $1.6 million to gas margin in 1998, and other sales factors helped mitigate the negative effect of weather on the 1998 margin. In total, retail sales of natural gas in 1998 decreased 12.7% compared to 1997.

         1997 vs. 1996 -

         Gas gross margin for 1997 decreased $2 million compared to 1996. On a comparative basis, the 1997 gas margin decreased an estimated $10 million due to the effect of weather. Temperatures in 1997 were close to normal, resulting in a $2 million reduction in margin, while temperatures in 1996 were 10.1% colder than normal, contributing $8 million to the 1996 gas gross margin. The decrease in gross margin due to weather was partially offset by a $2.3 million increase from growth in the number of retail customers. In total, retail sales of natural gas in 1997 decreased 7.1% compared to 1996 sales.

         Revenues from energy efficiency cost recovery contributed $3.4 million more to gas margin in 1997 than in 1996. Revenues and cost of gas sold increased approximately $25 million in 1997 due to an increase in the average cost of gas per unit compared to 1996.

REGULATED OPERATING EXPENSES

     OTHER OPERATING EXPENSES

         Regulated other operating expenses increased $32.3 million for 1998 compared to 1997. An increase in energy efficiency costs accounted for $31.6 million of the increase in other operating expenses compared to 1997. Refer to the "Electric Gross Margin" section for further comments on energy efficiency costs.

         Operating expenses related to Cooper increased due in part to the ratemaking treatment for Cooper capital improvements, as discussed in the "Electric Gross Margin" section. Cooper capital improvement advances are now expensed when incurred. MidAmerican is recovering the Iowa portion of these costs through the Cooper Tracker, while recovery in Illinois is included in base rates. This change accounted for a $1.7 million increase in nuclear operations costs compared to 1997. Excluding those costs, nuclear operations expenses decreased $8.2 million for 1998 compared to 1997 due to an extended outage at the Quad Cities Station.

         MidAmerican continued its focus on customer service and reliability during 1998. Further emphasis on customer service operations and marketing-related efforts, resulted in increases in customer service costs, IT consulting costs, advertising costs and other related expenses. Increases in such expenses accounted for a majority of the remaining increase. The impact of these items was partially offset by a decrease in employee benefits expenses.

         Regulated other operating expenses increased $79.4 million in 1997 compared to 1996. Nuclear operating costs increased $14.0 million compared to 1996. Of that increase, $4.5 million related to the change in rate treatment of Cooper capital improvement advances. An increase in energy efficiency costs, including amortization of historical costs and charging expense for current costs, accounted for $13.1 million of the increase in other operating expenses.

         MidAmerican's efforts to improve its customer service and reliability resulted in increases in consulting costs, advertising and other related expenses. In addition, 1997 reflects increases in uncollectable accounts expense, employee incentive compensation and certain employee benefits expenses. Other operating expenses for 1997 also reflect an increase in transmission wheeling expense due in part to changes required by FERC Order Nos. 888 and 889.

     MAINTENANCE

         Maintenance expenses increased $9.4 million in 1998 compared to 1997. An increase in maintenance costs at the Quad Cities Station accounted for $8.0 million of the total. Additionally, MidAmerican incurred repair costs for storms in June 1998, totaling $3.8 million, compared to $2.0 million in 1997 for costs related to a snowstorm in October of that year.

         Maintenance expenses increased $9.5 million for 1997 compared to 1996. The main cause of the increase was an adjustment in 1996 to align power plant inventory accounting of predecessor companies which reduced 1996 expense by $6.2 million. Restoration costs for the October 1997 snowstorm also contributed to the increase, while maintenance expenses at the Quad Cities Station decreased $2.5 million in 1997 compared to 1996.

     DEPRECIATION AND AMORTIZATION

     The increase in 1998 expense compared to 1997 is due to additional decommissioning funding for Quad Cities Station, an increase in utility plant and regulatory accruals.

     PROPERTY AND OTHER TAXES

     Deregulation of the Illinois electric utility industry resulted in changes in the way certain taxes are assessed in Illinois. The changes resulted in a decrease in MidAmerican's tax expense for 1998 compared to 1997. One of the taxes is now assessed directly on the energy consumer instead of through the utility. Accordingly, MidAmerican's electric revenues reflect an equal reduction in 1998. Property taxes increased $8.8 million in 1997 compared to 1996 due primarily to an increase in the assessed value for Iowa property tax purposes.

NONREGULATED OPERATING REVENUES AND OPERATING EXPENSES

     MIDAMERICAN:

     Revenues and Cost of Sales -

     Revenues from wholesale natural gas marketing operations increased $32.5 million in 1998 compared to 1997 due to an increase of 18 million MMBtus (88%) in related sales volumes. A decrease in the average price per unit, reflective of a lower cost of gas per unit, partially offset the effect of increased sales. Cost of sales related to natural gas marketing for 1998 reflects the increase in sales and the decrease in the average cost of gas per unit. Total gross margin (total price less cost of gas) on nonregulated natural gas sales was unchanged compared to 1997.

     Other activities contributing to the increase in nonregulated revenues for 1998 relate to work for other utilities and work beyond the meter for customers. In addition, the 1998 amount includes revenues of CBEC Railway, a subsidiary of MidAmerican that operates rail services on a section of railroad track it owns. MidAmerican's revenues in 1998 and 1997 also include pre-tax income from awards for successful performance under its incentive gas procurement program. Under the program, if MidAmerican's cost of gas varies from an established reference price range, then the savings or cost is shared between customers and shareholders. The awards totaled $4.3 million and $4.9 million in 1998 and 1997, respectively.

     For the comparison of 1997 with 1996, revenues from wholesale natural gas marketing operations increased $23.1 million due to an increase in sales volumes of 7 million MMBtus (51%). In addition, the average price per unit increased, reflecting an increase in the average cost of gas per unit. Cost of sales related to natural gas marketing for 1997 reflects the increases in sales and the average cost of gas per unit. Total gross margin on nonregulated natural gas sales decreased $0.3 million compared to 1996.

     Nonregulated revenues for 1997 also reflect a $2.2 million increase compared to 1996 in MidAmerican's award for performance under its incentive gas procurement program.

     Other Nonregulated Operating Expenses -

     Other operating expenses increased in 1998 compared to 1997 due to costs related to work for other utilities, costs of work beyond the meter for MidAmerican customers, costs of appliance services and costs of initiatives for new products and services in preparation for deregulation.

     The increase in 1997 costs compared to 1996 relates to appliance services and initiatives for new products and services.

     MHC:

         Revenues of MidAmerican Capital and Midwest Capital decreased a total of $163 million in 1998 compared to 1997, primarily due to lower volumetric sales associated with the expiration of wholesale gas contracts which were not replaced. Accordingly, nonregulated cost of gas sold decreased significantly in 1998 from 1997.

         Nonregulated other operating expenses for 1998 a decrease of approximately $5.7 million due primarily to administrative costs in 1997 which are no longer incurred because of the absence of operations MHC sold in 1997.

NON-OPERATING INCOME AND INTEREST EXPENSE

     MIDAMERICAN:

     Interest and Dividend Income-

     In December 1997, MidAmerican sold its billed accounts receivable. A portion of the consideration for the sale was a subordinated note from the purchaser. Interest income on that note caused the increase in 1998 compared to 1997. Refer to FINANCING ACTIVITIES, PLANS AND AVAILABILITY later in MD&A for discussion of the sale.

     Other, Net -

     Other, Net, for 1998 and 1997 reflects the discount on sold accounts receivable, net of a fee for servicing the accounts. The net discount reduced Other, Net by $7.0 million and $0.3 million in 1998 and 1997, respectively.

     In September 1997, MidAmerican received a $15 million cash payment from Nebraska Public Power District (NPPD) as settlement for a lawsuit filed by MidAmerican against NPPD. Approximately $12 million was refunded to MidAmerican's customers. The remaining amount was retained by MidAmerican for recovery of litigation costs in the lawsuit. Other, Net for 1997 reflects $2.2 million of pre-tax income for recovery of litigation costs incurred in prior years.

     In addition, Other, Net includes the recognition of deferred income from energy efficiency programs totaling $0.2 million, $5.0 million and $3.3 million for 1998, 1997 and 1996, respectively. As discussed in the gross margin sections, MidAmerican started recovery of its remaining deferred energy efficiency costs in September 1997. Accordingly, carrying costs for, or return on, deferred balances are now being collected from customers and are reflected in revenues.

     In 1996, MidAmerican recorded an initial pre-tax gain of $3.2 million on its sale of the certain storage gas supplies. MidAmerican recorded an additional $0.8 million gain in the second quarter of 1997 after receiving favorable treatment on the transaction from the Iowa Utilities Board (IUB).

     Other, Net for 1997 reflects a net loss on reacquired long-term debt of $0.9 million compared to a $1.1 million net gain in 1996.

     Other, Net for 1996 includes approximately $8.7 million of expenses for costs incurred by MidAmerican for its merger proposal to IES Industries Inc. in 1996.

     Fixed Charges -

     During 1998, MidAmerican reduced its long-term debt through maturities and refinancing. Refer to "Financing Activities, Plans and Availability" later in MD&A for more details.

       An increase in the average amount of commercial paper outstanding in 1998 compared to 1997 resulted in a decrease in other interest expense for 1998.

         Preferred securities of MidAmerican's subsidiary trust were issued in December 1996. MidAmerican preferred shares were reacquired at that time, resulting in the decrease in preferred dividends. Preferred dividends include net gains or losses on the reacquisition of MidAmerican preferred shares. Net losses on reacquisitions totaled $1.4 million and $1.6 million for 1997 and 1996, respectively.

     MHC:

         Dividend Income -

         Dividend income decreased for 1998 due to MidAmerican Capital's reduced holdings of preferred stock.

         Realized Gains and Losses on Securities, Net -

         Net realized gains on securities for 1998 includes a $14.0 million pre-tax gain on the sale of shares of McLeodUSA common stock. Realized gains on securities in 1997 also includes an $8.0 million pre-tax gain on the sale of shares of McLeodUSA common stock.

         Other, Net -

         Other, net for 1998 includes a $2.7 million gain on the sale of railcars and a $2.9 million gas on the sale of real estate. During 1997, MHC sold all of the assets of its railcar repair services subsidiary and most of the assets of its railcar leasing subsidiary and recorded pre-tax gains totaling $10.0 million. Write-downs of nonregulated investments decreased Other, net by $15.6 million in 1996.


                          RESULTS OF OPERATION -- 1999

     The following is a discussion of the historical unaudited interim results for Funding and its predecessor MHC for the year to date periods ending September 30, 1999 and 1998. Results for Funding include the results from MHC beginning March 12, 1999, in conjunction with the MidAmerican merger. Certain impacts of the MidAmerican merger are reflected in Funding's results of operations, predominantly interest costs on debt issued by Funding to complete the merger and the effects of purchase accounting, including goodwill amortization and the impacts of fair value adjustments to the carrying value of assets and liabilities. While MHC's results of operations are not included in the results of operations of Funding for all of 1999, management believes that discussion of trends in the ongoing operations that now comprise Funding provides meaningful information.


REGULATED ELECTRIC GROSS MARGIN:

     MidAmerican's electric gross margin for the nine-month period ended September 30, 1999, decreased $5 million from the comparable period in 1998. The impact of various factors affecting electric margin are discussed in the following paragraphs.

     Collection of deferred energy efficiency costs decreased in 1999 compared to the 1998 period due to the completion of one of the four recovery periods. Changes in revenues from energy efficiency cost recovery are substantially offset by corresponding changes in other operating expenses. Refer to the discussion under "Energy Efficiency" in the "Operating Activities and Other Matters" section of MD&A for further discussion.

     Revenues and gross margin for the 1999 periods reflect price reductions which were not in effect, or were only partially in effect, during 1998. In June 1998, revenues from Iowa residential customers were reduced $5 million annually. Since July 1997, MidAmerican has reduced revenues from its Iowa commercial and industrial customers a total of approximately $10 million annually through negotiated contracts and a tariffed rate reduction. These reductions were only partially in effect in the 1998 period. Revenues from Illinois customers were reduced $0.9 million in August 1998 related to Illinois utility industry restructuring. MidAmerican also recorded a refund accrual for a revenue sharing arrangement in Iowa. Refer to "Rate Matters: Electric" in the "Operating Activities and Other Matters" section of MD&A for a discussion of revenue sharing.

     Temperatures during the nine months ended September 30, 1999, were milder than those for the same period in 1998, reducing electric margin. An increase in sales not dependent on weather and moderate growth in the number of customers increased revenues, significantly offsetting the impact of the mild weather. In total, retail sales of electricity in the first nine months of 1999 were almost equal to those of the same period of 1998.

     MidAmerican also sells energy and capacity in the off-system market. Margins on off-system sales, which account for most of MidAmerican's sales for resale, increased primarily due to lower costs per unit of energy sold, which in part is due to the improved availability of Quad Cities Nuclear Station in 1999. Additionally, favorable sales prices during the hot temperatures in July 1999 contributed to the increase.

     Deregulation of the Illinois electric utility industry resulted in changes in the way certain taxes are assessed in Illinois. One of the taxes is now assessed directly on the energy consumer instead of through the utility. Accordingly, MidAmerican's electric revenues and electric margin reflect reductions this tax collection change.


REGULATED GAS GROSS MARGIN:

     MidAmerican's regulated gas revenues include purchase gas adjustment clauses (PGAs) through which MidAmerican is allowed to recover the cost of gas sold from most of its gas utility customers. Consequently, fluctuations in the cost of gas sold do not affect gross margin or net income because revenues reflect comparable fluctuations in revenues from PGAs. A decrease in the per-unit cost of gas for the nine-months ended September 30, 1999 reduced revenues and cost of gas compared to the same period in 1998.

     Recovery of gas energy efficiency program costs decreased for the 1999 nine-month period compared to the same period in 1998. Again, changes in revenues from energy efficiency cost recovery are substantially offset by corresponding changes in other operating expenses. Refer to the discussion under "Energy Efficiency" in the "Operating Activities and Other Matters" section of MD&A for further discussion.

     On January 22, 1999, the IUB approved a $6.7 million annual interim increase in gas rates for Iowa retail customers effective immediately. An additional increase was implemented on May 27, 1999, as a result of the IUB's approval of a final rate increase of $13.9 million annually.

     Temperatures in the first nine months of 1999 were cooler than 1998, resulting in an increase in gas gross margin for the period. The effect of cooler temperatures and customer growth resulted in an increase in retail sales of natural gas in the first nine months of 1999 compared to the 1998 period, also contributing to the margin improvement.

REGULATED OPERATING EXPENSES

     Other operating expenses decreased for the nine months ended September 30, 1999, compared to the same period in 1998.

     As mentioned in the gross margin discussions, the recovery of one phase of deferred energy efficiency costs is complete, and accordingly, the costs for that phase have been fully amortized to expense. As a result, energy efficiency costs decreased in the nine months ended September 30, 1999 compared to the same period in 1998.

     Reductions in gas distribution costs, marketing and sales-related expenses, certain administrative and general costs and customer service costs also contributed to the decrease in other operating expenses in the nine months ended September 30, 1999 compared to the same period in 1998.

     Maintenance expenses increased for the nine months ended September 30, 1999 compared to the same period in 1998 due to the timing of generating plant maintenance and an increase in gas distribution maintenance. The increases in these areas were partially offset by a decrease in both 1999 periods for maintenance at the Quad Cities Station.

     Property and other taxes decreased for the nine months ended September 30, 1999 compared to the same period in 1998. MidAmerican's Iowa property tax decreased for the 1999 period due to reduced assessed values. Deregulation of the Illinois electric utility industry resulted in changes in the way certain taxes are assessed in Illinois. The changes resulted in decreases in MidAmerican's tax expense for 1999 compared to 1998. One of the taxes is now assessed directly on the energy consumer instead of through the utility. Accordingly, MidAmerican's electric revenues reflect an equal reduction in 1999 for this tax collection change.


NONREGULATED OPERATING REVENUES AND OPERATING EXPENSES

     Revenues from nonregulated operations increased for the nine months ended September 30, 1999 compared to the same period in 1998 primarily due to increased sales of wholesale natural gas. Nonregulated cost of sales increased for the same reason.

     Revenues for the nine months ended September 30, 1999 reflect revenues from MidAmerican's market access service project, which began in the third quarter of 1999. This pilot project allows customers with at least 4MW of load that are participating in the project to choose their electric power supplier. MidAmerican's revenues from project participants related to non-supply services, such as distribution and transmission, continue to be reflected in regulated electric revenues.

     Nonregulated other operating costs increased for the nine months ended September 30, 1999 compared to the same period in 1998, primarily due to amortization of goodwill at Funding associated with the MidAmerican merger. Increased nonregulated operating costs at MidAmerican related to nonregulated marketing initiatives.

NON-OPERATING INCOME AND INTEREST EXPENSE


     Interest and Dividend Income --


     Interest income increased for the nine months ended September 30, 1999 compared to the same period in 1998 due to an increase in temporary cash investments, primarily due to the sale of McLeodUSA common stock described below.


     Realized Gains and Losses on Securities, Net --


     In May 1999 most of the shares of McLeodUSA common stock held by MHC was sold in a secondary offering. A pre-tax gain of $78.2 million resulting from this transaction is reflected in realized gains and losses on securities, net.


     Other Net --


     Other, net non-operating income decreased for the nine months ended September 30, 1999 compared to the same period in 1998, primarily due to costs related to the MidAmerican merger accrued at MHC. Additionally, in gains on the sale of nonregulated investments are included in the 1998 period.


     Fixed Charges --


     Interest on long-term debt increased for the nine months ended September 30, 1999 compared to the same period in 1998. The increase due to primarily to interest on $700 million in debt issued by Funding in conjuction with the MidAmerican merger, partially offset by a decrease in interest expense resulting from debt maturities at MHC in 1999.

                        LIQUIDITY AND CAPITAL RESOURCES

         Funding has available a variety of sources of liquidity and capital resources, both internal and external. These resources provide funds required for current operations, construction expenditures, dividends, debt retirement and other capital requirements.

     As reflected on the Consolidated Statements of Cash Flows, MHC had net cash provided from operating activities of $334 million in 1998 compared to $392 million in 1997. For the period ended September 30, 1999 Funding had net cash provided from operating activities of $47.5 million.

INVESTING ACTIVITIES AND PLANS

     UTILITY CONSTRUCTION EXPENDITURES

     MidAmerican's primary need for capital is utility construction expenditures. For the first nine months of 1999, utility construction expenditures totaled $116 million, including allowance for funds used during construction (AFUDC) and Quad Cities Station nuclear fuel purchases. All such expenditures were met with cash generated from utility operations, net of dividends.

     Forecasted utility construction expenditures, including AFUDC, for 1999 are $179 million and $720 million for 2000 through 2003. Capital expenditure needs are reviewed regularly by MidAmerican's management and may change significantly as a result of such reviews. MidAmerican presently expects that all utility construction expenditures for the next five years will be met with cash generated from utility operations, net of dividends. The actual level of cash generated from utility operations is affected by, among other things, economic conditions in the utility service territory, weather and federal and state regulatory actions.

     NUCLEAR DECOMMISSIONING

     Each licensee of a nuclear facility is required to provide financial assurance for the cost of decommissioning its licensed nuclear facility. In general, decommissioning of a nuclear facility means to safely remove the facility from service and restore the property to a condition allowing unrestricted use by the operator. Based on information presently available, MidAmerican expects to contribute approximately $42 million during the period 1999 through 2003 to an external trust established for the investment of funds for decommissioning the Quad Cities Station. Approximately 65% of the trust's funds are now invested in domestic corporate debt and common equity securities. The remainder is invested in investment grade municipal and U.S. Treasury bonds.

         In addition, MidAmerican makes payments to Nebraska Public Power District (NPPD) related to decommissioning Cooper. These payments are reflected in other operating expenses in the Consolidated Statements of Income. NPPD estimates call for MidAmerican to pay approximately $57 million to NPPD for Cooper decommissioning during the period 1999 through 2003. NPPD invests the funds predominately in U.S. Treasury Bonds and other U.S. Government securities. Approximately 20% was invested in domestic corporate debt. MidAmerican's obligation for Cooper decommissioning may be affected by the actual plant shutdown date and the status of the power purchase contract at that time. In July 1997, NPPD filed a lawsuit in United States District Court for the District of Nebraska naming MidAmerican as the defendant and seeking a declaration of MidAmerican's rights and obligations in connection with Cooper nuclear decommissioning funding. Refer to Part II, Item 1. Legal Proceedings, for further discussion of the litigation.

     Cooper and Quad Cities Station decommissioning costs charged to Iowa customers are included in base rates, and recovery of increases in those amounts must be sought through the normal ratemaking process. Decommissioning costs charged to Illinois customers are recovered through a rate rider on customer billings.

     INVESTMENTS

     MidAmerican Capital invests in a variety of marketable securities which it holds for indefinite periods of time. In the Consolidated Statements of Cash Flows, the lines Purchase of Securities and Proceeds from Sale of Securities consist primarily of the gross amounts of these activities, including realized gains and losses on investments in marketable securities.

FINANCING ACTIVITIES, PLANS AND AVAILABILITY

     MIDAMERICAN

     MidAmerican currently has authority from the FERC to issue short-term debt in the form of commercial paper and bank notes aggregating $400 million. As of September 30, 1999, MidAmerican had a $250 million revolving credit facility agreement and a $5 million bank line of credit. MidAmerican's commercial paper borrowings are supported by the revolving credit facility and the line of credit. MidAmerican also has a revolving credit facility which is dedicated to providing liquidity for its obligations under outstanding pollution control revenue bonds that are periodically remarketed.

     In 1997, MidAmerican entered into a revolving agreement, which expires in 2002, to sell all of its right, title and interest in the majority of its billed accounts receivable to MidAmerican Energy Funding Corporation (Funding Corp.), a special purpose entity established to purchase accounts receivable from MidAmerican. Funding Corp. in turn sold receivable interests to outside investors. In consideration for the sale, MidAmerican received $70 million in cash and the remaining balance in the form of a subordinated note from Funding Corp. As of September 30, 1999, the revolving cash balance was $66 million due to a decline during the second quarter of 1999 in accounts receivable available for sale. The agreement is structured as a true sale, as determined by Statement of Financial Accounting Standards (SFAS) No. 125, under which the creditors of Funding Corp. will be entitled to be satisfied out of the assets of Funding Corp. prior to any value being returned to MidAmerican or its creditors. Therefore, the accounts receivable sold are not reflected on MidAmerican's Consolidated Balance Sheets. As of September 30, 1999, $98.6 million of accounts receivable, net of reserves, were sold under the agreement.

     MidAmerican has authorization from the FERC to issue up to an additional $500 million in various forms of long-term debt. MidAmerican will also need authorization from the ICC prior to issuing any securities. If 90% or more of the proceeds from a securities issuance are used for refinancing purposes, MidAmerican need only provide the ICC with an "informational statement" prior to the issuance which sets forth the type, amount and use of the proceeds of the securities to be issued. If less than 90% of the proceeds are used for refinancing, MidAmerican must file a comprehensive application seeking authorization prior to issuance. The ICC is required to hold a hearing before issuing its authorization.

     MHC:

     As of September 30, 1999, MHC had lines of credit totaling $44 million to provide for short-term financing needs, under which no debt was outstanding.

     As of September 30, 1999, MidAmerican Capital had unsecured revolving credit facilities in the amount of $6 million, under which no debt was outstanding. MidAmerican Capital has $115 million of long-term debt maturities and sinking fund requirements for 1999 through 2003 related to debt outstanding at September 30, 1999.

     Midwest Capital currently has a $25 million line of credit with MidAmerican, of which $5 million was outstanding at December 31, 1998.

OPERATING ACTIVITIES AND OTHER MATTERS

     INDUSTRY EVOLUTION

     The utility industry continues to evolve into an increasingly competitive environment. In virtually every region of the country, legislative and regulatory actions are being taken which result in customers having more choices in their energy decisions.

     In the electric industry, the traditional vertical integration of generation, delivery and marketing is being unbundled, with the generation and marketing functions being deregulated. For local gas distribution businesses, the supply, local delivery and marketing functions are similarly being separated and opened to competitors for all classes of customers. While retail electric competition is presently not permitted in Iowa, MidAmerican's primary market, legislation to do so was introduced in the Iowa legislature in the last session. Deregulation of the gas supply function related to small volume customers is also being considered by the IUB. MidAmerican is actively participating in the legislative and regulatory processes shaping the new environment in which its businesses will operate.

     The generation and retail portions of MidAmerican's electric business will be most affected by competition. The introduction of competition in the wholesale market has resulted in a proliferation of power marketers and a substantial increase in market activity. As retail choice evolves, competition from other traditional utilities, power marketers and customer-owned generation could put pressure on utility margins.

     During the transition to full competition, increased volatility in the marketplace can be expected. With the elimination of the energy adjustment clause in Iowa, MidAmerican is exposed to movements in energy prices. Although MidAmerican has sufficient low cost generation under typical operating conditions for its retail electric needs, a loss of adequate generation by MidAmerican at a time of high market prices could subject MidAmerican to losses on its energy sales.

     LEGISLATIVE AND REGULATORY EVOLUTION

     In December 1997, the Governor of Illinois signed into law a bill to restructure Illinois' electric utility industry and transition it to a competitive market. Under the law, beginning October 1, 1999, larger non-residential customers in Illinois and 33% of the remaining non-residential Illinois customers are allowed to select their provider of electric supply services. All other non-residential customers will have supplier choice starting December 31, 2000. Residential customers all receive the opportunity to select their electric supplier on May 1, 2002.

     The law required a 15% electric rate reduction for all Illinois residential customers in 1998. To satisfy its obligation, MidAmerican received credit for its 1996 and 1997 Illinois rate reductions, totaling $15.5 million, and reduced rates an additional $0.9 million annually, effective August 1, 1998. MidAmerican is exempted from the requirement to join an independent system operator (ISO) or to form an in-state ISO.

     In addition, the law provides for Illinois earnings above a certain level of ROE to be shared equally between customers and MidAmerican beginning in April 2000. MidAmerican's ROE level will be based on a rolling two-year average, with the first determination being based on an average of 1998 and 1999. The ROE level at which MidAmerican will be required to share earnings is a multi-step calculation of average 30-year Treasury Bond rates plus 5.50% for 1998 and 1999. Legislation passed in July 1999 increases the benchmark for 2000 through 2004 to 8.5% above the 30-year Treasury bond rate. If the resulting average Treasury Bond rate were equal to the December 1998 30-year Treasury Bond rate, the ROE level above which sharing must occur would be approximately 10.6% for 1998 and 1999 and 13.6% for 2000 through 2004. The law allows MidAmerican to mitigate the sharing of earnings above the threshold ROE through accelerated cost recognition that would reduce MidAmerican's earnings. MidAmerican continues to evaluate its strategy regarding the sharing mechanism.

     The law also addresses charges to customers for transition costs based on a lost-revenue approach. These transition fees, designed to help utilities recover stranded costs, will end December 31, 2006, subject to possible extension. MidAmerican continues its involvement in proceedings which detail the new competitive environment and to evaluate the impact of the law on its operations and the opportunities the law presents.

     In Iowa, a replacement of the prior utility property tax system, which was supported by MidAmerican, went into effect on January 1, 1999. The replacement tax is primarily a consumption-based tax on the user of energy and assures stability in tax collections as the industry is deregulated in Iowa. With resolution of the utility property tax issue, MidAmerican is pursuing the adoption of electric utility industry restructuring legislation. Progress was made during the 1999 Iowa legislative session, and MidAmerican continues working toward adoption of new legislation in a future session.

     RESIDENTIAL AND COMMERCIAL PILOT PROJECT

     On August 21, 1998, the IUB issued an Order approving MidAmerican's proposal to allow at least 15,000 Iowa families and 2,000 small businesses to have the opportunity to select among competing electricity providers. The two-year pilot program will allow participating retail customers in the selected test area to choose among several electricity providers, including MidAmerican, and to have that energy delivered by MidAmerican. Customer enrollment is currently allowed and the pilot may begin in 1999 should additional suppliers register. Businesses in the test area will be eligible for the program if their annual peak demand is less than four megawatts. New suppliers participating in the program will have to be certified by the IUB and meet specified requirements.

     ACCOUNTING EFFECTS OF INDUSTRY RESTRUCTURING

     A possible consequence of competition in the utility industry is that SFAS 71 may no longer apply. SFAS 71 sets forth accounting principles for operations that are regulated and meet certain criteria. For operations that meet the criteria, SFAS 71 allows, among other things, the deferral of costs that would otherwise be expensed when incurred. A majority of MidAmerican's electric and gas utility operations currently meet the criteria required by SFAS 71, but its applicability is periodically reexamined. On December 16, 1997, MidAmerican's generation operations serving Illinois were no longer subject to the provisions of SFAS 71 due to passage of industry restructuring legislation in Illinois. Thus, in 1997 MidAmerican was required to write off the regulatory assets and liabilities from its balance sheet related to its Illinois generation operations. The net amount of such write-offs was not material. If other portions of its utility operations no longer meet the criteria of SFAS 71, MidAmerican could be required to write off the related regulatory assets and liabilities from its balance sheet, and thus, a material adjustment to earnings in that period could result. As of September 30, 1999, MidAmerican had $266 million of regulatory assets on its Consolidated Balance Sheet.

     ENERGY EFFICIENCY

     MidAmerican's regulatory assets as of September 30, 1999, included $47.9 million of deferred energy efficiency costs. Based on the current level of recovery, MidAmerican expects to recover these costs by the end of 2001. MidAmerican is also allowed to recover its ongoing energy efficiency costs on a current basis. Recovery of these costs is being collected from customers based on projected annual costs of $17.4 million, which may be adjusted annually. Amortization of the deferred energy efficiency costs and current expenditures for energy efficiency costs will be reflected in other operating expenses over the related periods of recovery. The total of such costs for the years 1999, 2000 and 2001 is estimated to be $43 million, $40 million and $35 million, respectively.

     RATE MATTERS: ELECTRIC

     Through several steps from mid-1997 to the end of 1998, electric prices for Iowa industrial customers were reduced by an amount which will have a $6 million annual impact on revenues, and electric prices for Iowa commercial customers were reduced by an amount which will have a $4 million annual impact on revenues. The reductions were achieved through a retail access pilot project, negotiated individual electric contracts and a $1.5 million tariffed rate reduction for certain non-contract commercial customers.

     The negotiated electric contracts have differing terms and conditions as well as prices. The contracts range in length from five to ten years, and some have price renegotiation and early termination provisions exercisable by either party. The vast majority of the contracts are for terms of seven years or less, although, some large customers have agreed to ten-year contracts. Prices are set as fixed prices; however, many contracts allow for potential price adjustments with respect to environmental costs, government imposed public purpose programs, tax changes, and transition costs. While the contract prices are fixed (except for the potential adjustment elements), the costs MidAmerican incurs to fulfill these contracts will vary. On an aggregate basis the annual revenues under contract are approximately $180 million.

     If MidAmerican's annual Iowa electric jurisdictional ROE exceeds 12%, then earnings above the 12% level will be shared equally between customers and MidAmerican; if the ROE exceeds 14%, then two-thirds of MidAmerican's share of those earnings above the 12% level will be used for accelerated recovery of certain regulatory assets. A 1997 pricing plan settlement agreement precludes MidAmerican from filing for increased rates prior to 2001 unless the ROE falls below 9%. Other parties signing the agreement are prohibited from filing for reduced rates prior to 2001 unless the ROE, after reflecting credits to customers, exceeds 14%. On April 14, 1999, the IUB approved, subject to additional refund, MidAmerican's 1998 ROE calculation. During the second quarter of 1999, MidAmerican refunded $2.2 million to its Iowa non-contract customers related to the ROE calculation for 1998. The agreement also eliminated MidAmerican's energy adjustment clause, and, as a result, the cost of fuel is not directly passed on to customers.

     RATE MATTERS: GAS

     In October 1998, MidAmerican made a filing with the IUB requesting a rate increase for its Iowa retail gas customers. An interim rate increase of approximately $6.7 million annually was approved by the IUB on January 22, 1999, effective immediately. On April 23, 1999, the IUB issued an order approving a settlement agreement between MidAmerican, the OCA and other parties which provides for an annual increase of $13.9 million. The new rates were implemented May 27, 1999.

     In November 1998, MidAmerican filed with the South Dakota Public Utilities Commission (SDPUC) requesting a rate increase for its South Dakota retail gas customers. The SDPUC in April 1999 approved a rate increase of $2.4 million annually, effective May 1, 1999.

     On September 1, 1999, MidAmerican filed with the ICC requesting a rate increase totaling $3.2 million annually for its Illinois retail gas customers. An ICC decision is anticipated prior to August 2000.

     ENVIRONMENTAL MATTERS

     The EPA and state environmental agencies have determined that contaminated wastes remaining at certain decommissioned MGP facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

     MidAmerican is evaluating 27 properties which were, at one time, sites of gas manufacturing plants in which it may be a PRP. The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether MidAmerican has any responsibility for remedial action. MidAmerican's estimate of probable remediation costs for these sites as of September 30, 1999, was $21 million. This estimate has been recorded as a liability and a regulatory asset for future recovery through the regulatory process. Refer to Note B (1) of Notes to Consolidated Financial Statements for further discussion of MidAmerican's environmental activities related to MGP sites and cost recovery.

     Although the timing of potential incurred costs and recovery of such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on MidAmerican's financial position or results of operations.

     Following recommendations provided by the Ozone Transport Assessment Group, the EPA, in November 1997, issued a Notice of Proposed Rulemaking which identified 22 states and the District of Columbia as making significant contribution to nonattainment of the ozone standard in downwind states in the eastern half of the United States. The nonattainment of the downwind states is based on the ozone standard established prior to the 1997 revisions discussed below. In September 1998, the EPA issued its final rules in this proceeding. Iowa is not subject to the emissions reduction requirements in the final rules, and, as such, MidAmerican's facilities are not currently subject to additional emissions reductions as a result of this initiative.

     On July 18, 1997, the EPA adopted revisions to the NAAQS for ozone and a new standard for fine particulate matter. Based on data to be obtained from monitors located throughout the states, the EPA will make a determination of whether the states have any areas that do not meet the air quality standards (i.e., areas that are classified as nonattainment). If a state has area(s) classified as nonattainment area(s), the state is required to submit a State Implementation Plan specifying how it will reach attainment of the standards through emission reductions or other means.

     In May 1999, the U.S. District Court of Appeals for the District of Columbia Circuit remanded the standards adopted in July 1997 back to the EPA indicating the EPA had not expressed sufficient justification for the basis of establishing the standards and ruling that the EPA has exceeded its constitutionally-delegated authority in setting the standards. The EPA has appealed the court's ruling to the full panel of the U.S. District Court of Appeals for the District of Columbia Circuit. Argument in the appeal proceeding is scheduled for the fall of 1999. As a result of the court's decision and the current status of the standards, the impact of any new standards on MidAmerican is currently unknown.

     In December 1997, negotiators from more than 150 nations met in Kyoto, Japan to negotiate an international agreement designed to address global climate change impacts by attempting to reduce so-called greenhouse gas emissions. Some scientists contend that these gases build up in the Earth's atmosphere and cause global temperatures to rise. The primary target of these emissions is carbon dioxide (CO2) which is formed by, among other things, the combustion of fossil fuels. The agreement currently calls for the United States to reduce its emissions of CO2 and other greenhouse gases to 7% below 1990 levels in the 2008-2012 time frame. The United States became a signatory to the agreement on November 12, 1998. In order for the agreement to become binding upon the United States, ratification by the U.S. Senate is necessary. The cost to the utility industry in general, and to MidAmerican, of reducing its CO2 emissions levels by 7% below 1990 levels would depend on available technology at the time, but could be material.

     QUAD CITIES NUCLEAR POWER STATION

     Quad Cities Station is operated by, and 75% owned by, Commonwealth Edison Company (ComEd). On May 6, 1999, the Nuclear Regulatory Commission (NRC) advised ComEd that it had classified Quad Cities Station in the NRC's Routine Oversight category (the best of the NRC's three new categories) for nuclear power plants, removing the station from the Trending (adversely) Letter status initiated in January 1998. During the first nine months of 1999, the station capacity factor was in excess of 93.5%.

     GENERATING CAPABILITY

     In July 1999, retail customer usage of electricity caused an hourly peak demand of 3,833 MW on MidAmerican's energy system. MidAmerican is interconnected with certain Iowa and neighboring utilities and is involved in an electric power pooling agreement known as Mid-Continent Area Power Pool
(MAPP). Each MAPP participant is required to maintain for emergency purposes a net generating capability reserve of at least 15% above its system peak demand. MidAmerican was able to maintain its capacity reserve requirement during the hot weather in July 1999 and was not adversely affected by the resultant high prices in the off-system market.

     MidAmerican believes it has adequate electric capacity reserve and continues to manage its generating resources to ensure an adequate reserve in the future. However, significantly higher-than-normal temperatures during the cooling season could cause MidAmerican's reserve to fall below the 15% minimum. If MidAmerican fails to maintain the appropriate reserve, significant penalties could be contractually imposed by MAPP.

ACTIVITIES REGARDING YEAR 2000 DATE ISSUES

     The following discussion of year 2000 issues describes MidAmerican's plans to address technical problems relating to calculations, manipulations, storage and other uses of date-sensitive data which could cause some computer-controlled systems, applications and processes (hereinafter referred to as "Systems") to incorrectly process critical financial and operational information, or stop processing altogether. The discussion contains by necessity many forward-looking statements. MidAmerican wishes to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and in order to do so includes the following meaningful cautionary statements with regard to the forward looking statements of its year 2000 plans. MidAmerican's intentions, expectations, and predictions relating to its year 2000 efforts are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Such risks and uncertainties include, among others, the effects of weather, federal and state regulatory actions, and other matters, many of which are beyond MidAmerican's control. In addition, MidAmerican claims the full protections established by the Year 2000 Information and Readiness Disclosure Act for Year 2000 Statements and Year 2000 Readiness Disclosure.

     PROJECT DESCRIPTION

     MidAmerican has undertaken an extensive ongoing project to address its information technology (IT) and non-IT (including embedded technology) Systems potentially affected by the year 2000 date change. MidAmerican's approach is based on a five-phase project methodology - inventory, assessment, planning, resolution and implementation - designed to result in the identification and evaluation of potential problems, and remediation of MidAmerican's Systems. MidAmerican generally defines the five phases as follows:

     1. Inventory Phase - The purpose of the inventory phase is to identify and document Systems used by MidAmerican that may have a date-sensitive function.

     2. Assessment Phase - The purpose of the assessment phase is to collect information about inventoried Systems, including the business and technical context in which individual Systems operate, to make an informed judgment concerning an appropriate plan to mitigate year 2000 related risks.

     3. Planning Phase - The purpose of the planning phase is to develop strategic and tactical plans for Systems that require replacement, repairs, upgrades or other appropriate actions (collectively referred to as "remedial actions").

     4. Resolution Phase - The purpose of the resolution phase is to execute the plan developed during the preceding phases. Testing of Systems and/or components of Systems, as well as any preceding or subsequent remedial action, is commenced during this phase.

     5. Implementation Phase - The purpose of the implementation phase is to examine the Systems to determine whether they will function adequately in a production environment and to perform follow-up administrative tasks as required to develop appropriate documentation in support of year 2000 readiness.

     MidAmerican classifies all Systems ranging from low- to high-priority based on their importance to carrying out MidAmerican's business mission. System priority is based on potential impacts resulting from year

2000 problems on public and employee safety, prolonged and widespread service outages, long-term shareholder value, and ability to comply with regulatory requirements. In the case of low-priority Systems, year 2000 readiness may be delayed beyond January 1, 2000, or perhaps indefinitely. MidAmerican plans to use the last two months of 1999 to perform post-implementation testing, address selected lower priority Systems and conduct preparedness exercises.

     Vendors, customers and other third parties may affect MidAmerican's ability to achieve year 2000 readiness. Because service reliability and financial stability are dependent on MidAmerican's supply chain, a concerted effort is being made to investigate important third parties to assess their ability to continue to supply products or services to, or purchase products or services from, MidAmerican.

     STATE OF READINESS

     Due to factors such as the overlapping nature of the project phases and the varying degree of complexity of the Systems being addressed, it is difficult to accurately determine the status of completion of a particular phase of the project at any given point in time. MidAmerican uses three methods to measure the status of project completion:

     1. As an entity with public utility operations, MidAmerican must comply with certain year 2000 regulatory requirements imposed by the North American Electric Reliability Council (NERC). NERC reporting data is limited primarily to Systems that are directly associated with transmission grid stability. The transmission grid consists of the interconnected transmission systems of North American utilities. Reporting categories include nuclear generation, non-nuclear generation, Energy Management Systems and Supervisory Control and Data Acquisition (SCADA) system, telecommunications systems, substation controls and system protection, and IT business information systems. MidAmerican reported in its July compliance filing with NERC that it is "100% Y2K Ready" on systems considered mission-critical by NERC definition.

     2. A "checklist" approach is used to monitor the completion status of each System that is unique to a given organizational group. For example, identical substation meters may be located in several individual substations, but the meter is counted as only one System. All Systems are viewed as equivalent, regardless of priority, in the checklist approach. Systems are categorized as complete or not complete, without regard to percentage of completion of the System in total or percentage of completion of any particular phase of the project. As of September 30, 1999, there were 5,554 separate Systems in MidAmerican's inventory. Of these, over 99% had been completed.

     3. MidAmerican's internally developed measure is more sensitive than the methods discussed above and is based on business risk/priority, weighted tasks and weighted phases. Only high- and medium-risk/priority Systems are included in the status of completion calculation. The data related to Systems that could impact grid stability pertains only to those Systems that directly affect MidAmerican's customers. Also, progress toward completion is measured. As of September 30, 1999, MidAmerican as a whole is generally in the resolution phase. Percentage of completion for six areas of business operations is a follows:

           A.     IT - Applications:  95-100% complete
           B.     IT - Operations & Infrastructure:  95-100% complete
           C.     Generation:  95-100% complete
           D.     Energy Delivery:  95-100% complete
           E.     Retail:  95-100% complete
           F.     Corporate Services (excluding IT):  95-100% complete

     The investigation of supply chain issues consists of documenting the nature of business relationships in correspondence, surveys and meetings with third parties and making determinations regarding their year 2000 readiness status based on the responses received. MidAmerican has initiated contact with vendors and business partners it considers to represent a significant financial or operational risk if they were to experience year 2000 problems. In addition, interconnected utilities and wholesale customers, as well as high-volume retail customers, have been contacted for the purpose of reviewing the status of their year 2000 readiness efforts. To date, information made available to MidAmerican has not been uniform in terms of quality and quantity. Although none of the information has suggested that the year 2000 readiness efforts of these vendors, business partners and customers have been inadequate, MidAmerican intends to maintain ongoing communications with some third parties through the few months of 1999. MidAmerican will also continue monitoring information about specific products in MidAmerican's inventory.

     COSTS

     As of September 30, 1999 approximately $10.2 million in operating expenses have been incurred to carry out year 2000 activities. It is anticipated that up to $2.8 million in additional operating expenses and capital costs will need to be incurred to complete the project. Although additional unforeseen costs may be incurred, at this time MidAmerican has not become aware of any material costs which may arise in order to achieve year 2000 readiness. Future progress toward achievement of year 2000 readiness could change this outlook.

         MidAmerican has renovated or replaced several high-priority Systems (e.g., management information, materials management information, work management information, customer service, electric outage management, meter control and inventory, and others) to gain enhanced functionalities. For example, the development and installation of a new customer service system (CSS) and related applications was an outcome of the merger which created MidAmerican in July of 1995. Although potential year 2000 problems existing in the predecessor companies' CSS products were recognized, the decision to implement the new CSS was primarily in response to integration difficulties and the need for additional application functionalities. The costs of these renovations and replacements are not reported herein as their development and installation was not driven by year 2000 concerns.

     CONTINGENCY PLANS

         A contingency plan identifying credible worst-case scenarios has been developed. The contingency plan is comprised of both mitigation and recovery aspects. Mitigation entails planning to reduce the impact of unresolved year 2000 problems, and recovery entails planning to restore services in the event that year 2000 problems occur. MidAmerican's contingency plan has been reviewed by senior management. Although the plan is substantially complete, it will be refined throughout the remainder of the year based on results of contingency planning drills and changes in circumstances.

         Although a number of factors come into play in defining reasonably likely worst case scenarios, the loss of voice and data communications, volatile load patterns, and inability to control generation and/or return generation units to service are viewed as the most serious threats. The relative seriousness of these threats is based on recognition that the occurrence of any of these types of problems could have an immediate and significant effect on service reliability and financial performance.

         MidAmerican participated in contingency planning drills coordinated by NERC on April 9, 1999 and September 8-9, 1999. The drills focused on managing problems resulting from a simulated partial loss of voice and data communications services. During those drills, MidAmerican did not experience any unexpected results.

     RISKS

         Despite the comprehensive nature of MidAmerican's year 2000 project and the results the project is designed to produce, MidAmerican may experience random, widespread and simultaneous failures in its generation, distribution and Systems during year 2000 transition periods. Contingency plans for any known or reasonably anticipated risk of interruption to the generation or distribution of energy are being developed to plan for resources needed to be put in place to reduce the potential outage period to a minimum. Although the impact on future operations and revenues is unknown, failure of MidAmerican's Systems to perform because of year 2000 implications could result in operating problems and costs material to MidAmerican.

         Although management believes the project will be completed sufficiently in advance of January 1, 2000, unforeseen and other factors could cause delays in the project, the results of which may have a material effect on MidAmerican's results of operations. In addition, there is no assurance that MidAmerican will not be affected by year 2000 problems experienced by third parties.

ACCOUNTING ISSUES

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", which was delayed by SFAS 137 and is effective for fiscal years beginning after June 15, 2000. SFAS 133 requires an entity to recognize all of its derivatives as either assets or liabilities in its statement of financial position and measure those instruments at fair value. The Company is in the process of evaluating the impact of this accounting standard.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         MidAmerican is exposed to market risk, including changes in the market price of certain commodities. To manage the price volatility relating to these exposures, MidAmerican enters into various financial derivative instruments. A Risk Management Committee governs the overall direction, structure, conduct and control of the Company's risk management activities, including the use of financial derivative instruments. Responsibilities of the Risk Management Committee include authorization and communication of risk management policies and procedures, strategic hedging program guidelines, appropriate market and credit risk limits, and appropriate systems for recording, monitoring and reporting the results of transactional and risk management activities.

         MidAmerican uses hedge accounting for commodity-related instruments pertaining to its natural gas purchasing operations.

COMMODITY PRICE RISK

         Regulated Natural Gas Operations-

         Under the current regulatory framework, MidAmerican is allowed to recover in revenues the cost of gas sold from most of its regulated gas customers through a purchased gas adjustment clause (PGA). MidAmerican derived approximately 94% of its regulated gas revenues from such customers in 1998. Since the majority of MidAmerican's firm natural gas supply contracts contain pricing provisions based on a daily or monthly market index, MidAmerican's regulated gas customers, although ensured of the availability of gas supplies, retain the risk associated with market price volatility.

         MidAmerican enters into natural gas futures and swap agreements to mitigate a portion of the market risk retained by its regulated gas customers through the PGA. These financial derivative activities are recorded as hedge accounting transactions, with net amounts exchanged or accrued under swap agreements and realized gains or losses on futures contracts included in the cost of gas sold and recovered in revenues from regulated gas customers. At December 31, 1998, MidAmerican had entered into the following financial derivative instruments for regulated operations:

Futures Contracts:
         Net Contract Volumes- Long (Short)                    (240,000) MMBtu
         Unrealized Gain (Loss) at 12/31/98 (in thousands)      $(1,843)

Swap Contracts:
         Contract Volumes                                      7,200,000 MMBtu
         Unrealized Gain (Loss) at 12/31/98 (in thousands)          $225

         A $0.05 increase in underlying natural gas prices would increase unrealized losses on the above futures contracts by approximately $12,000 and would increase unrealized gains on the above swap contracts by approximately $360,000.

         Nonregulated Natural Gas Operations-

         MidAmerican also derives revenues from nonregulated sales of natural gas. Pricing provisions are individually negotiated with these customers and may include fixed prices or prices based on a daily or monthly market index. MidAmerican enters into natural gas futures and swap agreements to offset the financial impact of variations in natural gas commodity prices for physical delivery to non-regulated customers. These financial derivative activities are recorded as hedge accounting transactions, with net amounts exchanged or accrued under swap agreements and realized gains or losses on futures contracts included in the cost of gas sold. At December 31, 1998, MidAmerican had entered into the following financial derivative instruments for non-regulated operations:

Futures Contracts:
         Net Contract Volumes- Long (Short)                   (110,000) MMBtu
         Unrealized Gain (Loss) at 12/31/98 (in thousands)         $28

Swap Contracts:
         Contract Volumes                                     9,122,181 MMBtu
         Unrealized Gain (Loss) at 12/31/98 (in thousands)      $(3,121)

         A $0.05 increase in underlying natural gas prices would decrease unrealized gains on the above futures contracts by approximately $6,000 and would decrease unrealized losses on the above swap contracts by approximately $456,000. Unrealized gains and losses on financial derivatives entered into for nonregulated operations have little ultimate impact on MidAmerican's earnings and cash flow as these amounts are offset by corresponding changes in the theoretical value of underlying contracts for physical delivery of natural gas to nonregulated customers.

         1997 Total Natural Gas Operations-

         At December 31, 1997, MidAmerican had entered into the following financial derivative instruments for natural gas operations:

Futures Contracts:
         Net Contract Volumes- Long (Short)                 2,000,000 MMBtu
         Unrealized Gain (Loss) at 12/31/97 (in thousands)      $(386)

Swap Contracts:
         Contract Volumes                                   6,968,807 MMBtu
         Unrealized Gain (Loss) at 12/31/97 (in thousands)      $(885)

INTEREST RATE RISK

The Company is exposed to market value risk from changes in interest rates on its preferred stock investments. The Company reviews the interest rate sensitivity of these securities and purchases put options and enters into "short" positions in futures contracts on U.S. Treasury securities for other than trading purposes in order to reduce related interest rate risk. The Company's intent is to manage the risk arising from changes in the general level of interest rates with a change in market value of the hedging instruments. The Company does not purchase or sell hedging instruments for speculative purposes.

The following table demonstrates the impact of varying interest rate changes to the market value at December 31, 1998: (amounts in millions)

--------------------------- ----------------- -------------------- --------------------- --------------------
                            Preferred         Futures and          Total Portfolio       Change in Market
                            Stock Market      Options Market       Market Value          Value of Total
                            Vaule             Value                                      Portfolio
--------------------------- ----------------- -------------------- --------------------- --------------------
Interest Rate Change
--------------------------- ----------------- -------------------- --------------------- --------------------
200 basis pt decrease          $150.8                 $  -               $150.8                  $10.6
--------------------------- ----------------- -------------------- --------------------- --------------------
100 basis pt decrease           144.4                  0.1                144.5                    4.3
--------------------------- ----------------- -------------------- --------------------- --------------------
Current interest rates          137.3                  2.9                140.2                      -
--------------------------- ----------------- -------------------- --------------------- --------------------
100 basis pt increase           129.2                 10.0                139.2                  (1.0)
--------------------------- ----------------- -------------------- --------------------- --------------------
200 basis pt increase           120.9                 17.3                138.2                  (2.0)
--------------------------- ----------------- -------------------- --------------------- --------------------

The number of hedging instrument contracts entered into, or their notional amount, is dependent on, among other things, the duration of the portfolio, specific call provisions of each fixed rate preferred stock, the slope of the Treasury yield curve, the expected volatility of Treasury yields and the cost of using futures and/or options. The notional amount of the Company's hedging instruments at December 31, 1998 and 1997, respectively are set forth in the following table:


                                           1998                                       1997
----------------------- --------------------- -------------------- --------------------- --------------------
                        Contracts             Notional Amt.        Contracts             Notional Amt.
----------------------- --------------------- -------------------- --------------------- --------------------
Put Options                       697               $89,064                815                 $ 98,182
----------------------- --------------------- -------------------- --------------------- --------------------
Futures Contracts                  33                 4,217                142                   17,107
----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------
Total                             730               $93,281                957                 $115,289
----------------------- --------------------- -------------------- --------------------- --------------------

The notional amounts of these hedging instruments do not represent the amounts exchanged by the parties and are not a measure of the Company's financial exposure through its use of these hedging instruments. The Company is exposed only to the initial purchase price of the put options and to changes in the market value of the futures contracts.

          OUR BUSINESS AND THE BUSINESS OF MHC AND MIDAMERICAN ENERGY

OUR BUSINESS

     We were formed as an Iowa limited liability company on March 9, 1999 to issue the initial Securities and facilitate the merger. MidAmerican Holdings is our sole member. We currently own all of the outstanding common stock of MHC. We do not engage in any business other than activities associated with the issuance of the Securities and the ownership of MHC.

THE BUSINESS OF MHC

     MHC is an exempt public utility holding company headquartered in Des Moines, Iowa, and incorporated in the State of Iowa. MHC's interests include:

     []   100% of the common stock of MidAmerican Energy;

     []   100% of the common stock of MidAmerican Capital;

     []   100% of the common stock of Midwest Capital; and

     []   100% of the common stock of MidAmerican Services.

     MidAmerican Energy is primarily engaged in the business of generating, transmitting, distributing and selling electricity and distributing, selling and transporting natural gas. MidAmerican Capital manages marketable securities and passive investment activities, nonregulated wholesale and retail natural gas businesses, security services and other energy-related, nonregulated activities. Midwest Capital functions as a regional business development company in MidAmerican Energy's service territory. MidAmerican Services, which was formed in April 22, 1997, provides comprehensive energy services to utilities and other companies.

     Prior to the initial public offering described below, MidAmerican Holdings' real estate brokerage and related services were conducted through MHC's subsidiary, MidAmerican Realty Services. On October 14, 1999, HomeServices.Com, the successor to MidAmerican Realty, sold 35% of its common stock in an initial public offering. The remaining 65% is owned by MidAmerican Holdings.

     For the nine months ended September 30, 1999, 93% of MHC's operating revenues (excluding MidAmerican Realty Services) were from MidAmerican Energy, 4% were from MidAmerican Capital and 3% were from Midwest Capital. For the year ended December 31, 1998, 95% of MHC's operating revenues (excluding MidAmerican Realty Services) were from MidAmerican Energy, 5% were from MidAmerican Capital and less than 1% were from Midwest Capital.

THE BUSINESS OF MIDAMERICAN ENERGY

     OVERVIEW OF MIDAMERICAN ENERGY'S BUSINESS

     Currently, most of MidAmerican Energy's business is conducted in a rate-regulated environment and accordingly, many of its decisions as to the source and use of resources and other strategic matters are evaluated from a utility business perspective. However, beginning January 1, 1998, MidAmerican Energy began managing its operations as four distinct business units: generation, transmission, energy delivery and retail. Under this corporate framework, MidAmerican Energy believes that its preparations for, and opportunities to succeed in, the future electric and gas energy environment will be enhanced. With the establishment of these four business units, MidAmerican Energy believes that it is able to focus on the specific needs and anticipated risks and opportunities of its major business units in a more flexible manner. Some administrative functions are handled by a corporate services group which supports all of the business units.

     Although specific functions may be moved between business units as future circumstances warrant, the principal focus of each business unit has been established:

     [] Generation--Significant functions of the generation business unit include the production and purchase of energy and the sale of wholesale energy.

     [] Transmission--The transmission business unit coordinates all activities related to MidAmerican Energy's transmission facilities, including monitoring access to and assuring the reliability of the transmission system.

     [] Energy Delivery--Energy delivery includes the distribution of electricity and natural gas to end-users, and related activities.

     [] Retail--Retail includes marketing, customer service and related functions for core and complementary products and services.

     ELECTRICITY AND GAS DISTRIBUTION AND SALES

     MidAmerican Energy distributes electricity in Council Bluffs, Des Moines, Fort Dodge, Iowa City, Sioux City and Waterloo, Iowa, the Quad Cities (Davenport and Bettendorf, Iowa and Rock Island, Moline and East Moline, Illinois) and a number of adjacent communities and areas. MidAmerican Energy distributes natural gas in Cedar Rapids, Des Moines, Fort Dodge, Iowa City, Sioux City and Waterloo, Iowa, the Quad Cities, Sioux Falls, South Dakota, and a number of adjacent communities and areas. As of September 30, 1999, MidAmerican Energy had approximately 655,100 retail electric customers and 627,700 retail natural gas customers.

     In addition to retail sales, MidAmerican Energy delivers electricity to other utilities and municipalities who distribute it to end-use customers. These sales are referred to as sales for resale. MidAmerican Energy also transports natural gas, for a fee, through its distribution system for certain large customers who have independently secured their own supply of natural gas.

     MidAmerican Energy's electric and gas operations are conducted under franchises, certificates, permits and licenses obtained from state and local authorities. The franchises, with various expiration dates, are typically for 25-year terms.

     MidAmerican Energy has a residential, agricultural, commercial and diversified industrial customer group in which no single industry or customer accounted for more than 3% (food and kindred products industry) of its total 1998 electric operating revenues or 3% (food and kindred products industry) of its total 1998 gas operating margin. Among the primary industries served by MidAmerican Energy are those which are concerned with the manufacturing, processing and fabrication of primary metals, real estate, food products, farm and other non-electrical machinery, and cement and gypsum products.

     For the year ended December 31, 1998, MidAmerican Energy derived approximately 69% of its gross operating revenues from its regulated electric business and 25% from its regulated gas business. For 1997 and 1996, the corresponding percentages were 65% electric and 31% gas, and 66% electric and 32% gas, respectively.

     MidAmerican Energy's historical electric sales by customer class as a percentage of total electric sales and MidAmerican Energy's retail electric sales data by state as a percentage of total retail electric sales are each shown below:

     TOTAL ELECTRIC SALES OF MIDAMERICAN ENERGY BY CUSTOMER CLASS

                                              1998        1997        1996
                                              ----        ----        ----
Residential.............................       22.2%       20.9%       21.1%
Small General Service...................       17.5        16.5        16.2
Large General Service...................       28.1        27.4        27.6
Other...................................        4.4         4.4         4.5
Sales for Resale........................       27.8        30.8        30.6
                                               ----      ------       -----
     Total..............................      100.0%      100.0%      100.0%
                                              ======      =====       =====

              RETAIL ELECTRIC SALES OF MIDAMERICAN ENERGY BY STATE

                                             1998        1997        1996
                                             ----        ----        ----
Iowa....................................      88.4%       88.6%       88.7%
Illinois................................      10.9        10.7        10.6
South Dakota............................       0.7         0.7         0.7
                                            ------      ------      ------
     Total..............................     100.0%      100.0%      100.0%
                                             ======      =====       =====

     In an Iowa pricing settlement approved in 1997 by the Iowa Utilities Board, MidAmerican Energy was given permission to negotiate individual contracts with its industrial and commercial electric customers. The negotiated contracts have differing terms and conditions as well as prices. The contracts range in length from five to ten years, and some have price renegotiation and early termination provisions exercisable by either party. A vast majority of the contracts are for terms of seven years or less, although some large customers have agreed to 10-year contracts. Prices are set as fixed prices; however, many contracts allow for potential price adjustments with respect to environmental costs, government imposed public purpose programs, tax changes and transition costs. While the contract prices are fixed (except for the potential adjustment elements), the costs MidAmerican Energy incurs to fulfill these contracts will vary. MidAmerican Energy presently intends to manage this risk through hedging and other similar arrangements. On an aggregate basis, the annual revenues under these contracts are approximately $180,000,000.

     In addition, MidAmerican Energy is precluded by the 1997 settlement agreement from filing for an increase in its Iowa electric rates prior to 2001, unless its annual return on common equity falls below 9%. Likewise, the other parties to the agreement, including the Office of the Consumer Advocate, are prohibited from seeking a reduction in MidAmerican Energy's electric rates prior to 2001, unless the return on common equity, adjusted for the equal sharing between shareholders and customers of earnings above a 12% return on common equity, exceeds 14%.

     Historical gas sales, excluding transportation throughput, by customer class as a percentage of total gas sales and by state as a percentage of total retail gas sales are shown below:

       TOTAL REGULATED GAS SALES OF MIDAMERICAN ENERGY BY CUSTOMER CLASS

                                                 1998        1997        1996
                                                 ----        ----        ----
Residential................................       59.9%       60.8%       61.1%
Small General Service......................       32.1        33.1        33.3
Large General Service......................        3.7         4.2         4.6
Sales for Resale and Other.................        4.3         1.9         1.0
                                               -------      ------      ------
     Total.................................      100.0%      100.0%      100.0%
                                                 ======      =====       =====

                RETAIL GAS SALES OF MIDAMERICAN ENERGY BY STATE

                                                1998        1997        1996
                                                ----        ----        ----
Iowa........................................     79.0%       79.1%       78.0%
Illinois....................................     10.2        10.4        11.0
South Dakota................................     10.1         9.8        10.3
Nebraska....................................      0.7         0.7         0.7
                                              -------      ------      ------
Total.......................................    100.0%      100.0%      100.0%
                                                ======      =====       =====

     There are seasonal variations in MidAmerican Energy's electric and gas businesses which are principally related to the use of energy for air conditioning and heating. In 1998, 40% of MidAmerican Energy's electric revenues were reported in the months of June, July, August and September, reflecting the use of electricity for cooling, and 54% of MidAmerican Energy's gas revenues were reported in the months of January, February, March and December, reflecting the use of gas for heating.

     MIDAMERICAN ENERGY'S ELECTRIC SYSTEM

     The annual hourly peak demand on MidAmerican Energy's electric system occurs principally as a result of air conditioning use during the cooling season. In July 1999, MidAmerican Energy recorded an hourly peak demand of 3,833 megawatts, which is 190 megawatts more than MidAmerican Energy's previous record hourly peak of 3,643 megawatts set in 1998.

     MidAmerican Energy's accredited 1998 summer net generating capability was 4,425 megawatts. Accredited net generating capability represents the amount of MidAmerican Energy-owned generation or generation under power purchase contracts available to meet the requirements on MidAmerican Energy's electric system, net of the effect of participation purchases and sales. The net generating capability at any time may be lower than it would otherwise be due to regulatory restrictions, fuel restrictions and generating units being temporarily out of service for inspection, maintenance, refueling or modifications.

     MidAmerican Energy is interconnected with Iowa utilities and utilities in neighboring utilities and is involved in an electric power pooling agreement known as MAPP. MAPP is a voluntary association of electric utilities doing business in Iowa, Minnesota, Nebraska and North Dakota and portions of Montana, South Dakota and Wisconsin and the Canadian provinces of Saskatchewan and Manitoba. Its membership also includes power marketers, regulatory agencies and independent power producers. MAPP facilitates operation of the regional transmission system, serves as a power and energy market clearing house and is responsible for the safety and reliability of the bulk electric system.

     Each MAPP participant is required to maintain for emergency purposes a net generating capability reserve of at least 15% above its system peak demand. If a participant's capability reserve falls below the 15% minimum, significant penalties could be contractually imposed by MAPP. MidAmerican's reserve margin for 1998 was approximately 20%.

    THE NET GENERATING CAPACITY OWNED BY MIDAMERICAN ENERGY

     The table below sets forth the owned net operating capacity of MidAmerican Energy's power plants as of September 30, 1999. It operates all of these plants other than those indicated with an asterisk.

                                                                   Net
                                              Ownership       Capacity Owned
Council Bluffs Energy Center units 1 & 2.....     100%         131 megawatts
Council Bluffs Energy Center unit 3..........      79%         534 megawatts
Louisa Generation Station....................      88%         616 megawatts
Neal Generation Station units 1 & 2..........     100%         435 megawatts

Neal Generation Station unit 3...............      72%         371 megawatts
Neal Generation Station unit 4...............      41%         253 megawatts
Ottumwa Generation Station*..................      52%         372 megawatts
Quad-Cities Power Station units 1 & 2*.......      25%         383 megawatts
Riverside Generation Station.................     100%         135 megawatts
Combustion Turbines..........................     100%         758 megawatts
Moline Water Power...........................     100%          3 megawatts
                                                              -+-------------
     Total Net Generating Capacity Owned.....                 3,996 megawatts
                                                              ===============

ENVIRONMENTAL MATTERS

         For information relating to MidAmerican Energy's environmental matters, reference is made to Note B to our consolidated financial statements appearing elsewhere in this prospectus.

LITIGATION

  COOPER LITIGATION

         On July 23, 1997, the Nebraska Public Power District (or NPPD) filed a complaint, in the United States District Court for the District of Nebraska, naming MidAmerican Energy as the defendant and seeking declaratory judgment as to three issues under the parties' long-term power purchase agreement for the capacity and energy of MidAmerican Energy's Cooper Nuclear Station. More specifically, NPPD sought a declaratory judgment in the following respects: (1) that MidAmerican Energy is obligated to pay 50% of all costs and expenses associated with decommissioning Cooper, and that in the event NPPD continues to operate Cooper after expiration of the power purchase agreement (September
2004), MidAmerican Energy is not entitled to reimbursement of any decommissioning funds it has paid to date or will pay in the future; (2) that the current method of allocating transition costs as part of the decommissioning cost is proper under the power purchase agreement; and (3) that the current method of investing decommissioning funds is proper under the power purchase agreement.

         MidAmerican Energy filed its answer and contingent counterclaims. The contingent counterclaims filed by MidAmerican Energy are generally as follows:
(1) that MidAmerican has no duty under the power purchase agreement to reimburse or pay 50% of the decommissioning costs unless certain conditions occur; (2) that NPPD has the duty to repay all amounts that MidAmerican Energy has prefunded for decommissioning in the event NPPD operates the plant after the term of the power purchase agreement; (3) that NPPD is equitably estopped from continuing to operate the plant after the term of the power purchase agreement;
(4) that NPPD has granted MidAmerican Energy an option to continue taking 50% of the power from the plant; (5) that the term "monthly power costs" as defined in the power purchase agreement does not include costs and expenses associated with decommissioning the plant; (6) that MidAmerican Energy has no duty to pay for nuclear fuel, operation and maintenance projects or capital improvements that have useful lives after the term of the power purchase agreement; (7) that transition costs are not included in any decommissioning costs and expenses; (8) that NPPD has breached its duty to MidAmerican Energy in making investments of certain funds; (9) that reserves in certain accounts are excessive and should be refunded to MidAmerican Energy; and (10) that NPPD must credit MidAmerican Energy for certain payments by MidAmerican for low-level radioactive waste disposal.

         On October 6, 1999, the Court rendered summary judgment for NPPD on the above-mentioned issue concerning liability for decommissioning (issue one in the first paragraph above) and the related contingent counterclaims filed by MidAmerican Energy (issues one, two, three and five in the second paragraph above). The Court referred all remaining issues in the case to mediation, and cancelled the November 1999 trial date. MidAmerican Energy plans to appeal the Court's summary judgment ruling and will participate in mediation in an attempt to resolve the remaining issues. MidAmerican Energy and NPPD are currently involved in discovery.

LITIGATION

  NORTH STAR STEEL COMPANY

         On December 8, 1997, North Star Steel Company, a MidAmerican Energy electric retail customer, filed a complaint in the United States District Court for the Southern District of Iowa naming MHC and MidAmerican Energy as defendants. The complaint alleged that MidAmerican Energy's refusal to allow North Star to obtain retail electric service from an unspecified alternative energy company amounted to a violation of federal antitrust laws. North Star sought to recover an unspecified level of damages, and to require MidAmerican Energy to provide retail wheeling service so that North Star could obtain electricity from an unnamed supplier. On June 23, 1998, the District Court issued an Order Granting Summary Judgment in favor of MidAmerican Energy. On July 20, 1998, North Star appealed that decision to the United States Court of Appeals for the Eighth Circuit. On July 7, 1999, the United States Court of Appeals for the Eighth Circuit affirmed the District Court grant of summary judgment in favor of MidAmerican Energy. On October 5, 1999, North Star filed a petition for a writ of certiorari seeking to have the U.S. Supreme Court agree to review a decision by the 8th Circuit Court of Appeals which had upheld a ruling by the U.S. District Court for the Southern District of Iowa granting summary judgment in favor of MidAmerican Energy. In a related matter North Star unsuccessfully appealed to the Iowa District Court an Iowa Utilities Board declaratory ruling that was favorable to MidAmerican Energy.

                                   MANAGEMENT

OUR BOARD OF MANAGERS AND EXECUTIVE OFFICERS

     Below are our current managers and executive officers and their positions with us:

       NAME                      POSITION
       David L. Sokol.........   Chairman, Chief Executive Officer and Manager
       Gregory E. Abel........   President and Chief Operating Officer
       Patrick J. Goodman.....   Vice President and Treasurer
       Steven A. McArthur.....   Vice President, Secretary and Manager
       John A. Rasmussen, Jr..   Vice President and General Counsel
       Delbert D. Weber.......   Independent Manager

     DAVID L. SOKOL, 42, has been our Chairman and Chief Executive Officer and Chairman of our Board of Managers since our formation in March 1999. Mr. Sokol has been Chairman of MidAmerican Holdings since May 1994 and Chief Executive Officer of MidAmerican Holdings since April 1993. He has served as a director of MidAmerican Holdings since 1991. From January 1992 until October 1992, Mr. Sokol was Chairman, Chief Executive Officer, President and a Director of JWP, Inc. From November 1990 until February 1991, Mr. Sokol was the President and Chief Executive Officer of Kiewit Energy Company.

     GREGORY E. ABEL, 36, has been our President and Chief Operating Officer since our formation in March 1999. Mr. Abel joined MidAmerican Holdings in 1992. At MidAmerican Holdings he has held various executive positions including responsibility for engineering, construction, accounting and various administrative functions. Mr. Abel is a Chartered Accountant and from 1984 to 1992 was employed by Price Waterhouse in San Francisco, where he was responsible for clients in the energy industry.

     PARTRICK J. GOODMAN, 32, has been our Vice President and Treasurer since August 1999. Mr. Goodman is also Senior Vice President and Chief Financial Officer of MidAmerican Holdings. Prior to joining MidAmerican Holdings in 1995, for more than five years prior thereto Mr. Goodman was a financial manager for National Indemnity Company and a senior associate at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.).

     STEVEN A. MCARTHUR, 41, has been our Vice President and Secretary and a member of our Board of Managers since our formation in March 1999. Mr. McArthur is Senior Vice President and Secretary of MidAmerican Holdings. Mr. McArthur joined MidAmerican Holdings in 1991. From 1988 to 1991, he was an attorney in the Corporate Finance Group at Shearman & Sterling in San Francisco. From 1984 to 1988, Mr. McArthur was an attorney in the Corporate Finance Group at Winthrop, Stimson, Putnam & Roberts in New York.

     JOHN A. RASMUSSEN, JR., 53, has been our Vice President and General Counsel since March 1999. Mr. Rasmussen has also been Senior Vice President and General Counsel of MidAmerican Holdings since March 1999, of MHC since December 1, 1996 and of MidAmerican Energy since November 1, 1996. Mr. Rasmussen served as Group Vice President and General Counsel of MidAmerican Energy from July 1, 1995 to November 1, 1996. He served as Vice President and General Counsel of Midwest Power Systems Inc. and Midwest Resources Inc., each a predecessor to MidAmerican Energy, from 1990 to 1995.

     DELBERT D. WEBER, 67, has been our Independent Manager since March 1999. Dr. Weber serves as President of the Omaha Community Foundation, a position he assumed on September 1, 1998. He retired in July 1997 as Chancellor Emeritus, after serving as Chancellor of the University of Nebraska at Omaha for 20 years. Dr.

Weber has also served on the boards of directors of several prominent Omaha-based charities and community organizations.

     Our articles of organization require the unanimous affirmative vote or consent of our Board of Managers, including the Independent Manager, to (1) institute bankruptcy or insolvency proceedings, (2) consent to the institution of such proceedings against us, (3) dissolve or liquidate, make assignments for the benefit of creditors, (4) take other similar actions, (5) change our form of organization or jurisdiction of formation or (6) amend various provisions of our articles of organization. In all such matters, our Board of Managers will owe their fiduciary obligations to us and our creditors.

     None of our managers or executive officers receive any compensation in excess of $60,000 for serving in these positions.

THE DIRECTORS AND EXECUTIVE OFFICERS OF MHC AND MIDAMERICAN ENERGY

     Below are the current managers and executive officers of MHC and MidAmerican Energy and their positions with those companies:

NAME                                 POSITION                                              COMPANY
----                                 --------                                              -------
David L. Sokol...................    Chairman and Chief Executive Officer/Chairman.......  MHC/MidAmerican Energy
Gregory E. Abel..................    President/Chief Executive Officer...................  MHC/MidAmerican Energy
Ronald W. Stepien................    President...........................................  MidAmerican Energy
Jack L. Alexander................    Senior Vice President...............................  MidAmerican Energy
Patrick J. Goodman...............    Senior Vice President and Chief Financial             MHC and MidAmerican Energy
                                        Officer..........................................
Keith D. Hartje..................    Senior Vice President...............................  MidAmerican Energy
Steven A. McArthur...............    Senior Vice President...............................  MHC and MidAmerican Energy
John A. Rasmussen, Jr............    Senior Vice President and General Counsel...........  MHC and MidAmerican Energy

     RONALD W. STEPIEN, 52, has been President of MidAmerican Energy since November 1, 1998. Mr. Stepien served as Executive Vice President of MidAmerican Energy from November 1, 1996 to October 31, 1998 and as Group Vice President of MidAmerican Energy from 1995 to October 31, 1996. He served as Vice President of Iowa-Illinois Gas and Electric Company, a predecessor company, from 1990 to 1995.

     JACK L. ALEXANDER, 51, has been Senior Vice President of MidAmerican Energy since November 1, 1998. Mr. Alexander served as Vice President of MidAmerican Energy from November 1, 1996 to October 31, 1998 and in various executive and management positions with MidAmerican Energy and its predecessors Midwest Power Systems Inc. and Midwest Resources Inc. for more than five years prior thereto.

     KEITH D. HARTJE, 49, has been Senior Vice President of MidAmerican Energy since March 12, 1999 and Vice President of MidAmerican Energy from November 1, 1996 to March 12, 1999. Mr. Hartje served in various executive and management positions with MidAmerican Energy and its predecessors Midwest Power Systems Inc. and Midwest Resources Inc. for more than five years prior thereto.

     For information regarding Messrs. Sokol, Abel, Goodman, McArthur and Rasmussen see the description of our Board of Managers and executive officers above.


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


                     OWNERSHIP OF OUR MEMBERSHIP INTERESTS

     All of our membership interests are owned by MidAmerican Holdings. As of September 30, 1999, our total capitalization was $1,836 million. There is no public trading market for our membership interests. None of our managers or executive officers beneficially own any of our equity interests. MidAmerican Holdings' common stock is publicly traded on the New York, Pacific and London Stock Exchanges.

                         DESCRIPTION OF THE SECURITIES

     The Securities will be issued under and governed by an indenture, as supplemented by a First Supplemental Indenture, dated as of March 11, 1999, between the Company and Bank of New York, as trustee. The following summary of the material terms contained in the indenture and the Securities is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, and all the provisions of the indenture and the Securities, including the definitions of terms not defined in this prospectus. This summary does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these Securities. We have filed copies of the indenture and the registration rights agreement as exhibits to the registration statement that includes this prospectus.

     The form and terms of the exchange Securities and the initial Securities are identical in all material respects, except that transfer restrictions and registration rights applicable to the initial Securities do not apply to the exchange Securities. The exchange Securities will evidence the same debt as the initial Securities and will be governed by the same indenture. Where we refer to "Securities" in this prospectus, we are referring to both initial Securities and exchange Securities.

     As used in this description, the term "Company" refers only to MidAmerican Funding, LLC, and not to any of its subsidiaries or affiliates.

GENERAL

     The indenture does not limit the aggregate principal amount of the debt securities that may be issued under the indenture and provides that debt securities may be issued from time to time in one or more series.

     The 5.85% Senior Secured Notes due 2001 and 5.85% Senior Secured Exchange Notes due 2001 (collectively, the "2001 Notes") will be issued in the aggregate principal amount of $200 million. The 2001 Notes will mature, and shall be repaid at their principal amount, on March 1, 2001.

     The 6.339% Senior Secured Notes due 2009 and 6.339% Senior Secured Exchange Notes due 2009 (collectively, the "2009 Notes") will be issued in the aggregate principal amount of $175 million. The 2009 Notes will mature, and shall be repaid at their principal amount, on March 1, 2009.

     The 6.927% Senior Secured Bonds due 2029 and 6.927% Senior Secured Exchange Bonds due 2029 (collectively, the "Bonds") will be issued in the aggregate principal amount of $325 million. The Bonds will mature, and shall be repaid at their principal amount, on March 1, 2029.

     Each Security will bear interest at the relevant rate per annum stated above from March 11, 1999, or from the most recent interest payment date to which interest has been paid or provided for. Interest on the Securities will be payable semiannually on March 1 and September 1 of each year, commencing September 1, 1999, to the holders of record at the close of business on the preceding February 15 and August 15, respectively, until the relevant principal amount has been paid or made available for payment. Interest on the Securities will be computed on the basis of a 360-day year of twelve 30-day months.

     If neither the exchange offer is consummated nor a shelf registration with respect to the resale of the Securities is declared effective by December 7, 1999, the interest rate on each series of the Securities will increase by 0.5% from and including such date, until the consummation of an exchange offer or the effective date of a shelf registration statement. If the exchange offer is not consummated or the shelf registration statement is not declared effective by March 12, 2001, such increase in interest rates will become permanent.

   Any 2001 Notes that remain outstanding after the consummation of the exchange offer, together with all 2001 Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. Any 2009 Notes that remain outstanding after the consummation of the exchange offer, together with all 2009 Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. Any Bonds that remain outstanding after the consummation of the exchange offer, together with all Exchange Bonds issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

RANKING

     The Securities will be senior secured obligations of the Company ranking on an equal basis with all other existing and future senior obligations of the Company. The Securities will rank senior to all existing and future subordinated indebtedness of the Company. The Securities will effectively rank junior to all indebtedness and other liabilities, including preferred stock, of the Company's Subsidiaries, to the extent of the assets of such Subsidiaries. The indenture contains restrictions on the ability of the Company and MHC to incur additional indebtedness. The indenture contains no restrictions on the amount of additional unsecured indebtedness which the Company's Subsidiaries, other than MHC, may incur. In addition, the indenture permits each of the Company's Subsidiaries, other than MHC, to incur significant additional amounts of secured indebtedness.

     Prior to the initial offering of the Securities in March 1999, the Company did not have any debt obligations. The Company conducts its operations predominantly through MHC, its wholly owned subsidiary, and substantially all of the Company's consolidated assets relating to operations are held by MHC and its Subsidiaries, including MidAmerican Energy. Because the Company is a holding company, its rights and the rights of its creditors, including Holders of the Securities, in respect of claims on the assets of each of the Company's Subsidiaries upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of, each such Subsidiary's preferred stockholders and creditors (including trade creditors of and holders of debt issued by such subsidiary), except to the extent that the Company may itself be a creditor with recognized claims against such Subsidiary. At September 30, 1999, MHC and its direct and indirect Subsidiaries had total indebtedness, including preferred stock, of approximately $1.316 million, all of which would be effectively senior to the Securities.

     The ability of the Company to pay interest on the Securities is, to a large extent, dependent upon the receipt by it of dividends and other distributions from its direct and indirect Subsidiaries, and from MidAmerican Energy in particular. The Company believes that such payments, which will be funded by cash flows generated through MidAmerican Energy's operations, will be sufficient to enable the Company to meet all of its obligations as they become due, including the Company's obligations under the Securities. The availability of distributions from the Company's Subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable Subsidiaries' existing and future financing documents and certain utility regulatory restrictions.

COLLATERAL

     The Securities will be secured by a pledge of all of the capital stock of MHC.

     Unless there is an Event of Default, the Company will be able to vote, as it sees fit in its sole discretion, the pledged shares of capital stock.

     If the Company meets the conditions to its defeasance option or its covenant defeasance option as described below under the caption "--Defeasance and Covenant Defeasance," or the indenture is otherwise discharged, the lien of the indenture on the pledged shares will terminate and the pledged shares will be released to the Company without any further action by the trustee or any other person.

     The proceeds of any sale of the collateral securing the Securities (the "Collateral") following an Event of Default might not be sufficient to satisfy the payments due on the Securities. If an Event of Default occurs under the indenture, the trustee, on behalf of the holders of the Securities, in addition to any rights or remedies available to it under the indenture, may take such action as it deems advisable to protect and enforce its right in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the trustee from any foreclosure will be applied by the trustee, first, to pay the expenses of such foreclosure and fees and other amounts then payable to the trustee under the indenture and, second, to pay the Securities.

COVENANTS

     Except as otherwise described under "--Defeasance and Covenant Defeasance" below, for so long as any Securities remain outstanding or any amount remains unpaid on any of the Securities, the Company will comply with the terms of the covenants described below.

     PAYMENT OF PRINCIPAL AND INTEREST

     The Company will duly and punctually pay the principal of and interest on the Securities in accordance with the terms of the Securities and the indenture.

     MAINTENANCE OF OFFICE OR AGENCY

     The Company will maintain in the Borough of Manhattan, The City of New York, (1) an office or agency of a paying agent where the Securities may be paid and notices and demands to or upon the Company in respect of the Securities and the indenture may be served and (2) an office or agency of a registrar where Securities may be surrendered for registration of transfer and exchange. The Company will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time the Company fails to maintain any required office or agency or fails to furnish the trustee with the address of that office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

     AVAILABLE INFORMATION

     Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, from and after the date of effectiveness of the registration statement required to be filed by the registration rights agreement, the Company will file or cause to be filed with the SEC and provide the trustee with the information, documents and other reports, or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe, with respect to the Company specified in Sections 13 and 15(d) of the Exchange Act. If the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, it will also provide such information, documents or reports to the Holders of the Securities. Prior to the effective date of that registration statement, the Company shall provide, upon written request of the Holders of the Securities or prospective Holders of the Securities who are qualified institutional buyers and are designated by existing Holders, with a copy to the trustee, such information with respect to the Company as is required by Rule 144A to enable resales of the Securities to be made pursuant to Rule 144A. The Company also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

     CONSOLIDATION, MERGER, CONVEYANCE, SALE OR LEASE

     The Company may not consolidate with or merge with or into any other Person, or convey, transfer or lease its consolidated properties and assets substantially as an entirety, in one transaction or in a series of related transactions, to any Person, or permit any Person to merge into or consolidate with the Company, unless:

          (1) (x) the Company will be the surviving or continuing Person or (y) if other than the Company, the surviving or continuing Person or purchaser or lessee will be a corporation incorporated under the laws of the United States of America, one of the States thereof or the District of Columbia or Canada and expressly assumes by supplemental indenture the Company's obligations under the Securities and the indenture;

          (2) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

          (3) the Company or such other surviving or continuing Person, as applicable, shall continue to have a valid, perfected, first priority interest in the Collateral.

     LIMITATION ON DISTRIBUTIONS

         The indenture provides that the Company shall only declare, recommend, make or pay any Distribution to any of its shareholders if there exists no Event of Default and no Event of Default will result from making that Distribution, and either:

                    (1) at the time and as a result of that Distribution, the
               Company's Leverage Ratio does not exceed 0.67:1 and the Company's Interest Coverage Ratio is not less than 2.2:1; or

                    (2) if it is not in compliance with the foregoing ratios,
               at such time its senior secured long term debt rating is at least BBB, or its then equivalent, with S&P and DCR and Baa2, or its then equivalent, with Moody's.

     This "Limitation on Distributions" covenant will cease to be in effect if the Rating Agencies confirm in writing that, without this covenant, the Company's senior secured long term debt would still be rated at least BBB+, or its then equivalent, from each of S&P and DCR and Baa1, or its then equivalent, from Moody's. If the restriction on Distributions ceases to be in effect, the Company will be under no obligation to reinstate such restriction or otherwise observe its terms if such ratings are thereafter lowered or withdrawn.

     In order to obtain the release of the restriction on Distributions, the Company shall deliver to the trustee written confirmation from each Rating Agency of the ratings conditions described in the preceding paragraph.

LIMITATION ON INDEBTEDNESS OF THE COMPANY AND OF MHC

     The indenture provides that the Company will not incur any Indebtedness other than (1) as part of the Company's permitted businesses and activities described under "--Limitation on Business Activities" below and (2) other Indebtedness incurred subsequent to receipt of written confirmation from the Rating Agencies that such incurrence would not result in a Ratings Downgrade.

     The indenture further provides that the Company will not permit MHC to incur any Indebtedness other than Indebtedness outstanding on the date of original issue of the Securities under MHC's agreements then in existence and extensions of such Indebtedness.

     LIMITATION ON LIENS

     The indenture permits the Company to incur certain unsecured indebtedness and does not in any way restrict or prevent any Subsidiary other than MHC from incurring unsecured indebtedness. With respect to secured indebtedness, however, the indenture provides that neither the Company nor any Significant Subsidiary will issue, assume or guarantee any Indebtedness secured by a Lien upon any property or assets (other than cash or cash equivalents) of the Company or such Significant Subsidiary, as applicable, without effectively providing that the outstanding Securities (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Securities) shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured. The foregoing restriction on Liens will not, however, apply to the following "Permitted Liens":

          (1) Liens in existence on the date of original issue of the Securities;

     (2) any Lien created or arising over any property which is acquired, constructed or created by the Company or any of its Significant Subsidiaries, but only if (A) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof,
          (B) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation and (C) such Lien is confined solely to the property so acquired, constructed or created;

     (3) any Lien securing amounts not more than 180 days overdue or otherwise being contested in good faith;

     (4) (a) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of the Company and/or a Significant Subsidiary or in connection with the issuance of letters of credit for the benefit of the Company and/or a Significant Subsidiary;

          (b) any Lien securing Indebtedness of the Company and/or a Significant Subsidiary incurred in connection with the financing of accounts receivable;

          (c) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (A) any mechanics', materialmen's, carriers', workmen's, vendors' and other like Liens and (B) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

          (d) any Lien upon specific items of inventory or other goods and proceeds of the Company and/or a Significant Subsidiary securing obligations of the Company and/or a Significant Subsidiary in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (e) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds, letters of credit not securing borrowings and other obligations of like nature incurred in the ordinary course of business;

          (f) any Lien created by the Company or a Significant Subsidiary under or in connection with or arising out of any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry;

          (g) any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of Currency, Interest Rate or Commodity Agreements;

          (h) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business;

          (i) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business; and

          (j) any Lien securing obligations under Currency, Interest Rate or Commodity Agreements;

     (5)  Liens in favor of the Company or a Subsidiary;

     (6) (a) Liens on any property or assets acquired from a corporation which is merged with or into the Company or a Significant Subsidiary, or any Liens on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a subsidiary of the Company and, in either such case, is not created in anticipation of any such transaction, unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation;

          (b) any Lien on any property or assets existing at the time of acquisition thereof and which is not created in anticipation of such acquisition, unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets; and

          (c) any Lien created or outstanding on or over any asset of any company which becomes a Significant Subsidiary on or after the date of the issuance of the Securities where such Lien is created before the date on which such company becomes a Significant Subsidiary;

     (7) (a) Liens required by any contract, statute or regulation in order to permit the Company or a Significant Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments by the Company or a Significant Subsidiary to such governmental unit pursuant to the provisions of any contract, statute or regulation;

          (b) any Lien securing industrial revenue, development, pollution control or similar bonds issued by or for the benefit of the Company or a Significant Subsidiary, provided that such industrial revenue, development, pollution control or similar bonds do not provide recourse generally to the Company and/or such Significant Subsidiary; and

          (c) any Lien securing taxes or assessments or other applicable governmental charges or levies;

     (8) (a) any Lien which arises pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith and, if appropriate, by appropriate legal proceedings, and any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses; and

          (b) any Lien arising by operation of law or by order of a court or tribunal or any lien arising by an agreement of similar effect, including, without limitation, judgment Liens;

     (9) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets);

     (10) any Lien created in connection with Project Finance Debt;

     (11) any Lien created by MidAmerican Energy that is then permitted to be created under the terms of its then existing mortgages and indentures on the terms in effect at the time of creation of the Lien;

     (12) any Lien created in connection with the securitization of some or all of the assets of MidAmerican Energy and the associated issuance of Indebtedness as authorized by applicable state or federal law in connection with the restructuring of jurisdictional electric or gas businesses; and

     (13) any Lien on stock created in connection with a mandatorily convertible or exchangeable stock or debt financing, provided that any such financing may not be secured by or otherwise involve the creation of a Lien on any capital stock of MHC or MidAmerican Energy or any successor thereto.

     Notwithstanding the foregoing, the Company and/or a Significant Subsidiary may create Liens over any of their respective properties or assets so long as the aggregate amount of Indebtedness secured by all such Liens, excluding the amount of Indebtedness secured by Liens described in clauses (1) through (13) above, does not exceed 10% of Consolidated Net Tangible Assets in the aggregate calculated as of the date of creation of such Liens, based upon the Consolidated Net Tangible Assets appearing on the most recently available balance sheet for the most recently concluded calendar quarter.

     LIMITATION ON BUSINESS ACTIVITIES

     The indenture provides that the Company will not enter into any business operations other than:

          (1) the transactions contemplated by the indenture, the Escrow Agreement, the registration rights agreement and the Merger Agreement,

          (2) activities related to the acquisition, management and ownership of MHC,

          (3) entering into and performing any agreements to accomplish the foregoing and

          (4) exercising any corporate powers that are incidental to or necessary, suitable or convenient for the accomplishment of the foregoing;

provided, that the Company may enter into additional business operations from time to time in the future if, prior to doing so, it obtains written confirmation from the Rating Agencies that the entering into of such new businesses will not result in a Ratings Downgrade.

     The indenture further provides that the Company will cause its Significant Subsidiaries to engage only in:

          (1) those types of businesses and other activities in which the Company or MHC or any of its direct or indirect subsidiaries or controlled partnerships or joint ventures (collectively, "MidAmerican Group") are engaged in on the date of original issuance of the Securities, including, without limitation, any geographic or other expansion of such businesses or activities, and

          (2) any other business or activity which is deemed necessary, useful or desirable in connection with such existing businesses and activities or any such permitted additional geographic or other expansions of such businesses and activities.

     OPERATIONAL COVENANTS

     The indenture contains additional affirmative covenants (which are collectively referred to in this prospectus as the "Operational Covenants") requiring the Company and its Significant Subsidiaries to:

          (1) comply with specified Project Documents (as defined in the indenture) and maintain all utility facilities that are operated by the Company or any Significant Subsidiary in accordance with reasonably prudent utility practices;

          (2) obtain and maintain necessary governmental approvals and other approvals and consents required in connection with all utility facilities which are operated by the Company or any Significant Subsidiaries for so long as such facilities remain in operation;

          (3) preserve and maintain good title or valid leasehold rights in the real property owned or leased by them from time to time and the personal property owned by them from time to time, subject to Permitted Liens;

          (4) comply with all applicable laws and governmental approvals;

          (5) obtain and maintain customary insurance, subject to reasonable availability and costs;

          (6) pay and discharge all material taxes, assessments, charges and claims, other than those which are the subject of a good faith contest and for which adequate reserves have been established; and

          (7) if a casualty or condemnation shall occur in respect of facilities which are operated and controlled by the Company or its Significant Subsidiaries, diligently pursue all rights to compensation;

in each case subject to an exception for any noncompliance or other failure that would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its regularly scheduled payment obligations under the Securities. The Operational Covenants will no longer be applicable to the Securities, and the failure to comply with such covenants, restrictions and other provisions will no longer constitute a default or an Event of Default under the indenture, following the first date upon which:

          (1) MidAmerican Holdings' senior secured long term debt securities (the "Reference Securities") are rated Baa3 or better by Moody's and BBB-or better by each of S&P and DCR (or, in any case, if such person ceases to rate such Reference Securities for reasons outside the control of the Company, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization," within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, selected by the Company as a replacement rating agency), and provided no Event of Default or event which with notice or passage of time would constitute an Event of Default shall exist on such date, and

          (2) MidAmerican Holdings has redeemed, repurchased or defeased, by way of covenant defeasance or other defeasance, all of its 9-1/2% Senior Notes due 2006 issued pursuant to the terms of the indenture, dated as of September 20, 1996, between MidAmerican Holdings and IBJ Schroder Bank & Trust Company.

MODIFICATION OF THE INDENTURE

     The indenture contains provisions permitting the Company and the trustee to modify the indenture or any supplemental indenture or the rights of the Holders of Securities of each series to be affected with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Securities of each series to be affected, subject to the same conditions described below under "--Modification or Waiver of Certain Covenants."

     The indenture also contains provisions permitting the Company and the trustee to amend the indenture by entering into one or more supplemental indentures in certain circumstances without the consent of the Holders of any
Securities:

          (1) to cure any ambiguity,

          (2) to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture,

          (3) to evidence the merger of the Company or the replacement of the trustee and

          (4) to make any other changes that do not materially adversely affect the rights of any Holders of Securities.


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

EVENTS OF DEFAULT

     An Event of Default with respect to the Securities is defined in the indenture as:

          (1) default for 30 days in the payment of any interest on the Securities;

          (2) default for three days in the payment of principal of or any premium on the Securities at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

          (3) material default in the performance, or breach, of any material covenant or obligation of the Company in the indenture (which shall not include, among other things, the Operational Covenants) and continuance of such material default or breach for a period of 90 days after written notice specifying such default is given to the Company by the trustee or to the Company and the trustee by the Holders of at least a majority in aggregate principal amount of the Securities;

          (4) default in the performance, or breach, of any of the Operational Covenants (if then effective) which would reasonably be expected to result in a material adverse effect on the financial condition of the Company and its Subsidiaries, taken as a whole, and continuance of such default or breach for a period of 90 days after written notice specifying such default is given to the Company by the trustee or to the Company and the trustee by the Holders of at least a majority in aggregate principal amount of the Securities, subject to various cure and ratings confirmation exceptions in the case of defaults involving the Project Document covenants;

          (5) the trustee fails to have a perfected security interest in the pledged capital stock of MHC for a period of 10 days;

          (6) default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money, of the Company or any Significant Subsidiary if such Indebtedness for Borrowed Money is not Project Finance Debt and provides for recourse generally to the Company, which default for payment of principal is in an aggregate principal amount exceeding $75,000,000 when such indebtedness becomes due and payable, whether at maturity, upon redemption or acceleration or otherwise, if such default shall continue unremedied or unwaived for more than 30 Business Days and the time for payment of such amount has not been expressly extended, until such time as such payment default is remedied, cured or waived; and

          (7) the failure of the Company or a Significant Subsidiary generally to pay its debts as they become due, or the admission in writing of its inability to pay its debts generally, or the making of a general assignment for the benefit of its creditors, or the institution of any proceeding by or against the Company or a Significant Subsidiary (other than any such proceeding brought against the Company or a Significant Subsidiary that is dismissed within 180 days from the commencement thereof) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition (in each case, other than a solvent liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition) of it or its debts under any law relating to bankruptcy, insolvency, reorganization, moratorium or relief of debtors, or seeking the entry of an order for relief or appointment of an administrator, receiver, trustee, intervenor or other similar official for it or for any substantial part of its property, or the taking of any action by the Company or a Significant Subsidiary to authorize or consent to any of the actions described in this subparagraph (7).

     The Company will give the trustee notice by facsimile or other written communication satisfactory to the trustee of any Event of Default within five days after the occurrence of that Event of Default becoming known to the Company, and of the measures it is taking to remedy that Event of Default.





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

       If an Event of Default with respect to the Securities shall occur and be continuing, either the trustee or (x) in the case of an Event of Default described under clause (1) or (2) under "Events of Default" above, the Holders of at least 33% in aggregate principal amount of the Securities, or (y) in the case of any other Event of Default, the Holders of a majority in aggregate principal amount of the Securities, may declare the principal amount of the Securities, and any interest accrued thereon, to be due and payable immediately. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained, if all Events of Default have been cured or waived (other than the non-payment of principal of the Securities which has become due solely by reason of such declaration of acceleration), then, and in every such case, the Holders of a majority in aggregate principal amount of the outstanding Securities may, by written notice to the Company and to the trustee, rescind and annul such declaration and its consequences on behalf of all of the Holders, but no such rescission or annulment shall extend to or affect any subsequent default or impair any right consequent thereon.

     No Holder of the Securities of a series shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

          (a) such Holder has previously given written notice to the trustee of a continuing Event of Default with respect to the Securities;

          (b) the Holders of not less than 33% or a majority, as applicable, in principal amount of the Securities shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

          (c) such Holder or Holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

          (d) the trustee, for 90 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and

          (e) no direction inconsistent with such written request has been given to the trustee during that 90-day period by the Holders of a majority in principal amount of the outstanding Securities.

     As noted above, actions to be taken by the Holders of the Securities with respect to an Event of Default, including giving notice to the Company and the trustee of an Event of Default, declaring an acceleration of the Securities, rescinding a declaration of acceleration, exercising remedies with respect to the Collateral and instituting and controlling proceedings following an Event of Default, may be taken by the holders of the specified percentages of the aggregate principal amount of Securities outstanding. For purposes of voting on modifications to the indenture or supplemental indentures or the rights of Holders of the Securities, the consent of a majority in aggregate principal amount of the outstanding Securities of each series to be affected is required. For these purposes, each of the 2001 Notes, the 2009 Notes and the Bonds will be treated as a separate series of Securities under the indenture. However, as a result of voting together as one class with respect to matters involving an Event of Default, holders of one or two series of the Securities will likely be able to control the actions taken with respect to an Event of Default without obtaining the consent of holders of the other series of Securities.

OPTIONAL REDEMPTION

     GENERAL

     The Securities of each series will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of:

          (1) 100% of the principal amount of the series of Securities being redeemed; or




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

          (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the series of Securities being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield, in the case of the 2001 Notes, the Treasury Yield plus 15 basis points, in the case of the 2009 Notes and the Treasury Yield plus 25 basis points, in the case of the Bonds, plus, for (1) or (2) above, whichever is applicable, accrued interest on such Securities to the date of redemption.

     Notice of redemption shall be given not less than 30 days nor more than 60 days prior to the date of redemption. If fewer than all the Securities are to be redeemed, selection of Securities of a series for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.

     Unless the Company defaults in payment of the Redemption Price (as defined below), from and after the Redemption Date, the Securities or portions of Securities called for redemption will cease to bear interest, and the holders of those Securities will have no right in respect of those Securities except the right to receive the applicable Redemption Price.

     OPTIONAL REDEMPTION PROVISIONS

         Under the procedures described above, the price payable upon the optional redemption at any time of a Security (the "Redemption Price") is determined by calculating the present value (the "Present Value") at such time of each remaining payment of principal of or interest on such Security and then totaling those Present Values. If the sum of those Present Values is equal to or less than 100% of the principal amount of such Security, the Redemption Price of such Security will be 100% of its principal amount (redemption at par). If the sum of those Present Values is greater than 100% of the principal amount of such Security, the Redemption Price of such Security will be such greater amount (redemption at a premium). In no event may a Security be redeemed optionally at less than 100% of its principal amount.

     The Present Value at any time of a payment of principal of or interest on a Security is calculated by applying to such payment the discount rate (the "Discount Rate") applicable to such payment. The Discount Rate applicable at any time to payment of principal of or interest on a Security equals the equivalent yield to maturity at such time of a fixed rate United States treasury security having a maturity comparable to the maturity of such payment plus 0 basis points (in the case of the 2001 Notes), 15 basis points (in the case of the 2009 Notes) and 25 basis points (in the case of the Bonds), such yield being calculated on the basis of the interest rate borne by such United States treasury security and the price at such time of such security. The United States treasury security employed in the calculation of a Discount Rate (a "Relevant Security") as well as the price and equivalent yield to maturity of such Relevant Security will be selected or determined by an Independent Investment Banker.

     Whether the sum of the Present Values of the remaining payments of principal of and interest on a Security to be redeemed optionally will or will not exceed 100% of its principal amount and, accordingly, whether such Security will be redeemed at par or at a premium will depend on the Discount Rate used to calculate such Present Values. Such Discount Rate, in turn, will depend upon the equivalent yield to maturity of a Relevant Security, which yield will itself depend on the interest rate borne by, and the price of, the Relevant Security. While the interest rate borne by the Relevant Security is fixed, the price of the Relevant Security tends to vary with interest rate levels prevailing from time to time. In general, if at a particular time the prevailing level of interest rates for a newly issued United States treasury security having a maturity comparable to that of a Relevant Security is higher than the level of interest rates for newly issued United States treasury securities having a maturity comparable to such Relevant Security prevailing at the time the Relevant Security was issued, the price of the Relevant Security will be lower than its issue price. Conversely, if at a particular time the prevailing level of interest rates for a newly issued United States treasury security having a maturity comparable to that of a Relevant Security is lower than the level of interest rates prevailing for newly issued United States treasury securities having a maturity comparable to the Relevant Security at the time the Relevant Security was issued, the price of the Relevant Security will be higher than its issue price.



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

     Because the equivalent yield to maturity on a Relevant Security depends on the interest rate it bears and its price, an increase or a decrease in the level of interest rates for newly issued United States treasury securities with a maturity comparable to that of a Relevant Security above or below the levels of interest rates for newly issued United States treasury securities having a maturity comparable to the Relevant Security prevailing at the time of issue of the Relevant Security will generally result in an increase or a decrease, respectively, in the Discount Rate used to determine the Present Value of a payment of principal of or interest on a Security. An increase or a decrease in the Discount Rate, and therefore an increase or a decrease in the levels of interest rates for newly issued United States treasury securities having a maturity comparable to the Relevant Security, will result in a decrease or an increase, respectively, of the Present Value of a payment of principal of or interest on a Security. In other words, the Redemption Price varies inversely with the levels of interest rates for newly issued United States treasury securities having a maturity comparable to the Comparable Treasury Issue. As noted above, however, if the sum of the Present Values of the remaining payments of principal of and interest on a Security proposed to be redeemed is less than its principal amount, such Security may only be redeemed at par.

DEFEASANCE AND COVENANT DEFEASANCE

     The Company, at its option, may elect (a) to be discharged from any and all obligations in respect of a series of Securities ("Defeasance") (except in each case for the obligations to, among other things, register the transfer or exchange of such Securities, replace stolen, lost or mutilated Securities, maintain paying agencies, hold moneys for payment in trust and pay when due all principal and interest solely out of moneys held in trust) or (b) not to comply with certain covenants ("Covenant Defeasance") of the indenture with respect to a series of Securities described above under "Consolidation, Merger, Conveyance, Sale or Lease," "Limitation on Distributions", "Limitation on Indebtedness of the Company and MHC", "Limitation on Liens", "Limitation on Business Activities" and "Operational Covenants"; if, in either case, the Company irrevocably deposits with the trustee, as trust funds in trust specifically pledged as security for, and dedicated solely to, the benefit of the Holder or Holders of such Securities of such series, (1) money or (2) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money, or (3) a combination thereof, in each case in an amount sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay and discharge the principal of and premium and interest on the outstanding Securities of such series on the dates such payments are due in accordance with the terms of the Securities of such series, or if the Company has designated a Redemption Date pursuant to the next paragraph, to and including the Redemption Date so designated by the Company. Other conditions precedent to effecting Defeasance or Covenant Defeasance include:

          (1) that the Securities will not be delisted by any securities exchange on which they are then traded as a result of the deposit of trust funds in trust;

          (2) no Event of Default or event which with notice or lapse of time would become an Event of Default (including by reason of such deposit) with respect to the Securities of such series shall have occurred and be continuing on the date of such deposit; and

          (3) such Defeasance or Covenant Defeasance shall not result in the breach or violation of, or constitute a default under, any other material agreement or instrument by which the Company is bound.

     To exercise any such option, the Company is required to deliver to the trustee:

          (a) an opinion of independent counsel of recognized standing to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, which in the case of Defeasance must be based on a change in law or a ruling by the U.S. Internal Revenue Service, and

          (b) an officer's certificate as to compliance with all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the Securities of such series.



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

     If the Company wishes to deposit or cause to be deposited money or U.S. Government Obligations to pay or discharge the principal of and interest, if any, on the outstanding Securities of a series to and including a Redemption Date on which all of the outstanding Securities of such series are to be redeemed, such Redemption Date shall be irrevocably designated by a board resolution delivered to the trustee on or before the date of deposit of such money or U.S. Government Obligations, and such board resolution shall be accompanied by an irrevocable Company request that the trustee give notice of such redemption in the name and at the expense of the Company not less than 30 nor more than 60 days prior to such Redemption Date in accordance with the indenture.

     If the trustee or the paying agent is unable to apply any moneys deposited in trust to effect a Defeasance or Covenant Defeasance by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then any obligations from which the Company had been discharged or released shall be revived and reinstated as though no such deposit of moneys in trust had occurred, until such time as the trustee or paying agent is permitted so to apply all of such moneys deposited in trust.

MODIFICATION OR WAIVER OF CERTAIN COVENANTS

     The Company may omit in any particular instance to comply with any term, provision or condition in the indenture with respect to the Securities of a series if before the time for such compliance the Holders of at least a majority in aggregate principal amount of the outstanding Securities of that series shall, by act of such Holders, either modify the covenant or waive such compliance in such instance or generally waive compliance with such term, provision or condition; provided that no such modification shall, without the consent of each Holder of Securities of that series:

          (1) change the stated maturity upon which the principal of or the interest on the Securities of that series is due and payable;

          (2) reduce the principal amount or redemption price of the Securities of that series or the rate of interest on the Securities of that series;

          (3) change any place of payment or the currency in which the Securities of that series or any premium or the interest on the Securities of that series is payable;

          (4) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of those Securities (or, in the case of redemption, on or after the Redemption Date for those Securities); or

          (5) reduce the percentage in principal amount of the outstanding Securities of that series, the consent of Holders of which is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture.

The Securities owned by the Company or any of its affiliates shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

TRANSFER

     The Securities will be issued in registered form and will be transferable only upon the surrender of the Securities being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See "--Book-Entry, Delivery and Form."



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

CONCERNING THE TRUSTEE

     The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, is the trustee under the indenture and has been appointed by the Company as registrar and paying agent with respect to the Securities.

GOVERNING LAW

     The indenture and the Securities will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

BOOK-ENTRY, DELIVERY AND FORM

     GENERAL

     Except as described below, the Securities will be issued in the form of one or more fully registered Securities in global form ("Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or its nominee. Securities sold to "institutional accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, will be delivered as definitive fully registered certificates.

     Upon issuance of the Global Notes, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the principal amount of Securities sold to qualified institutional buyers pursuant to Rule 144A represented by such Global Notes to the account of institutions that have accounts with the Depositary or its nominee participants (the "DTC Participants") and Euroclear will credit on its book-entry registration and transfer system the number of Securities sold to certain persons in offshore transactions in reliance on Regulation S under the Securities Act also represented by Global Notes to the account of institutions that have accounts with Euroclear or its nominee participants (the "Euroclear Participants" and, collectively with the DTC Participants, the "Participants"). Ownership of beneficial interests in the Global Notes will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to the Participants' interests) for such Global Notes, or by Participants or persons that hold interests through Participants (with respect to beneficial interests of persons other than Participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

     So long as the Depositary or its nominee is the registered holder of any Global Notes, the Depositary or its nominee, as the case may be, will be considered the sole legal owner of such Securities for all purposes under the indenture and the Securities. Except as described below, owners of beneficial interests in Global Notes will not be entitled to have those Global Notes registered in their names, will not receive or be entitled to receive physical delivery in exchange for those Global Notes and will not be considered to be the owners or holders of those Global Notes for any purpose under the indenture or the Securities. The Company understands that under existing industry practice, if an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of that Global Note, is entitled to take, the Depositary would authorize the Participants to take such action, and that the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Company will make available to the trustee by the applicable interest payment date or maturity date any payment of principal or interest due on the Securities. As soon as practicable thereafter, the trustee will make such payments to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes representing such Securities in accordance with existing arrangements between the trustee and the Depositary.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit immediately the accounts of the related Participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

     None of the Company, the trustee, or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the Depositary and its Participants or the relationship between such Participants and the owners of beneficial interests in the Global Notes owning through such Participants.

     Unless and until exchanged in whole or in part for Securities in definitive form in accordance with the terms of the Securities, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary of any such nominee to a successor of the Depositary or a nominee of each successor.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor the Company will have any responsibility for the performance by the Depositary or its Participants or indirect Participants of their respective obligations under the rules and procedures governing their operations. The Company and the trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes.

     CERTIFICATED NOTES

     Securities that are originally issued to institutional "accredited investors" who are not qualified institutional buyers will be issued in certificated form.

     The Global Notes shall be exchangeable for corresponding certificated Securities registered in the name of persons other than the Depositary or its nominee only if:

          (1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for any of the Global Notes or at any time ceases to be a clearing agency registered under the Exchange Act;

          (2) there shall have occurred and be continuing an Event of Default with respect to the applicable Securities; or

          (3) the Company executes and delivers to the trustee, an order that the Global Notes shall be so exchangeable.

Any certificated Securities will be issued only in fully registered form, and shall be issued without coupons in denominations of $1,000 and integral multiples of $1,000. Any certificated Securities issued will be registered in the names and in the denominations requested by the Depositary.

     THE CLEARING SYSTEM

     The Depositary has advised the Company as follows: The Depositary is limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary and to facilitate the clearance and settlement of securities transactions among it Participants in such securities through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's Participants include securities brokers and dealers, bank, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, whether directly or indirectly.

CERTAIN DEFINITIONS

     The following is a summary of some of the defined terms used in the indenture. We refer you to the indenture for the full definition of all these terms, as well as any other terms used in this prospectus for which no definition is provided.

     "Capitalized Lease Obligations" means all lease obligations of the Company and its Subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount thereof accounted for as indebtedness in conformity with such principles.

     "Comparable Treasury Issue" means, in the case of the 2001 Notes, the 2009 Notes and the Bonds, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

     "Comparable Treasury Price" means, with respect to any Redemption Date,
(1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the Reference Treasury Dealer Quotation for such Redemption Date.

     "Consolidated Current Liabilities" means the consolidated current liabilities of the Company and its Subsidiaries, but excluding the current portion of long term Indebtedness which would otherwise be included therein, as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Debt" means, at any time, the sum of the aggregate outstanding principal amount of all Indebtedness for Borrowed Money (including, without limitation, the principal component of Capitalized Lease Obligations, but excluding Currency, Interest Rate or Commodity Agreements and all Consolidated Current Liabilities and Project Finance Debt) of the Company and its Subsidiaries, as determined on a consolidated basis in conformity with GAAP.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of the Company's (1) Consolidated Net Operating Income, (2) Consolidated Interest Expense, (3) income taxes and deferred taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (4) depreciation expense,
(5) amortization expense and (6) all other non-cash items reducing Consolidated Net Operating Income, less all non-cash items increasing Consolidated Net Operating Income, all as determined on a consolidated basis in conformity with GAAP; provided that, to the extent that the Company has any Subsidiary that is not a wholly owned Subsidiary, Consolidated EBITDA shall be reduced by an amount equal to the Consolidated Net Operating Income of such Subsidiary multiplied by the quotient of (A) the number of shares of outstanding common stock of such Subsidiary not owned on the last day of such period by the Company or any


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

Subsidiary of the Company divided by (B) the total number of shares of outstanding common stock of such Subsidiary on the last day of such period.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness for Borrowed Money (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; and all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing) and the net costs associated with Interest Rate Agreements and all but the principal component of rentals in respect of Capitalized Lease Obligations, paid, accrued or scheduled to be paid or to be accrued by the Company and each of its Subsidiaries during such period, excluding, however, any amount of such interest of any Subsidiary of the Company if the net operating income (or loss) of such Subsidiary is excluded from the calculation of Consolidated Net Operating Income for such Subsidiary pursuant to clause (2) of the definition thereof (but only in the same proportion as the net operating income (or loss) of such Subsidiary is excluded), less consolidated interest income, all as determined on a consolidated basis in conformity with GAAP; provided that, to the extent that the Company has any Subsidiary that is not a wholly owned Subsidiary, Consolidated Interest Expense shall be reduced by an amount equal to such interest expense of such Subsidiary multiplied by the quotient of (A) the number of shares of outstanding common stock of such Subsidiary not owned on the last day of such period by the Company or any Subsidiary of the Company divided by (B) the total number of shares of outstanding common stock of such Subsidiary on the last day of such period.

     "Consolidated Net Operating Income" means, for any period, the aggregate of the net operating income (or loss) of the Company and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded from any calculation of Consolidated Net Operating Income (without duplication):

          (1) the net operating income (or loss) of any person (other than a Subsidiary) in which any other person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or another Subsidiary of the Company during such period;

          (2) the net operating income (or loss) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net operating income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or license; and

          (3) all extraordinary gains and extraordinary losses.

     "Consolidated Net Tangible Assets" means at any time, the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the most recently available consolidated balance sheet of the Company and its Subsidiaries (provided that such balance sheet is of a date not more than 60 days prior to a Measurement
Date) prepared in accordance with GAAP, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the Consolidated Current Liabilities of the Company appearing on such balance sheet.

     "Currency, Interest Rate or Commodity Agreements" means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks, it is being understood, for purposes of this definition, that the term "energy" shall include, without limitation, coal, gas, oil and electricity.

     "DCR" means Duff & Phelps Credit Rating Co., and any of its Subsidiaries or successors.

     "Distribution" means any dividend, distribution or payment (including by way of redemption, repurchase, retirement, return or repayment) in respect of shares of capital stock of the Company.

     "Escrow Agreement" means the Escrow Agreement dated as of March 11, 1999, between the Company and IBJ Whitehall Bank & Trust Company, as escrow agent thereunder.

     "Excluded Subsidiary" means any Subsidiary of the Company:

          (1) in respect of which neither the Company nor any Subsidiary of the Company (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to another member of the Group) other than in respect of any statutory obligation and the Subsidiaries of which are all Excluded Subsidiaries; and

          (2) which has been designated as such by the Company by written notice to the trustee; provided that the Company may give written notice to the trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary whereupon it shall cease to be an Excluded Subsidiary.

     "Existing Rating" means, for any Rating Agency on any date of determination, the Rating assigned to the Securities by such Rating Agency as of such date.

      "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

     "Group" means the Company and its Subsidiaries and "member of the Group" shall be construed accordingly.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume or guarantee such Indebtedness.

     "Indebtedness" means, with respect to the Company or any of any its Subsidiaries at any date of determination (without duplication):

          (1) all Indebtedness for Borrowed Money;

          (2) all obligations in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

          (3) all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables;

          (4) all Capitalized Lease Obligations;

          (5) all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of the Company or any of its Subsidiaries, whether or not such indebtedness is assumed; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of the secured indebtedness;

          (6) all indebtedness of other persons of the types specified in the preceding clauses (1) through (5), to the extent such indebtedness is guaranteed by the Company or any of its Subsidiaries; and

          (7) to the extent not otherwise included in this definition, obligations under Currency, Interest Rate or Commodity Agreements.

The amount of Indebtedness at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the maximum liability of any contingent obligations of the types specified in the preceding clauses (1) through (7) at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Indebtedness For Borrowed Money" means any indebtedness (whether being principal, premium, interest or other amounts) for:

          (1) money borrowed;

          (2) payment obligations under or in respect of any trade acceptance or trade acceptance credit; or

          (3) any notes, bonds, debentures, debenture stock, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash;

provided, however, in each case, that such term shall exclude:

          (a) any indebtedness relating to any accounts receivable securitizations, (x) any Indebtedness of the type permitted to be secured by Liens pursuant to clause (13) under the caption "--Limitation on Liens" contained in this prospectus above;

          (b) any Trust Preferred Securities which are issued and outstanding on the date of original issue of the Securities or any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any such existing Trust Preferred Securities, for amounts not exceeding the principal amount or liquidation preference of the Trust Preferred Securities so extended, renewed or replaced, and

          (c) any Trust Preferred Securities issued in replacement or in connection with a refinancing of any preferred securities or preferred stock which is issued and outstanding on the date of original issue of the Securities, for amounts not exceeding the liquidation preference of the preferred securities or preferred stock so replaced or refinanced.

     "Independent Investment Banker" means an independent investment banking institution of international standing appointed by the Company.

     "Independent Manager" means an individual who is not, at time of his or her appointment or any time thereafter, and was not at any time during the preceding five years:

          (1) a direct or indirect legal or beneficial owner of any shares of the capital stock of, or membership interests in, the Company, CalEnergy or any of CalEnergy's subsidiaries, except that an Independent Manager may own shares of the capital stock of, or membership interests in, CalEnergy or any of its direct or indirect subsidiaries having a value, at all times during which such person is the Independent Manager, not exceeding 1% of such person's assets;

          (2) a director, officer, employee, manager, trustee, partner, affiliate, family member, major supplier, major contractor or major creditor of the Company or of any of the Company's affiliates (except solely by virtue of serving as an Independent Manager of the Company); or

          (3) a person who, directly or indirectly, controls (except solely by virtue of serving as an Independent Manager of the Company) (A) the Company, (B) any affiliate of the Company or (C) any person or entity set forth in clause (2) above.

The term "major supplier" means a person or entity to which the Company or its affiliates, as applicable, has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of the Company and its creditors. The term "major contractor" means a person or entity that has contracts with the Company in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of the Company and its creditors. The term "major creditor" means a person or entity to which the Company or its affiliates, as applicable, has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of the Company or its other creditors. The term "family member" means any child, stepchild, grandchild, parent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships. The term "affiliate" means any person or entity controlling, controlled by, or under common control with the Company, whether by virtue of the holding of voting securities, the election of members of the Board of Directors or another governing body or otherwise.

     "Interest Coverage Ratio" means, with respect to the Company on any Measurement Date, the ratio of (1) the aggregate amount of Consolidated EBITDA of the Company for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Measurement Date to (2) the aggregate Consolidated Interest Expense during such four fiscal quarters.

     "Investments" in any Person means any loan or advance to, any net payment on a guarantee of, any acquisition of capital stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments exclude advances to customers and suppliers in the ordinary course of business.

     "Leverage Ratio" means the ratio of Consolidated Debt to Total Capital, calculated on the basis of the most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries (provided that such balance sheet is as of a date not more than 60 days prior to a Measurement
Date) prepared in accordance with GAAP.

     "Lien" means any mortgage, lien, pledge, security interest or other encumbrance; provided, however, that the term "Lien" shall not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in the title thereto.

     "Measurement Date" means the record date for any Distribution.

     "MidAmerican Merger" means the consummation of the transactions contemplated by the MidAmerican Merger Agreement, as a result of which MHC becomes a direct wholly-owned Subsidiary of the Company.

     "Moody's" means Moody's Investors Service, Inc., and any of its Subsidiaries or successors.

     "Project Finance Debt" means:

     (1) any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary;

     (2) any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment thereof other than:

               (a) recourse to such member of the Group for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or

               (b) recourse to such member of the Group for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by such member of the Group over such project or asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like, or other investor in, the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to such member of the Group is limited solely to the amount of any recoveries made on any such enforcement; and/or

               (c) recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available; and

     (3) any Indebtedness which is issued by MidAmerican Realty Services Company other than any such Indebtedness incurred after the Effective Date which is guaranteed by the Company, MHC or MidAmerican Energy.

     "Rating" means, for each Rating Agency, the credit rating assigned to the Securities by such Rating Agency.

     "Rating Agency" means (1) S&P, (2) Moody's and (3) DCR, and any of their respective Subsidiaries or successors, or, in any case, if such person ceases to rate any series of Securities for reasons outside the control of the Company, any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended) selected by the Company as a replacement Rating Agency.

     "Rating Downgrade" means a lowering by any Rating Agency of the Existing Rating assigned to the Securities by such Rating Agency.

     "Redemption Date" means any date on which the Company redeems all or any portion of the Securities in accordance with the terms of the indenture.

     "Reference Treasury Dealer" means a primary U.S. government securities dealer in New York City appointed by the Company.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date).

     "S&P" means Standard & Poor's Ratings Group, and any of its Subsidiaries or successors.

     "Significant Subsidiary" means, at any particular time, any Subsidiary of the Company whose gross assets or gross revenues (having regard to the Company's direct and/or indirect beneficial interest in the shares, or the like, of that Subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of the Company.

     "Subsidiary" means, with respect to any person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person.

     "Total Capital" of any Person is defined to mean, as of any date, the sum (without duplication) of (a) Indebtedness for Borrowed Money, (b) consolidated stockholder's equity of such Person and its consolidated Subsidiaries (excluding any preferred stock in stockholder's equity) and (c) preferred stock and Trust Preferred Securities of such Person and its consolidated Subsidiaries.

     "Treasury Yield" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     "Trust Preferred Securities" shall mean (without duplication) any trust preferred securities or related debt or guaranties.

     "U.S. Government Obligation" means:

     (1) any security which is (a) a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (a) or (b), is not callable or redeemable at the option of the issuer thereof; and

     (2) any depositary receipt issued by a bank (as defined in the Securities
Act) as custodian with respect to any security specified in clause (1) above and held by such bank for the account of the holder of such depositary receipt or with respect to any specific payment of principal of or interest on any such security held by any such bank, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange Securities for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange Securities. This prospectus, as it may be amended or supplemented from time to time, may be used by participating broker-dealers during the period referred to below in connection with resales of exchange Securities received in exchange for initial Securities if the initial Securities were acquired by the participating broker-dealers for their own accounts as a result of their market-making or other trading activities. We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange Securities for a period ending 120 days after the registration statement of which this prospectus is a part has been declared effective (subject to extension) or, if earlier, when all exchange Securities have been disposed of by the participating broker-dealer.

     We will not receive any proceeds from the issuance of the exchange Securities offered by this prospectus. Exchange Securities received by broker-dealers for their own accounts in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange Securities or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers and/or the purchasers of any exchange Securities. Any broker-dealer that resells exchange Securities that were received by it for its own account in connection with the exchange offer and any broker-dealer that participates in a distribution of exchange Securities may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of exchange Securities and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is a "underwriter" within the meaning of the Securities Act.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                           FOR UNITED STATES HOLDERS

     The following discussion is the opinion of Latham & Watkins, our counsel, as to the material federal income tax consequences expected to result to you if you exchange your initial Securities for exchange Securities in the exchange offer. This opinion is based on:

     [] the facts described in the registration statement of which this prospectus is a part;

     []   the Internal Revenue Code of 1986, as amended;

     [] current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code;

     []   the legislative history of the Internal Revenue Code;

     [] current administrative interpretations and practices of the Internal Revenue Service; and

     []   court decisions.

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the Internal Revenue Service and may not be sustained by a court if challenged by the Internal Revenue Service, and we have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the exchange of initial Securities for exchange Securities.

     Certain holders may be subject to special rules not discussed below, including, without limitation:

     []   insurance companies;

     []   financial institutions or broker-dealers;

     []   tax-exempt organizations;

     [] stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes;

     []   foreign corporations or partnerships; and

     []   persons who are not citizens or residents of the United States.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING INITIAL SECURITIES FOR EXCHANGE SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

     The exchange of initial Securities for exchange Securities will be treated as a "non-event" for federal income tax purposes, because the exchange Securities will not be considered to differ materially in kind or extent from the initial Securities. Therefore, no material federal income tax consequences will result to you from exchanging initial Securities for exchange Securities.

                                  LEGAL MATTERS

     The validity of the exchange Securities will be passed upon for us by Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1997, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1998, included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           INCORPORATION BY REFERENCE

     This prospectus incorporates documents by reference which are not presented in, or delivered with, this prospectus. We will provide without charge copies (without exhibits, except those specifically incorporated by reference) of these documents to each person to whom this prospectus has been delivered upon request.

     The following documents, previously filed by MidAmerican Energy with the Securities and Exchange Commission pursuant to the Exchange Act (File No. 1-11505), are hereby incorporated by reference:

     1.   Annual Report on Form 10-K for the year ended December 31, 1998;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

     3.   Current Report on Form 8-K dated March 12, 1999.

     The information regarding MidAmerican Energy contained in this prospectus should be read together with the information in the documents incorporated by reference. Any statement contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement in the document incorporated by reference. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-4 with the Securities and Exchange Commission pursuant to Securities Act with respect to our offering of the exchange Securities. This prospectus does not contain all of the information in the registration statement. You will find additional information about us and the exchange Securities in the registration statement. Any statement made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

     We are subject to the informational requirements of the Exchange Act and file periodic reports, registration statements, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy the registration statement, including exhibits, and our periodic reports, registration statements, proxy statements and other information we file with the Securities and Exchange Commission at the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other materials that are filed through the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


MHC INC.
                                                                     Page
                                                                     ----
Consolidated Statements of Income
     For the Years Ended December 31, 1998, 1997 and 1996..........    F-2

Consolidated Statements of Comprehensive Income
     For the Years Ended December 31, 1998, 1997 and 1996..........    F-3

Consolidated Balance Sheets
     As of December 31, 1998 and 1997..............................    F-4

Consolidated Statements of Cash Flows
     For the Years Ended December 31, 1998, 1997 and 1996..........    F-5

Consolidated Statements of Capitalization
     As of December 31, 1998 and 1997..............................    F-6

Consolidated Statements of Retained Earnings
     For the Years Ended December 31, 1998, 1997 and 1996..........    F-7

Notes to Consolidated Financial Statements.........................    F-8

Report of Independent Accountants..................................    F-36


MIDAMERICAN FUNDING, LLC AND MHC INC. (PREDECESSOR)

Interim Consolidated Statements of Income
         For the nine months ended  September 30, 1999 and 1998 ...    F-37

Interim Consolidated Statements of Comprehensive Income
         For the nine months ended September 30, 1999 and 1998 ....    F-38

Interim Consolidated Balance Sheets
         As of September 30, 1999 and 1998 ........................    F-39

Interim Consolidated Statements of Cash Flows
         For the nine months ended September 30, 1999 and 1998 ....    F-40


Notes to Interim Consolidated Financial Statements.................    F-41

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION...    F-47

                                    MHC INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          YEARS ENDED DECEMBER 31
                                                                          -----------------------
                                                                      1998           1997           1996
                                                                      ----           ----           ----
OPERATING REVENUES
Regulated electric............................................   $1,169,810     $1,126,300      $1,099,008
Regulated gas.................................................      429,870        536,306         536,753
Nonregulated..................................................      176,244        306,931         275,443
                                                                 ----------     ----------      ----------
                                                                  1,775,924      1,969,537       1,911,204
                                                                 ----------     ----------      ----------
OPERATING EXPENSES
Regulated:
    Cost of fuel, energy and capacity.........................      225,736        235,760         234,317
    Cost of gas sold..........................................      243,451        346,016         345,014
    Other operating expenses..................................      470,328        438,007         358,579
    Maintenance...............................................      110,387        100,543          91,131
    Depreciation and amortization.............................      182,211        170,540         164,592
    Property and other taxes..................................       87,276         90,651          81,715
                                                                 ----------     ----------      ----------
                                                                  1,319,389      1,381,517       1,275,348
                                                                 ----------     ----------      ----------
Nonregulated:
    Cost of sales.............................................      144,417        276,711         249,453
    Other.....................................................       40,706         34,583          37,004
                                                                 ----------     ----------      ----------
                                                                    185,213        311,294         286,457
                                                                 ----------     ----------      ----------
    Total operating expenses..................................    1,504,512      1,692,811       1,561,805
                                                                 ----------     ----------      ----------
OPERATING INCOME..............................................      271,412        276,726         349,399
                                                                 ----------     ----------      ----------
NON-OPERATING INCOME
Interest income...............................................        9,262          5,318           4,012
Dividend income...............................................       10,251         13,792          16,985
Realized gains and losses on securities, net..................       11,204          7,798           1,895
Other, net....................................................        5,096         15,891          (9,781)
                                                                 ----------     ----------      ----------
                                                                     35,813         42,799          13,111
                                                                 ----------     ----------      ----------
FIXED CHARGES
Interest on long-term debt....................................       80,908         89,898         102,909
Other interest expense........................................       12,682         10,034          10,941
Preferred dividends of subsidiaries...........................       12,932         14,468          10,689
Allowance for borrowed funds..................................       (3,377)        (2,597)         (4,212)
                                                                    103,145        111,803         120,327

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES               204,080        207,722         242,183
INCOME TAXES..................................................       76,926         68,390          98,422
                                                                 ----------     ----------      ----------
INCOME FROM CONTINUING OPERATIONS.............................      127,154        139,332         143,761
                                                                 ----------     ----------      ----------
DISCONTINUED OPERATIONS
Income (Loss) from operations (net of income taxes)...........        4,164           (118)          2,117
Loss on disposal (net of income taxes)........................            -         (4,110)        (14,832)
                                                                 ----------     ----------      ----------
                                                                      4,164         (4,228)        (12,715)
                                                                 ----------     ----------      ----------
NET INCOME....................................................   $  131,318     $  135,104      $  131,046
                                                                 ==========     ==========      ==========
AVERAGE COMMON SHARES OUTSTANDING.............................       94,038         98,058         100,752

EARNINGS PER COMMON SHARE - BASIC:
Continuing operations.........................................   $     1.35     $     1.42      $     1.43
Discontinued operations.......................................         0.05          (0.04)          (0.13)
                                                                 ----------     ----------      ----------
Earnings per average common share.............................   $     1.40     $     1.38      $     1.30
                                                                 ==========     ==========      ==========
EARNINGS PER COMMON SHARE - DILUTED:
Continuing operations.........................................   $     1.35     $     1.42      $     1.43
Discontinued operations.......................................         0.04          (0.04)          (0.13)
                                                                 ----------     ----------      ----------
Earnings per average common share.............................   $     1.39     $     1.38      $     1.30
                                                                 ==========     ==========      ==========
DIVIDENDS DECLARED PER SHARE..................................   $     1.20     $    1.20       $    1.20
                                                                 ==========     ==========      ==========

The accompanying notes are an integral part of these statements.

                                    MHC INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                          YEARS ENDED DECEMBER 31
                                                                          -----------------------
                                                                     1998           1997           1996
                                                                     ----           ----           ----
Net Income....................................................    $ 131,318      $ 135,104       $ 131,046
                                                                  ---------      ---------       ---------
Other Comprehensive Income, Net
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period...............      (14,743)       223,927           1,501
    Less reclassification adjustment for realized gains
       (losses) reflected in net income during period.........       11,204          7,787          (4,612)
                                                                  ---------      ---------       ---------
                                                                    (25,947)       216,140           6,113
Income tax expense (benefit)..................................       (9,002)        75,567           2,468
                                                                  ---------      ---------       ---------
    Other comprehensive income (loss), net....................      (16,945)       140,573           3,645
                                                                  ---------      ---------       ---------
Comprehensive Income..........................................    $ 114,373      $ 275,677       $ 134,691
                                                                  =========      =========       =========



































The accompanying notes are an integral part of these statements.

                                    MHC INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                  AS OF DECEMBER 31
                                                                                  -----------------
                                                                            1998                  1997
                                                                            ----                  ----
ASSETS
UTILITY PLANT
Electric..........................................................        $4,255,058            $4,084,920
Gas  .............................................................           786,169               756,874
                                                                          ----------            ----------
                                                                           5,041,227             4,841,794
Less accumulated depreciation and amortization....................         2,426,564             2,275,099
                                                                          ----------            ----------
                                                                           2,614,663             2,566,695
Construction work in progress.....................................            26,369                55,418
                                                                          ----------            ----------
                                                                           2,641,032             2,622,113
                                                                          ----------            ----------
POWER PURCHASE CONTRACT...........................................           150,401               173,107
                                                                          ----------            ----------
CURRENT ASSETS
Cash and cash equivalents.........................................             6,107                10,468
Receivables, less reserves of $503 and $347, respectively.........           181,817               207,471
Inventories.......................................................            94,771                86,091
Other.............................................................            40,430                18,452
                                                                          ----------            ----------
                                                                             323,125               322,482
                                                                          ----------            ----------
INVESTMENTS AND NONREGULATED PROPERTY, NET........................           762,060               799,524
                                                                          ----------            ----------
INVESTMENT IN DISCONTINUED OPERATIONS.............................            43,907                     -
                                                                          ----------            ----------
OTHER ASSETS......................................................           323,811               360,865
                                                                          ----------            ----------
TOTAL ASSETS......................................................        $4,244,336            $4,278,091
                                                                          ==========            ==========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders' equity.......................................        $1,200,950            $1,301,286
MidAmerican preferred securities, not subject to
   mandatory redemption...........................................            31,759                31,763
Preferred securities, subject to mandatory redemption:
   MidAmerican preferred securities...............................            50,000                50,000
   MidAmerican-obligated preferred securities of subsidiary trust
     holding solely MidAmerican junior subordinated debentures....           100,000               100,000
Long-term debt (excluding current portion)........................           939,553             1,034,211
                                                                          ----------            ----------
                                                                           2,322,262             2,517,260
                                                                          ----------            ----------
CURRENT LIABILITIES
Notes payable.....................................................           339,826               138,054
Current portion of long-term debt.................................           105,995               144,558
Current portion of power purchase contract........................            15,034                14,361
Accounts payable..................................................           167,348               145,855
Taxes accrued.....................................................           107,332                92,629
Interest accrued..................................................            15,533                22,355
Other.............................................................            51,316                43,641
                                                                          ----------            ----------
                                                                             802,384               601,453
                                                                          ----------            ----------
Other Liabilities
Power purchase contract...........................................            68,093                83,143
Deferred income taxes.............................................           733,448               756,920
Investment tax credit.............................................            77,421                83,127
Other.............................................................           240,728               236,188
                                                                          ----------            ----------
                                                                           1,119,690             1,159,378
                                                                          ----------            ----------
Total Capitalization and Liabilities..............................        $4,244,336            $4,278,091
                                                                          ==========            ==========

The accompanying notes are an integral part of these statements.

                                    MHC INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                           YEARS ENDED DECEMBER 31
                                                                           -----------------------
                                                                     1998           1997           1996
                                                                     ----           ----           ----
NET CASH FLOWS FROM OPERATING ACTIVITIES
Net income.....................................................   $ 131,318      $ 135,104       $ 131,046
Adjustments to reconcile net income to net cash provided:
   Depreciation and amortization...............................     200,920        197,454         190,511
   Net decrease in deferred income taxes and
     investment tax credit, net................................     (24,800)       (71,191)         (7,894)
   Amortization of other assets................................      40,264         33,761          20,541
   (Gain)/loss from discontinued operations....................      (4,164)         4,228          12,715
   Gain on sale of securities, assets and other investments....     (24,629)        (9,996)        (10,132)
   Other-than-temporary decline in value of investments........         273          3,795          15,566
   Cash inflows (outflows) of accounts receivable securitization    (10,000)        70,000               -
   Impact of changes in working capital, net of effects
     from discontinued operations..............................      42,046         32,973         (53,752)
   Other.......................................................     (17,092)        (3,883)         22,786
                                                                  ---------      ---------       ---------
     Net cash provided.........................................     334,136        392,245         321,387
                                                                  ---------      ---------       ---------
NET CASH FLOWS FROM INVESTING ACTIVITIES
Utility construction expenditures..............................    (193,354)      (166,932)       (154,198)
Quad Cities Nuclear Power Station decommissioning trust fund...     (11,409)        (9,819)         (8,607)
Deferred energy efficiency expenditures........................           -        (12,258)        (20,390)
Nonregulated capital expenditures..............................     (45,466)       (14,066)        (55,788)
Purchase of securities.........................................    (143,324)      (159,770)       (198,947)
Proceeds from sale of securities...............................     217,459        180,890         243,290
Proceeds from sale of assets and other investments.............      38,162         57,433          33,285
Investment in discontinued operations..........................     (39,743)       181,321          (5,984)
Other investing activities, net................................      (3,618)        (1,360)          8,308
                                                                  ---------      ---------        ---------
   Net cash provided (used) ...................................    (181,293)        55,439        (159,031)
                                                                  ---------      ---------        ---------
NET CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid..........................................    (113,144)      (117,605)       (120,770)
Issuance of long-term debt, net of issuance cost...............     158,414              -          99,500
Retirement of long-term debt, including reacquisition cost.....    (302,477)      (122,300)       (136,616)
Reacquisition of preferred shares..............................          (4)            (6)        (58,176)
Reacquisition of common shares.................................    (101,765)       (96,618)              -
Issuance of preferred shares, net of issuance cost.............           -              -          96,850
Increase (decrease) in MidAmerican Capital Company
   unsecured revolving credit facility.........................           -       (174,500)         44,500
Net increase (decrease) in notes payable.......................     201,772        (23,936)        (22,810)
                                                                  ---------      ---------       ---------
   Net cash used...............................................    (157,204)      (534,965)        (97,522)
                                                                  ---------      ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........      (4,361)       (87,281)         64,834
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.................      10,468         97,749          32,915
                                                                  ---------      ---------       ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................   $   6,107      $  10,468       $  97,749
                                                                  =========      =========       =========
ADDITIONAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized......................   $  90,801      $  96,805       $ 107,179
                                                                  =========      =========       =========
Income taxes paid..............................................   $ 100,917      $ 130,521       $  85,894
                                                                  =========      =========       =========

The accompanying notes are an integral part of these statements.

                                    MHC INC.
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       AS OF DECEMBER 31
                                                                                       -----------------
                                                                                 1998                     1997
                                                                                 ----                     ----
COMMON SHAREHOLDERS' EQUITY
Common shares, no par; 350,000,000 shares authorized;
    91,201,582 and 95,300,882 shares outstanding, respectively.........   $  724,778             $  753,873
Retained earnings......................................................      355,000                409,296
Accumulated other comprehensive income, net............................      121,172                138,117
                                                                          ----------             ----------
                                                                           1,200,950   51.7%      1,301,286   51.7%
                                                                          ----------   -----     ----------   -----
MIDAMERICAN PREFERRED SECURITIES (100,000,000 SHARES AUTHORIZED) Cumulative
shares outstanding not subject to mandatory redemption:
    $3.30 Series, 49,451 and 49,481 shares, respectively...............        4,945                  4,948
    $3.75 Series, 38,305 and 38,310 shares, respectively...............        3,831                  3,831
    $3.90 Series, 32,630 shares .......................................        3,263                  3,263
    $4.20 Series, 47,362 and 47,369 shares, respectively...............        4,736                  4,737
    $4.35 Series, 49,945...............................................        4,994                  4,994
    $4.40 Series, 50,000 shares........................................        5,000                  5,000
    $4.80 Series, 49,898 shares........................................        4,990                  4,990
                                                                          ----------             ----------
                                                                              31,759    1.4%         31,763    1.2%
                                                                          ----------   -----     ----------   -----
Cumulative shares outstanding; subject to mandatory redemption:
    $5.25 Series, 100,000 shares.......................................       10,000                 10,000
    $7.80 Series, 400,000 shares.......................................       40,000                 40,000
                                                                          ----------             ----------
                                                                              50,000    2.1%         50,000    2.0%
                                                                          ----------   -----     ----------   -----
MIDAMERICAN-OBLIGATED PREFERRED SECURITIES
MidAmerican-obligated mandatorily redeemable cumulative
    preferred securities of subsidiary trust holding solely
    MidAmerican junior subordinated debentures:
    7.98% Series, 4,000,000 shares....................................       100,000    4.3%        100,000    4.0%
                                                                          ----------   -----     ----------   -----
LONG-TERM DEBT MidAmerican mortgage bonds:
    7.875% Series, due 1999...........................................             -                 60,000
    6% Series, due 2000...............................................        35,000                 35,000
    6.75% Series, due 2000............................................        75,000                 75,000
    7.125% Series, due 2003...........................................       100,000                100,000
    7.70% Series, due 2004............................................        55,630                 55,630
    7% Series, due 2005...............................................        90,500                 90,500
    7.375% Series, due 2008...........................................        75,000                 75,000
    8% Series, due 2022...............................................             -                 50,000
    7.45% Series, due 2023............................................         6,940                  6,940
    8.125% Series, due 2023...........................................             -                100,000
    6.95% Series, due 2025............................................        12,500                 12,500
MidAmerican pollution control revenue obligations:
    5.15% to 5.75% Series, due periodically through 2003..............         7,704                  8,064
    5.95% Series, due 2023 (secured by general mortgage bonds)........        29,030                 29,030


The accompanying notes are an integral part of these statements.

                                    MHC INC.
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       AS OF DECEMBER 31
                                                                                       -----------------
                                                                                 1998                        1997
                                                                                 ----                        ----
LONG-TERM DEBT (CONTINUED)
    Variable rate series -
       Due 2016 and 2017, 3.7%........................................     $   37,600               $   37,600
       Due 2023 (secured by general mortgage bonds, 3.7%).............         28,295                   28,295
       Due 2023, 3.7%.................................................          6,850                    6,850
       Due 2024, 3.7%.................................................         34,900                   34,900
       Due 2025, 3.7%.................................................         12,750                   12,750
MidAmerican notes:
    8.75% Series, due 2002............................................            240                      240
    6.5% Series, due 2001.............................................        100,000                  100,000
    6.375% Series, due 2006...........................................        160,000                        -
    6.4% Series, due 2003 through 2007................................          2,000                    2,000
Obligation under capital lease........................................          1,539                    2,104
Unamortized debt premium and discount, net............................         (1,925)                  (3,192)
                                                                           ----------               ----------
       Total utility..................................................        869,553                  919,211
                                                                           ----------               ----------
Nonregulated subsidiaries notes:
    7.76% Series, due 1999............................................              -                   45,000
    8.52% Series, due 2000 through 2002...............................         70,000                   70,000
                                                                           ----------               ----------
       Total nonregulated subsidiaries................................         70,000                  115,000
                                                                           ----------               ----------
                                                                              939,553   40.5%        1,034,211     41.1%
                                                                           ----------  -----        ----------    -----
Total Capitalization..................................................     $2,322,262  100.0%       $2,517,260    100.0%
                                                                           ==========  =====        ==========    =====


                                    MHC INC.
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   YEARS ENDED DECEMBER 31
                                                                                   -----------------------
                                                                               1998        1997          1996
                                                                               ----        ----          ----
BEGINNING OF YEAR....................................................       $ 409,296    $ 440,971    $ 430,589
                                                                            ---------    ---------    ---------
NET INCOME...........................................................         131,318      135,104      131,046
                                                                            ---------    ---------    ---------
DEDUCT (ADD):
Loss on repurchase of common shares..................................          72,470       49,174            -
Dividends declared on common shares of $1.20.........................         113,144      117,605      120,770
Other................................................................               -            -         (106)
                                                                            ---------    ---------    ---------
                                                                              185,614      166,779      120,664
                                                                            ---------    ---------    ---------
END OF YEAR..........................................................       $ 355,000    $ 409,296    $ 440,971
                                                                            =========    =========    =========

The accompanying notes are an integral part of these statements.

                                    MHC INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     (a) COMPANY STRUCTURE:

     MHC Inc. (Company or MHC), formerly known as MidAmerican Energy Holdings Company, is a holding company for MidAmerican Energy Company (MidAmerican), MidAmerican Capital Company (MidAmerican Capital), Midwest Capital Group, Inc. (Midwest Capital) and MidAmerican Realty Services Company (MidAmerican Realty). Effective March 12, 1999, MHC is a wholly owned subsidiary of MidAmerican Funding LLC, which in turn is a wholly owned subsidiary of MidAmerican Energy Holdings Company, formerly known as CalEnergy Company, Inc. Prior to December 1, 1996, MidAmerican held the capital stock of MidAmerican Capital and Midwest Capital. Effective December 1, 1996, each share of MidAmerican common stock was exchanged for one share of Holdings common stock. As part of the transaction, MidAmerican distributed the capital stock of MidAmerican Capital and Midwest Capital to Holdings.

     (b) CONSOLIDATION POLICY AND PREPARATION OF FINANCIAL STATEMENTS:

     The accompanying Consolidated Financial Statements include the Company and its subsidiaries. For 1998, certain nonregulated operations of MidAmerican, which were previously included in Other, Net in the income statements, are presented in nonregulated operations lines. Prior year amounts have been reclassified accordingly. Amounts related to MidAmerican Realty are reflected as discontinued operations. (Refer to Note 25). All significant intercompany transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     (c) REGULATION:

     MidAmerican's utility operations are subject to the regulation of the Iowa Utilities Board (IUB), the Illinois Commerce Commission (ICC), the South Dakota Public Utilities Commission, and the Federal Energy Regulatory Commission
(FERC). MidAmerican's accounting policies and the accompanying Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.

     Statement of Financial Accounting Standards (SFAS) No. 71 sets forth accounting principles for operations that are regulated and meet certain criteria. For operations that meet the criteria, SFAS 71 allows, among other things, the deferral of costs that would otherwise be expensed when incurred. A possible consequence of the changes in the utility industry is the discontinued applicability of SFAS 71. The majority of MidAmerican's electric and gas utility operations currently meet the criteria of SFAS 71, but its applicability is periodically reexamined. On December 16, 1997, MidAmerican's generation operations serving Illinois were no longer subject to the provisions of SFAS 71 due to passage of industry restructuring legislation in Illinois. Thus, in 1997, MidAmerican was required to write off the regulatory assets and liabilities from its balance sheet related to its Illinois generation operations. The net amount of such write-offs was not material. If other portions of its utility operations no longer meet the criteria of SFAS 71, MidAmerican could be required to write off the related regulatory assets and liabilities from its balance sheet and thus, a material adjustment to earnings in that period could result. The following regulatory assets, primarily included in Other Assets in the Consolidated Balance Sheets, represent probable future revenue to MidAmerican because these costs are expected to be recovered in charges to utility customers (in thousands):

                                                               1998            1997
                                                               ----            ----
         Deferred income taxes........................       $148,036        $143,851
         Energy efficiency costs......................         74,509         111,471
         Debt refinancing costs.......................         40,233          34,923
         FERC Order 636 transition costs..............              -           9,279
         Environmental costs..........................         23,427          20,417
         Enrichment facilities decommissioning........          8,659           8,781
         Unamortized costs of retired plant ..........          3,537           5,771
         Other........................................          7,088           4,796
                                                             --------        --------
             Total....................................       $305,489        $339,289
                                                             ========        ========


     (d) REVENUE RECOGNITION:

     Revenues are recorded as services are rendered to customers. MidAmerican records unbilled revenues, and related energy costs, representing the estimated amount customers will be billed for services rendered between the meter-reading dates in a particular month and the end of such month. Accrued unbilled revenues were $79.8 million and $80.2 million at December 31, 1998 and 1997, respectively, and are included in Receivables on the Consolidated Balance Sheets.

     MidAmerican's Illinois and South Dakota jurisdictional sales, or approximately 12% of total retail electric sales, and the majority of its total retail gas sales are subject to adjustment clauses. These clauses allow MidAmerican to adjust the amounts charged for electric and gas service as the costs of gas, fuel for generation or purchased power change. The costs recovered in revenues through use of the adjustment clauses are charged to expense in the same period.


     (e) DEPRECIATION AND AMORTIZATION:

     MidAmerican's provisions for depreciation and amortization for its utility operations are based on straight-line composite rates. The average depreciation and amortization rates for the years ended December 31 were as follows:

                                              1998         1997         1996
                                              ----         ----         ----
     Electric..........................       3.9%         3.8%         3.8%
     Gas...............................       3.4%         3.4%         3.7%

     Utility plant is stated at original cost which includes overhead costs, administrative costs and an allowance for funds used during construction.

     The cost of repairs and minor replacements is charged to maintenance expense. Property additions and major property replacements are charged to plant accounts. The cost of depreciable units of utility plant retired or disposed of in the normal course of business is eliminated from the utility plant accounts and such cost, plus net removal cost, is charged to accumulated depreciation. An allowance for the estimated annual decommissioning costs of the Quad Cities Nuclear Power Station (Quad Cities Station) equal to the level of funding is included in depreciation expense. See Note 4(e) for additional information regarding decommissioning costs.

     (f) INVESTMENTS AND NONREGULATED PROPERTY, NET:

     Investments, managed primarily through the Company's nonregulated subsidiaries, and nonregulated property, net include the following amounts as of December 31 (in thousands):

                                                              1998        1997
                                                              ----        ----
     Marketable securities............................     $393,554     $467,207
     Equipment leases.................................       72,068       73,928
     Nuclear decommissioning trust fund...............      116,973       93,251
     Energy projects..................................       17,891       21,180
     Special-purpose funds............................        9,069       10,057
     Real estate......................................       42,413       42,424
     Corporate owned life insurance...................       43,945       33,471
     Coal transportation property.....................       12,538       14,516
     Communications...................................       19,750       10,000
     Security ........................................        9,664        8,551
     Other............................................       24,195       24,939
                                                           --------     --------
       Total..........................................     $762,050     $799,524
                                                           ========     ========


     Marketable securities generally consist of preferred stocks, common stocks and mutual funds held by MidAmerican Capital. Investments in marketable securities classified as available-for-sale are reported at fair value with net unrealized gains and losses reported as a net of tax amount in Common Shareholders' Equity until realized. Investments in marketable securities that are classified as held-to-maturity are reported at amortized cost. An other-than-temporary decline in the value of a marketable security is recognized through a write-down of the investment to earnings.

     Investments held by the nuclear decommissioning trust fund for the Quad Cities Station units are classified as available-for-sale and are reported at fair value with net unrealized gains and losses reported as adjustments to the accumulated provision for nuclear decommissioning.

     (g) CONSOLIDATED STATEMENTS OF CASH FLOWS:

     The Company considers all cash and highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

     Net cash provided (used) from changes in working capital, net of effects from discontinued operations was as follows (in thousands):

                                                         1998           1997               1996
                                                         ----           ----               ----
     Receivables...............................       $ 35,654         $ 34,544         $(84,802)
     Inventories...............................         (8,680)           4,773           (5,629)
     Other current assets .....................        (21,978)          (7,421)           6,732
     Accounts payable..........................         21,493          (23,950)          47,751
     Taxes accrued.............................         14,703           10,375              356
     Interest accrued..........................         (6,821)          (6,158)          (2,122)
     Other current liabilities.................          7,675           20,810          (16,038)
                                                      --------         --------         --------
       Total...................................       $ 42,046         $ 32,973         $(53,752)
                                                      ========         ========         ========

     (h) ACCOUNTING FOR LONG-TERM POWER PURCHASE CONTRACT:

     Under a long-term power purchase contract with Nebraska Public Power District (NPPD), expiring in 2004, MidAmerican purchases one-half of the output of the 778-megawatt Cooper Nuclear Station (Cooper). The Consolidated Balance Sheets include a liability for MidAmerican's fixed obligation to pay 50% of NPPD's Nuclear Facility Revenue Bonds and other fixed liabilities. A like amount representing MidAmerican's right to purchase power is shown as an asset.

     Cooper capital improvement costs prior to 1997, including carrying costs, were deferred in accordance with then applicable rate regulation and are being amortized and recovered in rates over either a five-year period or the term of the NPPD contract. Beginning July 11, 1997, the Iowa portion of capital improvement costs is recovered currently from customers and is expensed as incurred. MidAmerican began charging the remaining Cooper capital improvement costs to expense as incurred in January 1997.

     The fuel cost portion of the power purchase contract is included in Cost of Fuel, Energy and Capacity on the Consolidated Statements of Income. All other costs MidAmerican incurs in relation to its long-term power purchase contract with NPPD are included in Other Operating Expenses on the Consolidated Statements of Income.

     See Notes 4(d), 4(e) and 4(f) for additional information regarding the power purchase contract.

     (i) ACCOUNTING FOR DERIVATIVES:

         1) Preferred Stock Hedge Instruments:

     The Company is exposed to market value risk from changes in interest rates for certain fixed rate sinking fund preferred and perpetual preferred stocks (fixed rate preferred stocks) included in Investments on the Consolidated Balance Sheets. The Company reviews the interest rate sensitivity of these securities and purchases put options on U.S. Treasury securities (put options) to reduce interest rate risk on preferred stocks. The Company does not purchase or sell put options for speculative purposes. The Company's intent is to substantially offset any change in market value of the fixed rate preferred stocks due to a change in interest rates with a change in market value of the put options.

     The preferred stocks are publicly traded securities and, as such, changes in their fair value are reported, net of income taxes, as a part of Accumulated Other Comprehensive Income, Net in shareholders' equity. Unrealized gains and losses on the associated put options are included in the determination of the fair value of the preferred stocks. The fair value of the put options, including unrealized gains and losses, included in the determination of the fair value of the preferred securities as of December 31, 1998 and 1997, was $2.9 million and $1.9 million, respectively. Realized gains and losses on the put options are included in Realized Gains and Losses on Securities, Net in the Consolidated

Statements of Income in the period the underlying hedged fixed rate preferred stocks are sold. At December 31, 1998, the Company held put options with a notional value of $89.1 million.

         2) Gas Futures Contracts and Swaps:

     The Company uses gas futures contracts and swap contracts to reduce the volatility in the price of natural gas purchased to meet the needs of its customers. Investments in natural gas futures contracts, which total $0.3 million and $1.6 million as of December 31, 1998 and 1997, respectively, are included in Receivables on the Consolidated Balance Sheets. Gains and losses on gas futures contracts that qualify for hedge accounting are deferred and reflected as adjustments to the carrying value of the hedged item or included in Other Assets on the Consolidated Balance Sheets until the underlying physical transaction is recorded if the instrument is used to hedge an anticipated future transaction. The net gain or loss on gas futures contracts is included in the determination of income in the same period as the expense for the physical delivery of the natural gas. Realized gains and losses on gas futures contracts and the net amounts exchanged or accrued under the natural gas swap contracts are included in Cost of Gas Sold or Nonregulated Costs of Sales consistent with the expense for the physical commodity. Deferred net gains (losses) related to the Company's gas futures contracts are $(1.9) million and $(0.4) million as of December 31, 1998 and 1997, respectively.

     The Company periodically evaluates the effectiveness of its natural gas hedging programs. If a high degree of correlation between prices for the hedging instruments and prices for the physical delivery is not achieved, the contracts are recorded at fair value and the gains or losses are included in the determination of income. At December 31, 1998, the Company held the following hedging instruments:

                                                                             Weighted Average
                                                         Notional Volume        Market Value
                                                             (MMBtu)             (Per MMBtu)
                                                         ---------------        ------------
     Natural Gas Futures (Long)....................        6,970,000              $1.857
     Natural Gas Futures (Short)...................        7,320,000              $1.854
     Natural Gas Swaps (Variable to Fixed).........       16,322,181
              Weighted average variable price......                               $1.922
              Weighted average fixed price.........                               $2.098

     3) New Accounting Pronouncement:

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for the Company on January 1, 2000. SFAS 133 requires an entity to recognize all of its derivatives as either assets or liabilities in its statement of financial position and measure those instruments at fair value. If certain conditions are met, such instruments may be designated as hedges. Changes in the value of hedge instruments would not impact earnings, except to the extent that the instrument is not perfectly effective as a hedge. An entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use in assessing the effectiveness of the derivative. The Company is in the process of evaluating the impact of this accounting pronouncement.

         (j) GOODWILL:

     The Company's Consolidated Balance Sheets include goodwill related to various acquisitions. The following schedule summarizes the goodwill, net of accumulated amortization, remaining on the Consolidated Balance Sheets as of December 31 (in thousands):

                                                               1998      1997
                                                               ----      ----
     Natural gas utility operations.......................   $13,925   $14,723
     Natural gas marketing companies......................     3,736     4,107
     Security companies...................................     8,816     7,763
                                                             -------   -------
                                                             $26,477   $26,593
                                                             =======   =======

     Goodwill is amortized using the straight-line method. Amortization expense included in the Company's Consolidated Statements of Income totaled $1.5 million, $1.4 million and $1.1 million for 1998, 1997 and 1996, respectively. The weighted average remaining life of goodwill as of December 31, 1998, is 18 years.

     (k) DETAIL OF OTHER COMPREHENSIVE INCOME - INCOME TAXES:

     For fiscal years beginning after December 15, 1997, full sets of general-purpose financial statements are required to display comprehensive income and its components in a financial statement that is displayed with the same prominence as the other financial statements. Comprehensive income refers, in general, to changes in the Company's equity, except those resulting from transactions with shareholders. "Unrealized holding gains (losses)" reflects the overall increase (decrease) in the market value of marketable securities held by the Company as available-for-sale. The "reclassification adjustment" removes any gains (losses) that have been realized from sales of those securities and reflected in the Company's Net Income. The following table shows the income tax expense or benefit related to each component (in thousands):


                                                            1998          1997            1996
                                                            ----          ----            ----
Unrealized holding gains (losses) during period
    Before income taxes...............................    $(14,743)     $223,927       $  1,501
    Income tax (expense)/benefit......................       5,081       (78,289)          (525)
                                                          --------      --------       --------
                                                            (9,662)      145,638            976
                                                          --------      --------       --------

Less reclassification adjustment for realized gains
    (losses) reflected in net income during period
    Before income taxes...............................      11,204         7,787         (4,612)
    Income tax (expense)/benefit......................      (3,921)       (2,722)         1,943
                                                          --------      --------       --------
                                                             7,283         5,065         (2,669)
                                                          --------      --------       --------
Other Comprehensive Income............................    $(16,945)     $140,573        $ 3,645
                                                          ========      ========        =======

(2) LONG-TERM DEBT:

     The Company's sinking fund requirements and maturities of long-term debt for 1999 through 2003 are $106 million, $134 million, $125 million, $25 million and $105 million, respectively.

     MidAmerican's Variable Rate Pollution Control Revenue Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. MidAmerican, at its option, may change the mode of interest calculation for these bonds by selecting from among several alternative floating or fixed rate modes. The interest rate shown in the Consolidated Statements of Capitalization is the weighted average interest rate as of December 31, 1998 and 1997. MidAmerican maintains dedicated revolving credit facility agreements or renewable lines of credit to provide liquidity for holders of these issues.

     Substantially all of the former Iowa-Illinois Gas and Electric Company, a predecessor company, utility property and franchises, and substantially all of the former Midwest Power Systems Inc., a predecessor company, electric utility property in Iowa, or approximately 80% of gross utility plant, is pledged to secure mortgage bonds.

(3) JOINTLY OWNED UTILITY PLANT:

     Under joint plant ownership agreements with other utilities, MidAmerican had undivided interests at December 31, 1998, in jointly owned generating plants as shown in the table below.

     The dollar amounts below represent MidAmerican's share in each jointly owned unit. Each participant has provided financing for its share of each unit. Operating Expenses on the Consolidated Statements of Income include MidAmerican's share of the expenses of these units (dollars in millions).


                                              Nuclear                            Coal fired
                                            -----------   -----------------------------------------------------
                                                                     Council
                                            Quad Cities   Neal       Bluffs      Neal        Ottumwa     Louisa
                                            Units         Unit        Unit       Unit         Unit        Unit
                                             No. 1 & 2    No. 3       No. 3      No. 4        No. 1       No. 1
                                            -----------   ----       ------      ----        -------     ------
         In service date                       1972       1975        1978        1979        1981        1983
         Utility plant in service              $242       $127        $298        $161        $210        $530
         Accumulated depreciation              $ 98       $ 82        $175        $ 92        $109        $252
         Unit capacity-MW                     1,529        515         675         624         716         700
         Percent ownership                     25.0%      72.0%       79.1%       40.6%       52.0%       88.0%


(4) COMMITMENTS AND CONTINGENCIES:

     (a) CAPITAL EXPENDITURES:

     Utility construction expenditures for 1999 are estimated to be $194 million, including $9 million for Quad Cities Station nuclear fuel. Nonregulated capital expenditures depend upon the availability of investment opportunities and other factors. During 1999, such expenditures are estimated to be approximately $9 million.

     (b) MANUFACTURED GAS PLANT FACILITIES:

     The United States Environmental Protection Agency (EPA) and the state environmental agencies have determined that contaminated wastes remaining at certain decommissioned manufactured gas plant facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

     MidAmerican is evaluating 27 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party
(PRP). The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether MidAmerican has any responsibility for remedial action. MidAmerican is currently conducting field investigations at eighteen sites and has conducted interim removal actions at five of the eighteen sites. In addition, MidAmerican has completed investigations and removals at four sites. MidAmerican is continuing to evaluate several of the sites to determine the future liability, if any, for conducting site investigations or other site activity.

     MidAmerican's estimate of probable remediation costs for the sites discussed above as of December 31, 1998, was $24 million. This estimate has been recorded as a liability and a regulatory asset for future recovery. The ICC has approved the use of a tariff rider which permits recovery of the actual costs of litigation, investigation and remediation relating to former MGP sites. MidAmerican's present rates in Iowa provide for a fixed annual recovery of MGP costs. MidAmerican intends to pursue recovery of the remediation costs from other PRPs and its insurance carriers.

     The estimate of probable remediation costs is established on a site specific basis. The costs are accumulated in a three-step process. First, a determination is made as to whether MidAmerican has potential legal liability for the site and whether information exists to indicate that contaminated wastes remain at the site. If so, the costs of performing a preliminary investigation and the costs of removing known contaminated soil are accrued. As the investigation is performed and if it is determined remedial action is required, the best estimate of remediation costs is accrued. If necessary, the estimate is revised when a consent order is issued. The estimated recorded liabilities for these properties include incremental direct costs of the remediation effort, costs for future monitoring at sites and costs of compensation to employees for time expected to be spent directly on the remediation effort. The estimated recorded liabilities for these properties are based upon preliminary data. Thus, actual costs could vary significantly from the estimates. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action and changes in technology relating to remedial alternatives. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries.

     Although the timing of potential incurred costs and recovery of such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on MidAmerican's financial position or results of operations.

     (c) CLEAN AIR ACT:

     Following recommendations provided by the Ozone Transport Assessment Group, the EPA, in November 1997, issued a Notice of Proposed Rulemaking which identified 22 states and the District of Columbia as making a significant contribution to nonattainment of the ozone standard in downwind states in the eastern half of the United States. In September 1998, the EPA issued its final rules in this proceeding. Iowa is not subject to the emissions reduction requirements in the final rules, and, as such, MidAmerican's facilities are not currently subject to additional emissions reductions as a result of this initiative.

     On July 18, 1997, the EPA adopted revisions to the National Ambient Air Quality Standards (NAAQS) for ozone and a new standard for fine particulate matter. Based on data to be obtained from monitors located throughout each state, the EPA will determine which states have areas that do not meet the air quality standards (i.e., areas that are classified as nonattainment). If a state has area(s) classified as nonattainment area(s), the state is required to submit a State Implementation Plan specifying how it will reach attainment of the standards through emission reductions or other means. In August 1998, the Iowa Environmental Protection Commission adopted by reference the NAAQS for ozone and fine particulate matter.

     The impact of the new standards on MidAmerican will depend on the attainment status of the areas surrounding MidAmerican's operations and MidAmerican's relative contribution to the nonattainment status. The attainment status of areas in the state of Iowa will not be known for two to three years. However, if MidAmerican's operations are determined to contribute to nonattainment, the installation of additional control equipment, such as scrubbers and/or selective catalytic reduction, on MidAmerican's units could be required. The cost to install such equipment could be significant. MidAmerican will continue to follow the attainment status of the areas in which it operates and evaluate the potential impact of the status of these areas on MidAmerican under the new regulations.

     (d) LONG-TERM POWER PURCHASE CONTRACT:

     Payments to NPPD cover one-half of the fixed and operating costs of Cooper (excluding depreciation but including debt service) and MidAmerican's share of nuclear fuel cost (including nuclear fuel disposal) based on energy delivered. The debt service portion is approximately $1.5 million per month for 1999 and is not contingent upon the plant being in service. In addition, MidAmerican pays one-half of NPPD's decommissioning funding related to Cooper.

     The debt amortization and Department of Energy (DOE) enrichment plant decontamination and decommissioning component of MidAmerican's payments to NPPD were $14.4 million, $13.8 million and $14.5 million and the net interest component was $2.9 million, $3.8 million and $3.6 million each for the years 1998, 1997 and 1996, respectively.

     MidAmerican's payments for the debt principal portion of the power purchase contract obligation and the DOE enrichment plant decontamination and decommissioning payments are $15.0 million, $15.8 million, $16.6 million, $17.4 million and $18.3 million for 1999 through 2003, respectively.

     (e) DECOMMISSIONING COSTS:

     Based on site-specific decommissioning studies that include decontamination, dismantling, site restoration and dry fuel storage cost, MidAmerican's share of expected decommissioning costs for Cooper and Quad Cities Station, in 1998 dollars, is $256 million and $242 million, respectively. In Illinois, nuclear decommissioning costs are included in customer billings through a mechanism that permits annual adjustments. Such costs are reflected as base rates in Iowa tariffs.

     For purposes of developing a decommissioning funding plan for Cooper, NPPD assumes that decommissioning costs will escalate at an annual rate of 4.0%. Although Cooper's operating license expires in 2014, the funding plan assumes decommissioning will start in 2004, the anticipated plant shutdown date.

     As of December 31, 1998, MidAmerican's share of funds set aside by NPPD in internal and external accounts for decommissioning was $97.5 million. In addition, the funding plan also assumes various funds and reserves currently held to satisfy NPPD bond resolution requirements will be available for plant decommissioning costs after the bonds are retired in early 2004. The funding schedule assumes a long-term return on funds in the trust of 6.75% annually. Certain funds will be required to be invested on a short-term basis when decommissioning begins and are assumed to earn at a rate of 4.0% annually. NPPD is recognizing decommissioning costs over the life of the power sales contract. MidAmerican makes payments to NPPD related to decommissioning Cooper. These payments are included in MidAmerican's power purchase costs. The Cooper decommissioning component of MidAmerican's payments to NPPD was $7.9 million, $11.3 million and $9.9 million for the years 1998, 1997, and 1996, respectively, and is included in Other Operating Expenses in the Consolidated Statements of Income. Earnings from the internal and external trust funds, which are recognized by NPPD as the owner of the plant, are tax exempt and serve to reduce future funding requirements.

     External trusts have been established for the investment of funds for decommissioning the Quad Cities Station. The total accrued balance as of December 31, 1998, was $117.0 million and is included in Other Liabilities and a like amount is reflected in Investments and represents the fair value of the assets held in the trusts.

     MidAmerican's provision for depreciation included costs for Quad Cities Station nuclear decommissioning of $11.4 million, $9.8 million and $8.6 million for 1998, 1997 and 1996, respectively. The provision charged to expense is equal to the funding that is being collected in rates. The decommissioning funding component of MidAmerican's Illinois and Iowa tariffs assumes decommissioning costs, related to the Quad Cities Station, will escalate at an annual rate of 4.9% and the assumed annual return on funds in the trust is 6.9%. Earnings, net of investment fees, on the assets in the trust fund were $1.7 million, $4.5 million and $3.2 million for 1998, 1997 and 1996, respectively. See Note (14) for information regarding unrealized gains and losses.

     (f) NUCLEAR INSURANCE:

     MidAmerican maintains financial protection against catastrophic loss associated with its interest in Quad Cities Station and Cooper through a combination of insurance purchased by NPPD (the owner and operator of Cooper) and Commonwealth Edison (ComEd, the joint owner and operator of Quad Cities Station), insurance purchased directly by MidAmerican, and the mandatory industry-wide loss funding mechanism afforded under the Price-Anderson Amendments Act of 1988. The general types of coverage are: nuclear liability, property coverage and nuclear worker liability.

     NPPD and ComEd each purchase nuclear liability insurance for Cooper and Quad Cities Station, respectively, in the maximum available amount of $200 million. In accordance with the Price-Anderson Amendments Act of 1988, excess liability protection above that amount is provided by a mandatory industry-wide program under which the licensees of nuclear generating facilities could be assessed for liability incurred due to a serious nuclear incident at any commercial nuclear reactor in the United States. Currently, MidAmerican's aggregate maximum potential share of such an assessment for Cooper and Quad Cities Station combined is $88.1 million per incident, payable in installments not to exceed $10 million annually.

     The property coverage provides for property damage, stabilization and decontamination of the facility, disposal of the decontaminated material and premature decommissioning. For Quad Cities Station, ComEd purchases primary and excess property insurance protection for the combined interests in Quad Cities, with coverage limits totaling $2.1 billion. For Cooper, MidAmerican and NPPD separately purchase primary and excess property insurance protection for their respective obligations, with coverage limits of $1.375 billion each. This structure provides that both MidAmerican and NPPD are covered for their respective 50% obligation in the event of a loss totaling up to $2.75 billion. MidAmerican also directly purchases extra expense/business interruption coverage for its share of replacement power and/or other extra expenses in the event of a covered accidental outage at Cooper or Quad Cities Station. The coverages purchased directly by MidAmerican, and the property coverages purchased by ComEd, which includes the interests of MidAmerican, are underwritten by an industry mutual insurance company and contain provisions for retrospective premium assessments should two or more full policy-limit losses occur in one policy year. Currently, the maximum retrospective amounts that could be assessed against MidAmerican from industry mutual policies for its obligations associated with Cooper and Quad Cities Station combined, total $11.2 million.

     The master nuclear worker liability coverage, which is purchased by NPPD and ComEd for Cooper and Quad Cities Station, respectively, is an industry-wide guaranteed-cost policy with an aggregate limit of $200 million for the nuclear industry as a whole, which is in effect to cover tort claims of workers in nuclear-related industries as a result of radiation exposure.

     (g) COAL AND NATURAL GAS CONTRACT COMMITMENTS:

     MidAmerican has entered into supply and related transportation contracts for its fossil fueled generating stations. The contracts, with expiration dates ranging from 1999 to 2003, require minimum payments of $110.2 million, $75.8 million, $28.0 million, $8.1 million and $2.6 million for the years 1999 through 2003, respectively. The Company expects to supplement these coal contracts with spot market purchases to fulfill its future fossil fuel needs.

     MidAmerican has entered into various natural gas supply and transportation contracts for its utility operations. The minimum commitments under these contracts are $57.4 million, $40.1 million, $33.3 million, $18.7 million and $13.7 million for the years 1999 through 2003, respectively, and $60.7 million for the total of the years thereafter.

     (h) OPERATING LEASE COMMITMENTS:

     The Company has entered into various operating lease agreements covering facilities, computer and transportation equipment. Rental payments on operating leases were $23.7 million for 1998, $20.8 million for 1997, and $21.3 million for 1996. The approximate future minimum annual commitments under all operating leases are $13.6 million, $12.0 million, $7.4 million, $5.7 million and $3.9 million for the years 1999 through 2003, respectively, and $9.7 million for the total of the years thereafter.

(5) COMMON SHAREHOLDERS' EQUITY:

     Common shares outstanding changed during the years ended December 31 as shown in the table below (in thousands):

                                                       1998                  1997                   1996
                                                ----------------       ---------------        -----------------
                                                Amount    Shares       Amount   Shares        Amount     Shares
                                                ------    ------       ------   ------        ------     ------

      Balance, beginning of year............   $753,873   95,301      $801,431  100,752      $801,227   100,752
      Changes due to:
          Repurchase of common shares.......    (29,295)  (4,099)      (47,444)  (5,451)            -         -
          Stock options.....................       (168)       -           210        -           623         -
          Capital stock expense  ...........        368        -          (289)       -          (419)        -
          Other.............................          -        -           (35)       -             -         -
                                               --------   ------      --------   ------      --------   -------
      Balance, end of year..................   $724,778   91,202      $753,873   95,301      $801,431   100,752
                                               ========   ======      ========   ======      ========   =======

(6) RETIREMENT PLANS:

     The Company has primarily noncontributory defined benefit pension plans covering substantially all employees. Benefits under the plans are based on participants' compensation, years of service and age at retirement. Funding is based upon the actuarially determined costs of the plans and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. MidAmerican has been allowed to recover funding contributions in rates.

         The Company currently provides certain health care and life insurance (postretirement) benefits for retired employees. Under the plans, substantially all of the Company's employees may become eligible for these benefits if they reach retirement age while working for the Company. However, the Company retains the right to change these benefits anytime at its discretion. MidAmerican expenses postretirement benefit costs on an accrual basis and includes provisions for such costs in rates.

         The Company also maintains noncontributory, nonqualified supplemental executive retirement plans for active and retired participants.

         Net periodic pension, supplemental retirement and postretirement benefit costs includes the following components for the years ended December 31 (in thousands):


                                                         Pension Cost                      Postretirement Cost
                                                   1998       1997        1996          1998       1997       1996
                                                   ----       ----        ----          ----       ----       ----
Service cost................................    $ 11,284     $ 10,092    $ 12,323     $ 3,558   $  2,680   $  2,118
Interest cost...............................      29,941       29,623      31,109       9,344      8,822      8,341
Expected return on plan assets..............     (42,578)     (37,617)    (33,635)     (3,651)    (2,573)    (1,895)
Amortization of net transition obligation...      (2,591)      (2,591)     (2,591)      5,291      5,291      5,291
Amortization of prior service cost..........       1,871        1,871       3,183         650        650          -
Amortization of prior year (gain) loss......      (2,802)      (1,797)        806           -       (298)         -
Regulatory deferral of incurred cost........            -       5,423         568           -      4,888      5,112
                                                --------    ---------    --------     -------    -------    -------
Net periodic (benefit) cost.................    $ (4,875)   $   5,004    $ 11,763     $15,192    $19,460    $18,967
                                                ========    =========    ========     =======    =======    =======


         The pension plan assets are in external trusts and are comprised of corporate equity securities, United States government debt, corporate bonds, and insurance contracts. Postretirement benefit plans assets are in external trusts and are comprised primarily of corporate equity securities, corporate bonds, money market investment accounts and municipal bonds.

         Although the supplemental executive retirement plans had no assets as of December 31, 1998, the Company had Rabbi trusts which held corporate-owned life insurance to provide funding for the future cash requirements. Because these plans are nonqualified, the fair value of these assets is not included in the following table. The cash value of the life insurance policies was $27.2 million and $21.5 million at December 31, 1998 and 1997, respectively.

         The projected benefit obligation and accumulated benefit obligation for the supplemental executive plans were $55.1 million and $49.9 million, respectively, as of December 31, 1998, and $48.6 million and $40.3 million, respectively, as of December 31, 1997.

         The following table presents a reconciliation of the beginning and ending balances of the benefit obligation, fair value of plan assets and the funded status of the aforementioned plans to the net amounts recognized in the Company's Consolidated Balance Sheets as of December 31 (dollars in thousands):

                                                      Pension Benefits       Postretirement Benefits
                                                   ---------------------     -----------------------
                                                      1998         1997         1998          1997
                                                   ---------    ---------    ---------    ---------
Reconciliation of benefit obligation:
Benefit obligation at beginning of year ........   $ 430,043    $ 428,713    $ 127,347    $ 116,505
Service cost ...................................      11,285       10,091        3,558        2,680
Interest cost ..................................      29,941       29,623        9,344        8,822
Participant contributions ......................         127          125        1,404        1,704
Plan amendments ................................        --        (16,211)     (21,607)       8,927
Actuarial (gain) loss ..........................      15,793        8,088        9,463       (3,025)
Benefits paid ..................................     (30,714)     (30,386)      (9,321)      (8,266)
                                                   ---------    ---------    ---------    ---------
    Benefit obligation at end of year ..........     456,475      430,043      120,188      127,347
                                                   ---------    ---------    ---------    ---------

Reconciliation of the fair value of plan assets:
Fair value of plan assets at beginning of year .     483,668      427,828       52,174       36,783
Employer contributions .........................       3,445        6,362       10,095       19,668
Participant contributions ......................         127          125        1,404        1,704
Actual return on plan assets ...................      67,982       79,739        8,741        2,285
Benefits paid ..................................     (30,714)     (30,386)      (9,321)      (8,266)
                                                   ---------    ---------    ---------    ---------
    Fair value of plan assets at end of year ...     524,508      483,668       63,093       52,174
                                                   ---------    ---------    ---------    ---------

Funded status ..................................      68,033       53,625      (57,095)     (75,173)
Unrecognized net loss (gain) ...................    (101,860)     (95,051)      (6,873)     (11,248)
Unrecognized prior service cost ................      19,868       21,739        2,555        8,277
Unrecognized net transition obligation (asset) .     (13,748)     (16,339)      57,543       79,370
                                                   ---------    ---------    ---------    ---------
    Net amount recognized in MHC's
       Consolidated Balance sheets .............   $ (27,707)   $ (36,026)   $  (3,870)   $   1,226
                                                   =========    =========    =========    =========

Amounts recognized in the Consolidated Balance
Sheets of MHC consist of:
Prepaid benefit cost ...........................   $   4,350    $      --    $    --      $   1,226
Accrued benefit liability ......................     (49,874)     (47,591)      (3,870)        --
Intangible asset ...............................      17,817       11,565         --           --
                                                   ---------    ---------    ---------    ---------
    Net amount recognized ......................   $ (27,707)   $ (36,026)   $  (3,870)   $   1,226
                                                   =========    =========    =========    =========

                                                  Pension and Postretirement
                                                         Assumptions
                                                  --------------------------
                                                     1998          1997
                                                  ---------     ------------
Assumptions used were:
Discount rate......................................   6.75%        7.0%
Rate of increase in compensation levels............   5.0%         5.0%
Weighted average expected long-term
    rate of return on assets.......................   9.0%         9.0%

         The postretirement plan was amended on January 1, 1999, increasing the retiree co-payment for prescription drugs. This decrease in benefit obligation is reflected for December 31, 1998.

         For purposes of calculating the postretirement benefit obligation, it is assumed health care costs for covered individuals prior to age 65 will increase by 8.4% in 1999 and that the rate of increase thereafter will decline by 1.0% annually to an ultimate rate of 5.25% by the year 2003. For covered individuals age 65 and older, it is assumed health care costs will increase by 6.0% in 1999 and 5.5% in 2000.

         If the assumed health care trend rates used to measure the expected cost of benefits covered by the plans were increased by 1.0%, the total service and interest cost for 1998 would increase by $2.4 million, and the postretirement benefit obligation at December 31, 1998, would increase by $18.3 million. If the assumed health care trend rates were to decrease by 1.0%, the total service and interest cost for 1998 would decrease by $1.9 million and the postretirement benefit obligation at December 31, 1998, would decrease by $15.3 million.

         The Company sponsors defined contribution pension plans (401(k) plans) covering substantially all employees. The Company's contributions vary depending on the plan, but are based primarily on each participant's level of contribution and cannot exceed the maximum allowable for tax purposes. The Company's total contributions were $5.6 million, $4.6 million and $4.4 million for 1998, 1997 and 1996, respectively.


(7) STOCK-BASED COMPENSATION PLANS:

         The Company has stock-based compensation arrangements for employees and directors as described below. The Company accounts for these plans under Accounting Principles Board Opinion No. 25 and the related interpretations. The total compensation cost recognized in income for stock-based compensation awards was $0.3 million, $1.3 million, and $0.6 million for 1998, 1997, and 1996, respectively. Had the Company used Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), pro-forma net income for common stock would be $130.9 million, $135.3 million, and $130.9 million, while earnings per share would be $1.39, $1.38, and $1.30 for the years ended 1998, 1997, and 1996 respectively.

         Stock options and performance share awards have been granted pursuant to the MidAmerican Energy Company 1995 Long-Term Incentive Plan (the Plan). Up to four million shares are authorized to be granted under the Plan.

         Stock Options - Under the Plan, the Board of Directors granted options to purchase shares of the Company's common stock (the Options) at the fair market value of the shares on the date of the grant. The options granted in 1998 and 1997 vest over a 3-year period at a rate of 33.3% per year and options granted in 1995 and 1996 vest over a 4-year period at a rate of 25% per year. Under the plan, all options expire ten years after the date of grant. Stock option activity for 1998, 1997, and 1996 is summarized as follows:

                                                     1998                   1997                       1996
                                               ------------------      ------------------      -------------------
                                                         Weighted                Weighted                 Weighted
                                                          Average                 Average                  Average
                                                         Exercise                Exercise                 Exercise
                                               Number      Price       Number      Price        Number       Price
                                               -------    ------      --------    ------       -------     --------
Outstanding, beginning of year.............    566,666    $15.12       800,000    $14.66        700,000    $14.50
Granted  ..................................    289,000    $25.25        46,666    $17.36        100,000    $15.75
Exercised..................................    (70,000)   $14.50      (165,000)   $14.58              -      -
Forfeited..................................    (10,000)   $17.38      (115,000)   $14.93              -      -
                                               -------    ------       -------    ------        -------    ------
Outstanding, end of year...................    775,666    $18.72       566,666    $15.12        800,000    $14.66
                                               =======    ======       =======    ======        =======    ======

Exercisable, end of year...................    369,710    $14.70       315,000    $14.54        175,000    $14.50
                                               =======    ======       =======    ======        =======    ======
Weighted average fair value of
  options granted during year..............                $3.21                   $1.66                    $1.48



         The fair value of the options granted were estimated as of the date of the grant using the Black-Scholes option pricing model. The model assumed:

                                                   1998              1997              1996
                                                ---------          ---------        ----------
Dividend rate per share....................     $  1.20            $  1.20          $  1.20
Expected volatility........................       17.52%             16.55%           17.62%
Expected life..............................    10 Years           10 Years          10 Years
Risk free interest rate....................        5.27%              6.14%            6.53%

         The options outstanding at December 31, 1998, have an exercise price range of $14.50 to $25.25, with a weighted average contractual life of 8.27 years.

         Performance Shares - Under the Plan, participants were granted contingent shares of MHC common stock. The shares are contingent upon the attainment of specified performance measures within a 3-year performance period. During the performance period, the participant is entitled to receive dividends and vote the stock. The stock is vested upon achievement of the performance measures. If the specified criteria is not met within the 3-year performance period, the shares are forfeited. The following table provides certain information regarding contingent performance incentive shares granted under the
Plan:

                                                           1998              1997              1996
                                                        ----------        ----------        ----------
Number of performance shares granted.................       77,441            77,105           68,189
Fair value at date of grant (in thousands)...........     $  1,645         $   1,335        $   1,176
Weighted average per share amount....................     $21.2372         $ 17.3125        $ 17.2500
End of performance period............................      6/30/01           6/30/00          6/30/99

         In addition, the Company granted 1,200 restricted shares to each non-employee director in 1998 and 800 restricted shares to each non-employee director in 1997 and 1996, respectively. Non-employee directors are restricted from disposing of granted shares until such time as they cease to be a director of the company. The following table provides certain information regarding the directors restricted shares granted under the Plan.

                                               1998      1997       1996
                                             --------  --------  --------
Number of shares granted .................     14,400    11,200    12,000
Fair value at date of grant (in thousands)   $    295  $    194  $    207
Weighted average price per share amounts .   $20.4658  $17.3125  $17.2500

         Employee Stock Ownership Plan - Employees of the Company are allowed to purchase Company stock up to the lesser of 15% of their annual compensation or $25,000 at a 15% discount. The number of shares acquired by employees under the plan were 146,299, 140,943, and 150,899 in 1998, 1997 and 1996, respectively.
The Company acquired shares in the open market for this plan. Participants who purchase shares under the Plan are required to hold purchased shares for 180 days.


(8) SHORT-TERM BORROWING:

         Interim financing of working capital needs and the construction program may be obtained from the sale of commercial paper or short-term borrowing from banks. Information regarding short-term debt follows (dollars in thousands):

                                                                    1998        1997          1996
                                                                 --------     --------      --------
Balance at year-end..........................................    $339,826     $138,054      $161,990
Weighted average interest rate
    on year-end balance......................................        6.0%         5.9%          5.4%
Average daily amount outstanding
    during the year..........................................    $187,466     $117,482      $151,318
Weighted average interest rate on average daily
    amount outstanding during the year.......................        5.6%         5.7%           5.5%

         MidAmerican has authority from FERC to issue short-term debt in the form of commercial paper and bank notes aggregating $400 million. As of December 31, 1998, MidAmerican had a $250 million revolving credit facility and lines of credit totaling $90 million and MHC had lines of credit totaling $145 million. MidAmerican's commercial paper borrowings are supported by the revolving credit facility and the line of credit. As of December 31, 1998, commercial paper and bank notes totaled $206.2 million and $99.1 million for MidAmerican and MHC, respectively.

         MidAmerican Capital has two unsecured revolving credit facility agreements totaling $114 million which mature March 31, 1999. Borrowings under these agreements may be on a fixed rate, floating rate or competitive bid rate basis. As of December 31, 1998, $34.6 million was borrowed under these facilities. All subsidiary long-term borrowings outstanding at December 31, 1998, are without recourse to MHC.

(9)  RATE MATTERS:

           As a result of a negotiated settlement in Illinois, MidAmerican reduced its Illinois electric service rates by annual amounts of $13.1 million and $2.4 million, effective November 3, 1996, and June 1, 1997, respectively. MidAmerican implemented an additional $0.9 million annual rate reduction for its Illinois residential customers, effective August 1, 1998, in connection with Illinois' electric utility restructuring law.

         On June 27, 1997, the IUB approved a March 1997 settlement agreement between MidAmerican, the Iowa Office of Consumer Advocate (OCA) and other parties. Four major components of the settlement and their status are as follows:

         1) On an annualized basis, prices for residential customers were reduced $8.5 million, $10.0 million and $5.0 million effective November 1, 1996, July 11, 1997, and June 1, 1998, respectively, for a total annual decrease of $23.5 million.

         2) Prices for industrial customers were reduced by $6 million annually and prices for commercial customers were reduced by $4 million annually. MidAmerican was given permission to implement these reductions through a retail access pilot project, negotiated individual contracts and tariffed rate reductions. On January 1, 1999, MidAmerican reduced base rates for certain non-contract commercial customers by approximately $1.5 million annually, subject to IUB approval. Additionally, MidAmerican will make a one-time refund for reductions that were not in place by the June 1, 1998, deadline. The remainder of the commercial and industrial price reductions were achieved through negotiated contracts and a retail access pilot project.

         The negotiated contracts have differing terms and conditions as well as prices. The contracts range in length from five to ten years, and some have price renegotiation and early termination provisions exercisable by either party. The vast majority of the contracts are for terms of seven years or less, although, some large customers have agreed to 10-year contracts. Prices are set as fixed prices; however, many contracts allow for potential price adjustments with respect to environmental costs, government imposed public purpose programs, tax changes, and transition costs. While the contract prices are fixed (except for the potential adjustment elements), the costs MidAmerican incurs to fulfill these contracts will vary. On an aggregate basis the annual revenues under contract are approximately $180 million.

         3) The Iowa energy adjustment clause (EAC) was eliminated. Prior to July 11, 1997, MidAmerican collected fuel costs from Iowa customers on a current basis through the EAC, and thus, fuel costs had little impact on net income. Since then, base rates for Iowa customers include a factor for recovery of a representative level of fuel costs. If the actual per-unit fuel cost varies from that factor, pre-tax earnings are affected. The fuel cost factor was to be reviewed in February 1999 and adjusted prospectively if the actual 1998 fuel cost per unit varied by more than 15% above or below the factor included in base rates. Based on 1998 actual fuel costs, MidAmerican will reduce the fuel cost recovery factor in 1999 base rates. The estimated annual reduction in revenues associated with this adjustment is $1.1 million.

         4) If MidAmerican's annual Iowa electric jurisdictional return on common equity exceeds 12%, an equal sharing between customers and shareholders of earnings above the 12% level begins; if it exceeds 14%, two-thirds of MidAmerican's share of those earnings will be used for accelerated recovery of certain regulatory assets. The agreement precludes MidAmerican from filing for increased rates prior to 2001 unless the return on common equity falls below 9%. Other parties signing the agreement are prohibited from filing for reduced rates prior to 2001 unless the return on common equity, after reflecting credits to customers, exceeds 14%.

         Under a restructuring law enacted in 1997, a similar sharing mechanism is in place for Illinois operations. Two-year average ROE's greater than a two-year average benchmark will trigger an equal sharing of earnings on the excess. The benchmark is a calculation of average 30-year Treasury Bond rates plus 5.5% for 1998 and 1999 and 6.5% for 2000 through 2004. The initial calculation, due March 31, 2000, will be based on 1998 and 1999 results.

(10) DISCONTINUED OPERATIONS:

         In the third quarter of 1996, the Company announced the discontinuation of certain nonstrategic businesses in support of its strategy of becoming the leading regional energy and complementary services provider. In November of 1996, the Company signed a definitive agreement with KCS Energy, Inc. (KCS) to sell an oil and gas exploration and development subsidiary and completed the sale on January 3, 1997. The Company recorded an after-tax loss of $7.1 million for the disposition in 1996 and an additional $0.9 million in 1997. In October 1997, the Company sold its subsidiary that developed and operated a computerized information system facilitating the real-time exchange of power in the electric industry. The Company recorded a $4.0 million estimated after-tax loss on disposal in the third quarter of 1996 and an additional $3.2 million in September 1997. In addition, in the third quarter of 1996 the Company received a final settlement from the sale of a coal mining subsidiary which was reflected as a discontinued operation by a predecessor company in 1982. The final settlement, which resulted in an after-tax loss of $3.3 million, included the reacquisition of preferred equity by the buyer and the settlement of reclamation reserves.

         Proceeds received from the disposition of the oil and gas subsidiary included $210 million in cash and 870,000 warrants, after a stock split in 1997, to purchase KCS common stock. The warrants were valued at $6 million. Proceeds received from the disposition of the subsidiary that operates a computerized information system for the exchange of power in the electric industry included an unsecured note receivable for $0.7 million and warrants to purchase twenty percent of the acquirer which have been valued at zero. Proceeds received from the disposition of the coal mining subsidiary settlement were $15 million.

         On October 6, 1999, the Company distributed its holding in the capital stock of MidAmerican Realty to MidAmerican Energy Holdings Company. The operations are the result of several acquisitions beginning in May 1998. Refer to Note (22), "Acquisitions."

         Revenues from discontinued activities, as well as the results of operations and the estimated loss on the disposal of discontinued operations for the years ended December 31 are as follows (in thousands):

                                       1998         1997        1996

Operating Revenues ..............   $ 164,226   $    --      $ 233,952
                                    =========   =========    =========

Income from Operations
Income (loss) before income taxes   $   7,251   $    (200)   $   1,638
Income tax benefit (expense) ....      (3,087)         82          479
                                    ---------   ---------    ---------
Income (loss) from Operations ...   $   4,164   $    (118)   $   2,117
                                    =========   =========    =========

Loss on Disposal
Income (loss) before income taxes   $    --     $ (10,106)   $   9,047
Income tax benefit (expense) ....        --         5,996      (23,879)
                                    ---------   ---------    ---------
Loss on disposal ................   $    --     $  (4,110)   $ (14,832)
                                    =========   =========    =========



(11) CONCENTRATION OF CREDIT RISK:

         The Company's electric utility operations serve 565,000 customers in Iowa, 85,000 customers in western Illinois and 3,000 customers in southeastern South Dakota. The Company's gas utility operations serve 489,000 customers in Iowa, 65,000 customers in western Illinois, 64,000 customers in southeastern South Dakota and 4,000 customers in northeastern Nebraska. The largest communities served by the Company are the Iowa and Illinois Quad-Cities; Des Moines, Sioux City, Cedar Rapids, Waterloo, Iowa City and Council Bluffs, Iowa; and Sioux Falls, South Dakota. The Company's utility operations grant unsecured credit to customers, substantially all of whom are local businesses and residents. As of December 31, 1998, billed receivables from the Company's utility customers totaled $20.1 million.

As described in Note 18, billed receivables related to utility services have been sold to a wholly owned unconsolidated subsidiary.

         MidAmerican Capital has investments in preferred stocks of companies in the utility industry. As of December 31, 1998, the total cost of these investments was $54 million. MidAmerican Capital has an investment in the common stock of McLeodUSA Incorporated, the total cost of which was $44 million at December 31, 1998.

         MidAmerican Capital has entered into leveraged lease agreements with companies in the airline industry. As of December 31, 1998, the receivables under these agreements totaled $33 million.

(12) PREFERRED SHARES:

         The $5.25 Series Preferred Shares, which were not redeemable prior to November 1, 1998, for any purpose, are subject to mandatory redemption on November 1, 2003 at $100 per share. The $7.80 Series Preferred Shares have sinking fund requirements under which 66,600 shares will be redeemed at $100 per share each May 1, beginning in 2001 through May 1, 2006.

         The total outstanding cumulative preferred stock of MidAmerican not subject to mandatory redemption requirements may be redeemed at the option of the Company at prices which, in the aggregate, total $32.2 million. The aggregate total the holders of all preferred stock outstanding at December 31, 1998, are entitled to upon involuntary bankruptcy is $181.8 million plus accrued dividends. Annual dividend requirements for all preferred stock outstanding at December 31, 1998, total $12.9 million.

         During 1996, MidAmerican redeemed all shares of the $1.7375 Series of preferred stock. The redemptions were made at a premium, which resulted in a charge to net income of $1.6 million.

(13) SEGMENT INFORMATION:

         In 1998, the Company adopted SFAS 131, "Disclosures About Segments of an Enterprise and Related Information."

         The Company has two reportable operating segments: electric and gas. The electric segment derives most of its revenue from retail sales of regulated electricity to residential, commercial and industrial customers, and sales to other utilities; whereas the gas segment derives most of its revenue from retail sales of regulated natural gas to residential, commercial and industrial customers. The gas segment also earns significant revenues by transporting gas owned by others through its distribution systems. Pricing for electric and gas sales are established separately by regulated agencies; therefore, management also reviews each segment separately to make decisions regarding allocation of resources and in evaluating performance. Common operating costs, interest income, interest expense, income tax expense, and equity in the net loss of investees are allocated to each segment.

         The following tables provide certain Company information on an operating segment basis as of and for the years ended December 31 (in thousands):

                                                             1998              1997             1996
                                                         ----------          ----------     ------------
 SEGMENT PROFIT INFORMATION
 Electric:
     Revenues.........................................   $1,169,810          $1,126,300      $1,099,008
     Depreciation and amortization expense............      156,546             145,931         140,939
     Interest income..................................        4,945               1,820           1,360
     Interest expense.................................       66,784              71,138          72,484
     Income tax expense...............................       75,831              64,017          90,544
     Equity in the net loss of investees..............         (219)               (161)              -
     Net income.......................................      109,539             101,534         119,583
 GAS:
     Revenues.........................................      429,870             536,306         536,753
     Depreciation and amortization expense............       25,665              24,609          23,653
     Interest income..................................        1,169                 501             237
     Interest expense.................................       14,011              14,412          13,580
     Income tax expense (benefit).....................         (800)              9,698          20,023
     Equity in the net loss of investee...............          (45)                (32)              -
     Net income.......................................         (435)             14,177          28,460
 NONREGULATED AND OTHER (a):
     Revenues...........................................    176,244             306,931         275,443
     Depreciation and amortization......................      3,086               3,436           4,854
     Interest income....................................      3,148               2,997           2,415
     Interest expense...................................      9,418              11,785          23,574
     Income tax expense (benefit).......................      1,895              (5,325)        (12,145)
     Equity in net income of investees..................      6,039               1,273           2,510
     Net income.........................................     22,760              19,784         (16,997)


 SEGMENT ASSET INFORMATION
 ELECTRIC:
   Total assets.......................................   $2,891,646          $2,833,256      $3,031,287
   Capital expenditures...............................      158,596             128,544         116,243
   Investment in equity method investments............        1,388               1,292               -
 GAS:
   Total assets.......................................      670,862             681,649         730,575
   Capital expenditures...............................       34,758              38,388          37,955
   Investment in equity method investments............          256                 615               -
 Nonregulated and other (a):
   Total assets.......................................      681,828             763,186         759,986
   Capital expenditures...............................       45,466              14,066          55,788
   Investment in equity method investments............       10,171              10,212          17,613


     (a) "Nonregulated and Other" consists of MidAmerican Capital, Midwest Capital, CBEC Railway and other nonregulated operations and holding company net loss and corporate assets.

         Dividend income related to MHC common stock held by MidAmerican Capital of $0.5 and $0.4 million for 1998 and 1997, respectively, is included in Nonregulated and Other Net Income above but has been eliminated in Net Income in the Consolidated Statements of Income. In addition, a realized gain of $4.2 million from MidAmerican Capital's sale of such stock to MHC in 1998 has also been eliminated in Net Income in the Consolidated Statements of Income.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments. Tariffs for the Company's utility services are established based on historical cost ratemaking. Therefore, the impact of any realized gains or losses related to financial instruments applicable to the Company's utility operations is dependent on the treatment authorized under future ratemaking proceedings.

         Cash and cash equivalents - The carrying amount approximates fair value due to the short maturity of these instruments.

         Quad Cities Station nuclear decommissioning trust fund - Fair value is based on quoted market prices of the investments held by the fund.

         Marketable securities - Fair value is based on quoted market prices.

         Debt securities - Fair value is based on the discounted value of the future cash flows expected to be received from such investments.

         Equity investments carried at cost - Fair value is based on an estimate of the Company's share of partnership equity, offers from unrelated third parties or the discounted value of the future cash flows expected to be received from such investments.

         Notes payable - Fair value is estimated to be the carrying amount due to the short maturity of these issues.

         Preferred shares - Fair value of preferred shares with mandatory redemption provisions is estimated based on the quoted market prices for similar issues.

         Long-term debt - Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

         The following table presents the carrying amount and estimated fair value of certain financial instruments as of December 31 (in thousands):

                                                            1998                     1997
                                                 -----------------------   ------------------------
                                                   Carrying      Fair       Carrying       Fair
                                                    Amount      Value        Amount        Value
                                                 -----------  ----------   ----------   -----------
Financial Instruments Owned by the Company:
   Equity investments carried at cost ........   $   27,464   $   27,372   $   29,707   $   32,209

Financial Instruments Issued by the Company:
   MidAmerican preferred securities; subject
     to mandatory redemption .................   $   50,000   $   53,317   $   50,000   $   53,650
   MidAmerican-obligated preferred securities;
     subject to mandatory redemption .........   $  100,000   $  102,500   $  100,000   $  104,250
   Long-term debt, including current portion .   $1,045,548   $1,088,650   $1,178,769   $1,214,951


         The amortized cost, gross unrealized gain and losses and estimated fair value of investments in debt and equity securities at December 31 are as follows (in thousands):

                                                      1998
                                 -----------------------------------------------
                                 Amortized  Unrealized    Unrealized      Fair
                                   Cost        Gains        Losses        Value
                                 ---------  ----------    ----------   ---------
Available-for-sale:
    Equity securities ........   $ 225,836   $ 214,927    $ (15,789)   $ 424,974
    Municipal bonds ..........      28,645       2,037           (8)      30,674
    U.S. Government securities      15,411       1,410         --         16,821
    Corporate securities .....      28,051         698           (4)      28,745
    Cash equivalents .........       6,470        --           --          6,470
                                 ---------   ---------    ---------    ---------
                                 $ 304,413   $ 219,072    $ (15,801)   $ 507,684
                                 =========   =========    =========    =========

Held-to-maturity:
    Equity securities ........   $   2,843   $    --      $    --      $   2,843
    Debt securities ..........      11,837        --           --         11,837
                                 ---------   ---------    ---------    ---------
                                 $  14,680   $    --      $    --      $  14,680
                                 =========   =========    =========    =========

                                                       1997
                                  -----------------------------------------------
                                   Amortized  Unrealized   Unrealized     Fair
                                     Cost       Gains        Losses      Value
                                  ----------  ----------   ----------   ---------
Available-for-sale:
    Equity securities .........   $ 257,316   $ 226,747    $ (10,522)   $ 473,541
    Municipal bonds ...........      35,217       2,116           (1)      37,332
    U. S. Government securities      18,753         800           (4)      19,549
    Corporate securities ......      13,579         222           (3)      13,798
    Cash equivalents ..........       9,862        --           --          9,862
                                  ---------   ---------    ---------    ---------
                                  $ 334,727   $ 229,885    $ (10,530)   $ 554,082
                                  =========   =========    =========    =========
Held-to-maturity:
    Equity securities .........   $   6,376   $    --      $    --      $   6,376
    Debt securities ...........       4,567         345         --          4,912
                                  ---------   ---------    ---------    ---------
                                  $  10,943   $     345    $    --      $  11,288
                                  =========   =========    =========    =========


         At December 31, 1998, the debt securities held by the Company had the following maturities (in thousands):

                                                      Available for Sale              Held to Maturity
                                                   -----------------------       -----------------------
                                                    Amortized      Fair           Amortized       Fair
                                                    Cost           Value             Cost         Value
                                                    ---------    ---------        ----------    ---------
  Within 1 year...............................       $ 1,397      $ 1,397             $9,757     $9,757
  1 through 5 years...........................        21,793       22,852                 11         11
  5 through 10 years..........................        14,595       15,820              2,069      2,069
  Over 10 years...............................        14,891       16,387                  -          -

         The proceeds and the gross realized gains and losses on the disposition of investments held by the Company for the years ended December 31, are as follows (in thousands):

                                                   1998               1997             1996
                                                 --------          ---------        ---------
  Proceeds from sales.......................     $230,804          $211,691         $250,772
  Gross realized gains......................       23,050            14,320            9,920
  Gross realized losses.....................      (14,199)           (6,480)          (7,950)

         During 1996, the Company sold a portion of its held-to-maturity securities due to a significant deterioration in the issuer's credit worthiness. Such securities had a carrying value of $4.8 million and proceeds from the sale were $4.3 million.

(15) INCOME TAX EXPENSE:

         Income tax expense from continuing operations includes the following for the years ended December 31 (in thousands):

                                                  1998              1997              1996
                                                --------          --------         --------
 Current
     Federal...............................     $ 80,837          $ 91,627         $ 80,165
     State.................................       20,736            21,619           22,100
                                                --------          --------         --------
                                                 101,573           113,246          102,265
                                                --------          --------         --------
 Deferred
     Federal...............................      (11,861)          (29,257)           2,627
     State.................................       (5,633)           (8,242)            (264)
                                                --------          --------         --------
                                                 (17,494)          (37,499)           2,363
                                                --------          --------         --------

 Investment tax credit, net................       (7,153)           (7,357)          (6,206)
                                                --------          --------         --------
     Total.................................     $ 76,926          $ 68,390         $ 98,422
                                                ========          ========         ========

         Included in Deferred Income Taxes in the Consolidated Balance Sheets as of December 31 are deferred tax assets and deferred tax liabilities as follows (in thousands):

                                                                   1998              1997
                                                                ----------       -----------
Deferred tax assets
    related to:
       Investment tax credits........................           $  52,139        $  55,998
       Unrealized losses.............................               7,391            7,880
       Pensions......................................              15,677           17,339
       Nuclear reserves and decommissioning..........              17,715           15,287
       Other.........................................               5,360            6,464
                                                                 --------         --------
          Total......................................            $ 98,282         $102,968
                                                                 ========         ========

Deferred tax liabilities
    related to:
       Depreciable property..........................            $496,295         $504,594
       Income taxes recoverable
         through future rates........................             198,364          197,877
       Unrealized gains..............................              75,070           81,501
       Energy efficiency.............................              27,186           40,902
       Reacquired debt...............................              16,385           15,346
       FERC Order 636................................                (941)           2,857
       Other.........................................              19,371           16,811
                                                                 --------         --------
          Total......................................            $831,730         $859,888
                                                                 ========         ========


         The following table is a reconciliation between the effective income tax rate, before preferred stock dividends of a subsidiary trust, indicated by the Consolidated Statements of Income and the statutory federal income tax rate for the years ended December 31:

                                                           1998    1997   1996
                                                           ----    ----   ----
 Effective federal and state
   income tax rate..............................            36%     31%    39%
 Amortization of investment tax credit..........             3       3      2
 State income tax, net of federal income
   tax benefit..................................            (5)     (4)    (6)
 Dividends received deduction...................             2       2      2
 Other..........................................            (1)      3     (2)
 Statutory federal income tax rate..............            35%     35%    35%


(16) INVENTORIES:

         Inventories include the following amounts as of December 31 (in thousands):

                                                         1998               1997
                                                        -------           --------
 Materials and supplies, at average cost........        $30,914           $31,425
 Coal stocks, at average cost...................         22,266            14,225
 Gas in storage, at LIFO cost...................         37,306            35,430
 Fuel oil, at average cost......................          1,294             2,344
 Other .........................................          2,991             2,667
   Total........................................        $94,771           $86,091

         At December 31, 1998 prices, the current cost of gas in storage was $43.0 million.

(17) MIDAMERICAN-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF MIDAMERICAN ENERGY FINANCING I:

         In December 1996, MidAmerican Energy Financing I (the Trust), a wholly owned statutory business trust of MidAmerican, issued 4,000,000 shares of 7.98% Series MidAmerican-obligated mandatorily redeemable preferred securities (the Preferred Securities). The sole assets of the Trust are $103.1 million of MidAmerican 7.98% Series A Debentures due 2045 (the Debentures). There is a full and unconditional guarantee by MidAmerican of the Trust's obligations under the Preferred Securities. MidAmerican has the right to defer payments of interest on the Debentures by extending the interest payment period for up to 20 consecutive quarters. If interest payments on the Debentures are deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon, and MidAmerican may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

         The Debentures may be redeemed by MidAmerican on or after December 18, 2001, or at an earlier time if there is more than an insubstantial risk that interest paid on the Debentures will not be deductible for federal income tax purposes. If the Debentures, or a portion thereof, are redeemed, the Trust must redeem a like amount of the Preferred Securities. If a termination of the Trust occurs, the Trust will distribute to the holders of the Preferred Securities a like amount of the Debentures unless such a distribution is determined not to be practicable. If such determination is made, the holders of the Preferred Securities will be entitled to receive, out of the assets of the trust after satisfaction of its liabilities, a liquidation amount of $25 for each Preferred Security held plus accrued and unpaid distributions.

(18) SALE OF ACCOUNTS RECEIVABLE:

         In 1997 MidAmerican entered into a revolving agreement, which expires in 2002, to sell all of its right, title and interest in the majority of its billed accounts receivable to MidAmerican Energy Funding Corporation (Funding Corp.), a special purpose entity established to purchase accounts receivable from MidAmerican. Funding Corp. in turn has sold receivable interests to outside investors. In consideration of the sale, MidAmerican received $70 million in cash and the remaining balance in the form of a subordinated note from Funding Corp. In 1998, the revolving balance was reduced to $60 million due to a decline in accounts receivable available for sale. The agreement is structured as a true sale under which the creditors of Funding Corp. will be entitled to be satisfied out of the assets of Funding Corp. prior to any value being returned to MidAmerican or its creditors and, as such, the accounts receivable sold are not reflected on MHC's Consolidated Balance Sheets. At December 31, 1998, $97.4 million of accounts receivable, net of reserves, was sold under the agreement.

(19) EARNINGS PER SHARE

         Reconciliation for the Income and Shares of the Basic and Diluted per share computations for income from continuing operations for the years ended December 31 are as follows (in thousands, except per share amounts):

                                                            1998                                1997
                                              ---------------------------------   --------------------------------
                                                                     Per Share                           Per Share
                                               Income       Shares      Amount     Income      Shares       Amount
                                              --------     --------   ---------   --------    ---------  ----------
Income from Continuing
   Operations..........................       $127,154                            $139,332
                                              --------                            --------
Basic EPS
Income Available to Common
   Shareholders........................       $127,154      94,038     $1.35      $139,332     98,058      $1.42
                                                                       =====                               =====
Effect of Dilutive Securities
Stock Options...........................            --         171                      --        107
                                              --------      ------                --------     ------
Diluted EPS
Income Available to Common
   Shareholders........................       $127,154      94,209     $1.35      $139,332     98,165      $1.42
                                              ========      ======     =====      ========     ======      =====


                                                                                  1996
                                                                   -----------------------------------
                                                                                            Per Share
                                                                    Income       Shares       Amount
                                                                   --------     --------     ---------
Income from Continuing Operations......................            $143,761
                                                                   --------
Basic EPS
Income Available to Common
   Shareholders........................................            $143,761      100,752       $1.43
                                                                                               =====
Effect of Dilutive Securities
Stock Options .........................................                  --           89
                                                                   --------      -------
Diluted EPS
Income Available to Common
   Shareholders........................................            $143,761      100,841       $1.43
                                                                   ========      =======       =====

(20) UNAUDITED QUARTERLY OPERATING RESULTS:

                                                                        1998
                                           --------------------------------------------------------------
                                           1st  Quarter      2nd Quarter     3rd Quarter     4th Quarter
                                           ------------      -----------     -----------     -----------
                                                (In thousands, except per share amounts)
Operating revenues .......................   $ 488,148        $ 389,352       $ 455,964       $ 442,460
Operating income .........................      77,285           52,210         105,877          36,040
Income from continuing operations ........      38,733           19,326          49,046          20,049
Income (loss) from discontinued operations        --              1,674           4,576          (2,086)
Earnings on common stock .................      38,733           21,000          53,622          17,963

Earnings per average common share and
  earnings per average common share
    assuming dilution:
Income from continuing operations ........   $    0.41        $    0.20       $    0.52       $    0.21
Income (loss) from discontinued operations        --               0.02            0.05           (0.02)
                                             ---------        ---------       ---------       ---------
                                             $    0.41        $    0.22       $    0.57       $    0.19
                                             =========        =========       =========       =========




                                                                        1997
                                           --------------------------------------------------------------
                                           1st  Quarter      2nd Quarter     3rd Quarter     4th Quarter
                                           ------------      -----------     -----------     -----------
                                                (In thousands, except per share amounts)
Operating revenues .......................   $ 589,045         $ 395,580      $ 446,207        $ 538,705
Operating income .........................      78,487            57,442         99,315           41,482
Income from continuing operations ........      34,174            24,176         49,705           31,277
Income (loss)from discontinued operations         (234)              408         (2,793)          (1,609)
Earnings on common stock .................      33,940            24,584         46,912           29,668

Earnings per average common share and
  Earnings per average common share
     assuming dilution:
Income from continuing operations ........   $    0.34         $    0.24      $    0.51        $    0.33
Income (loss) from discontinued operations        --                0.01          (0.03)           (0.02)
                                             ---------         ---------      ---------        ---------
                                             $    0.34         $    0.25      $    0.48        $    0.31
                                             =========         =========      =========        =========


     The quarterly data reflect seasonal variations common in the utility industry.

(21) OTHER INFORMATION:

         Non-Operating - Other, Net, as shown on the Consolidated Statements of Income includes the following for the years ended December 31 (in thousands):

                                                                 1998          1997           1996
                                                              ---------       -------    -----------
Gain on sale of assets, net.............................       $  7,409       $10,213    $      974
Discount on sold receivables.......................              (8,716)         (439)            -
Subservice fee from Funding Corp........................          1,714           153             -
Merger costs............................................         (4,243)            -        (8,689)
Income from equity method investments...................          3,765         1,273         2,510
Special purpose fund income.............................          2,088         1,989         3,301
Other-than-temporary declines in value
    of investments and other assets.....................              -        (3,443)      (15,566)
Energy efficiency carrying charges......................            197         4,993         3,255
Gain on sale of cushion gas.............................              -           855         3,182
Gain (loss) on reacquisition of long-term debt..........              -          (923)        1,105
NPPD settlement.........................................              -         2,248             -
Other...................................................          2,882        (1,028)          147
                                                               --------       -------      --------
Total...................................................       $  5,096       $15,891      $ (9,781)
                                                               ========       =======      ========

(22) ACQUISITIONS:

         In 1998, the Company established MidAmerican Realty as a holding company for its real estate brokerage operations. The Company, through MidAmerican Realty, then acquired several real estate brokerage operations and related businesses.

         The Company purchased all of the outstanding capital stock of the following companies: Iowa Realty Co. Inc., Edina Financial Services, Inc., Home Real Estate Company of Omaha and CBS Real Estate Company. Additionally, the Company purchased all assets of J.C. Nichols Residential, Inc. and Nebraska Land Title & Abstract Company. The aggregate cost of these acquisitions was $108 million.

         Each acquisition was accounted for as a purchase business combination. All identifiable assets acquired and liabilities assumed were assigned a portion of the acquisition price equal to their fair value at the date of acquisition. The Company's Consolidated Income Statements reflect the results of operations of the acquired businesses from the date of their respective acquisition dates, which range from May 27, 1998, through September 1, 1998, except for a minor acquisition in December 1998.

         As discussed in Note (10), the Company distributed its holding in the capital stock of MidAmerican Realty to MidAmerican Energy Holdings Company in October 1999 and has reflected these operations as discontinued operations.



(23) SUBSEQUENT EVENTS (UNAUDITED):

         On August 11, 1998, a definitive merger agreement was entered into between the Company and CalEnergy Company, Inc. (CalEnergy), a global provider of energy services. On March 12, 1999, the merger transaction was completed, and the Company became an indirect wholly owned subsidiary of CalEnergy, which subsequently changed its name to MidAmerican Energy Holdings Company. In accordance with the merger agreement, each outstanding share of the Company's common stock was converted to the right to receive $27.15 in cash.

         On October 25, 1999, an investor group including Berkshire Hathaway, Inc. (Berkshire) reached a definitive agreement to acquire the new MidAmerican Energy Holdings Company for $35.05 per share in cash, along with the assumption of debt. Berkshire will invest approximately $1.25 billion in common stock and a non-dividend-paying convertible preferred stock of the surviving corporation, giving Berkshire an approximate 75% interest in the Company's parent on a fully diluted basis. Berkshire will also invest $800 million in non-transferable trust preferred stock. The other investors, who in total will invest approximately $300 million are Walter Scott, former chairman of Peter Kiewit Sons' Inc. and a Board Member of the new MidAmerican Energy Holdings Company, and David L. Sokol, the Chairman and Chief Executive Officer of the same.

REPORT OF INDEPENDENT ACCOUNTANTS


To  MHC Inc.and Subsidiaries:

We have audited the accompanying consolidated financial statements of MHC Inc. (formerly MidAmerican Energy Holdings Company) and subsidiaries listed in the accompanying index on page 1. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MHC Inc. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




                                              /s/  PricewaterhouseCoopers LLP
                                              -------------------------------
                                                   PricewaterhouseCoopers LLP


Kansas City, Missouri
January 22, 1999, except with respect to the third paragraph in Note (10) and related information, as to which the date is October 6, 1999.

                           MIDAMERICAN FUNDING, LLC

                    INTERIM CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)




                                                              MIDAMERICAN
                                                                FUNDING            MHC (PREDECESSOR)
                                                           ---------------- --------------------------------
                                                            MARCH 12, 1999   JANUARY 1, 1999    NINE MONTHS
                                                                THROUGH          THROUGH           ENDED
                                                             SEPTEMBER 30,      MARCH 11,      SEPTEMBER 30,
                                                                 1999              1999            1998
                                                           ---------------- ----------------- --------------
OPERATING REVENUES
Regulated electric .......................................     $685,376         $ 208,963       $  907,440
Regulated gas ............................................      164,967           139,564          303,644
Nonregulated .............................................      111,542            34,539          122,380
                                                               --------         ---------       ----------
                                                                961,885           383,066        1,333,464
                                                               --------         ---------       ----------
OPERATING EXPENSES
Regulated:
 Cost of fuel, energy and capacity .......................      125,396            40,232          174,190
 Cost of gas sold ........................................       85,019            79,910          171,096
 Other operating expenses ................................      232,420            93,940          343,072
 Maintenance .............................................       67,138            18,302           82,509
 Depreciation and amortization ...........................      107,535            39,417          132,560
 Property and other taxes ................................       42,785            15,758           66,213
                                                               --------         ---------       ----------
                                                                660,293           287,559          969,640
                                                               --------         ---------       ----------
Nonregulated:
 Cost of sales ...........................................       97,659            30,188          105,460
 Other ...................................................       37,070             6,421           22,992
                                                               --------         ---------       ----------
                                                                134,729            36,609          128,452
                                                               --------         ---------       ----------
 Total operating expenses ................................      795,022           324,168        1,098,092
                                                               --------         ---------       ----------
OPERATING INCOME .........................................      166,863            58,898          235,372
                                                               --------         ---------       ----------
NON-OPERATING INCOME
Interest income ..........................................       14,638             1,411            7,517
Dividend income ..........................................        3,159             1,331            7,792
Realized gains and losses on securities, net .............       78,066            15,214             (230)
Other, net ...............................................         (445)          (18,133)           4,466
                                                               --------         ---------       ----------
                                                                 95,418              (177)          19,545
                                                               --------         ---------       ----------
FIXED CHARGES
Interest on long-term debt ...............................       65,174            14,814           61,617
Other interest expense ...................................        5,486             3,145            9,073
Preferred dividends of subsidiaries ......................        6,327             2,831            9,699
Allowance for borrowed funds .............................         (682)             (235)          (2,749)
                                                               --------         ---------       ----------
                                                                 76,305            20,555           77,640
                                                               --------         ---------       ----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES ....      185,976            38,166          177,277
INCOME TAXES .............................................       77,348            21,377           70,172
                                                               --------         ---------       ----------
INCOME FROM CONTINUING OPERATIONS ........................      108,628            16,789          107,105
INCOME FROM DISCONTINUED OPERATIONS ......................       11,258               421            6,250
                                                               --------         ---------       ----------
NET INCOME ...............................................     $119,886         $  17,210       $  113,355
                                                               ========         =========       ==========

       The accompanying notes are an integral part of these statements.

                           MIDAMERICAN FUNDING, LLC

            INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                          (IN THOUSANDS) (UNAUDITED)




                                                                     MIDAMERICAN
                                                                       FUNDING            MHC (PREDECESSOR)
                                                                  ---------------- --------------------------------
                                                                   MARCH 12, 1999   JANUARY 1, 1999    NINE MONTHS
                                                                       THROUGH          THROUGH           ENDED
                                                                    SEPTEMBER 30,      MARCH 11,      SEPTEMBER 30,
                                                                        1999              1999            1998
                                                                  ---------------- ----------------- --------------
NET INCOME ......................................................     $119,886          $17,210        $ 113,355
                                                                      --------          -------        ---------
OTHER COMPREHENSIVE INCOME, NET
Unrealized gains (losses) on securities:
 Unrealized holding gains (losses) during period ................       80,252           79,236          (88,982)
 Less reclassification adjustment for realized gains (losses)
   reflected in net income during period ........................       78,066           15,214             (230)
                                                                      --------          -------        ---------
                                                                         2,186           64,022          (88,752)
Income tax expense (benefit) ....................................          450           22,408          (30,981)
                                                                      --------          -------        ---------
 Other comprehensive income (loss), net .........................        1,736           41,614          (57,771)
                                                                      --------          -------        ---------
COMPREHENSIVE INCOME ............................................     $121,622          $58,824        $  55,584
                                                                      ========          =======        =========

       The accompanying notes are an integral part of these statements.

                           MIDAMERICAN FUNDING, LLC

                       INTERIM CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS) (UNAUDITED)




                                                                                      AS OF
                                                                                SEPTEMBER 30, 1999
                                                                               -------------------
ASSETS
UTILITY PLANT
Electric .....................................................................      $2,038,514
Gas ..........................................................................         477,745
                                                                                    ----------
                                                                                     2,516,259
Less accumulated depreciation and amortization ...............................          69,171
                                                                                    ----------
                                                                                     2,447,088
Construction work in progress ................................................          31,330
                                                                                    ----------
                                                                                     2,478,418
                                                                                    ----------
POWER PURCHASE CONTRACT ......................................................         102,677
                                                                                    ----------
CURRENT ASSETS
Cash and cash equivalents ....................................................           1,651
Receivables ..................................................................         136,025
Inventories ..................................................................         109,180
Other ........................................................................          39,726
                                                                                    ----------
                                                                                       286,582
                                                                                    ----------
INVESTMENTS AND NONREGULATED PROPERTY, NET ...................................         586,532
                                                                                    ----------
INVESTMENT IN DISCONTINUED OPERATIONS ........................................          53,283
                                                                                    ----------
OTHER ASSETS .................................................................       1,757,078
                                                                                    ----------
TOTAL ASSETS .................................................................      $5,264,570
                                                                                    ==========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders' equity ..................................................      $1,836,163
MidAmerican Energy preferred securities, not subject to mandatory redemption .          31,759
Preferred securities, subject to mandatory redemption:
 MidAmerican Energy preferred securities .....................................          50,000
 MidAmerican Energy-obligated preferred securities of subsidiary trust holding
   solely MidAmerican Energy junior subordinated debentures ..................         101,598
Long-term debt (excluding current portion) ...................................       1,532,425
                                                                                    ----------
                                                                                     3,551,945
                                                                                    ----------
CURRENT LIABILITIES
Notes payable ................................................................          89,115
Current portion of long-term debt ............................................         215,635
Current portion of power purchase contract ...................................          15,034
Accounts payable .............................................................         182,895
Taxes accrued ................................................................          97,167
Interest accrued .............................................................          21,921
Other ........................................................................          62,288
                                                                                    ----------
                                                                                       684,055
                                                                                    ----------
OTHER LIABILITIES
Power purchase contract ......................................................          68,093
Deferred income taxes ........................................................         553,851
Investment tax credit ........................................................          73,173
Other ........................................................................         333,453
                                                                                    ----------
                                                                                     1,028,570
                                                                                    ----------
TOTAL CAPITALIZATION AND LIABILITIES .........................................      $5,264,570
                                                                                    ==========

       The accompanying notes are an integral part of these statements.

                           MIDAMERICAN FUNDING, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (IN THOUSANDS) (UNAUDITED)




                                                                        MIDAMERICAN
                                                                          FUNDING            MHC (PREDECESSOR)
                                                                     ---------------- --------------------------------
                                                                      MARCH 12, 1999   JANUARY 1, 1999    NINE MONTHS
                                                                          THROUGH          THROUGH           ENDED
                                                                       SEPTEMBER 30,      MARCH 11,      SEPTEMBER 30,
                                                                           1999              1999            1998
                                                                     ---------------- ----------------- --------------
NET CASH FLOWS FROM OPERATING ACTIVITIES
Net income .........................................................   $    119,886      $   17,210       $ 113,355
Adjustments to reconcile net income to net cash provided:
 Depreciation and amortization .....................................        123,050          40,329         149,014
 Net increase (decrease) in deferred income taxes and
   investment tax credit, net ......................................        (99,036)          1,228         (14,539)
 Amortization of other assets ......................................         25,503           8,053          30,336
 Gain on sale of securities, assets and other investments ..........        (79,191)        (15,478)         (6,346)
 Other-than-temporary decline in value of investments ..............             --              --             110
 Loss (income) from discontinued operations ........................        (11,258)           (421)         (6,250)
 Cash inflows (outflows) of accounts receivable
   securitization ..................................................         (4,357)         10,000              --
 Impact of changes in working capital, net of effects from
   discontinued operations .........................................        (59,477)         41,707          43,628
 Other .............................................................         32,391          (3,822)          2,945
                                                                       ------------      ----------       ----------
   Net cash provided ...............................................         47,511          98,806         312,253
                                                                       ------------      ----------       ----------
NET CASH FLOWS FROM INVESTING ACTIVITIES
Utility construction expenditures ..................................        (99,072)        (16,924)       (114,225)
Quad Cities Nuclear Power Station decommissioning trust
 fund ..............................................................         (6,089)         (2,188)         (8,533)
Nonregulated capital expenditures ..................................        (15,913)         (6,058)        (39,482)
Purchase of assets and long term investments .......................           (788)           (140)             --
Purchase of securities .............................................        (62,015)        (12,307)       (134,067)
Proceeds from sale of securities ...................................        447,988          75,452         149,751
Proceeds from sale of assets and other investments .................          2,116           1,097          28,842
Purchase of MidAmerican Energy Holdings ............................     (2,441,962)             --              --
Investment in discontinued operations ..............................          2,797            (493)        (28,990)
Other investing activities, net ....................................          5,063          (1,044)           (467)
                                                                       ------------      ----------       ----------
 Net cash provided (used) ..........................................     (2,167,875)         37,395        (147,171)
                                                                       ------------      ----------       ----------
NET CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid ..............................................             --         (31,598)        (85,029)
Issuance of long-term debt, net of issuance cost ...................        702,969             167         158,440
Retirement of long-term debt, including reacquisition cost .........           (735)           (127)       (233,304)
Reacquisition of preferred shares ..................................             --              --                (4)
Reacquisition of common shares .....................................             --         (50,629)        (25,597)
Equity contribution of parent ......................................      1,708,913              --              --
Notes receivable from affiliate ....................................        (88,295)             --              --
Net increase (decrease) in notes payable ...........................       (200,837)        (49,874)         21,018
                                                                       ------------      ----------       -----------
 Net cash provided (used) ..........................................      2,122,015        (132,061)       (164,476)
                                                                       ------------      ----------       -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS ..........................          1,651           4,140             606
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .....................             --           6,107          10,468
                                                                       ------------      ----------       -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR ...........................   $      1,651      $   10,247       $  11,074
                                                                       ============      ==========       ===========
ADDITIONAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized ..........................   $                 $       --       $  66,754
                                                                       ============      ==========       ===========
Income taxes paid ..................................................   $                 $      149       $  58,411
                                                                       ============      ==========       ===========

        The accompanying notes are an integral part of these statements.

                           MIDAMERICAN FUNDING, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A. GENERAL:

     MidAmerican Funding, LLC (Company) is an Iowa limited liability company and a direct wholly owned subsidiary of MidAmerican Energy Holdings Company. The Company's direct wholly owned subsidiary is MHC Inc. (MHC), a public utility holding company. MHC's principal subsidiary is MidAmerican Energy Company (MidAmerican), a public utility with electric and natural gas operations.

     The current corporate structure is the result of a merger transaction completed on March 12, 1999, involving MHC (formerly MidAmerican Energy Holdings Company) and CalEnergy Company, Inc. (CalEnergy). CalEnergy, through a reincorporation transaction, was renamed MidAmerican Energy Holdings Company (Holdings). Holdings is an exempt public utility holding company headquartered in Des Moines, Iowa.

     In conjunction with the transaction, the Company paid $27.15 in cash for each outstanding share of MHC common stock for a total of approximately $2.42 billion in a merger pursuant to which MHC became a direct wholly owned subsidiary of the Company. The MidAmerican Merger has been accounted for as a purchase business combination and as such the results of operations of the Company include the results of MHC beginning March 12, 1999. The purchase price has been allocated to assets acquired and liabilities assumed based on preliminary valuations and the Company is awaiting final valuations. The Company recorded goodwill of approximately $1.5 billion which is being amortized using the straight line method over a 40 year period.

     On March 11, 1999, MidAmerican Funding, LLC, a wholly owned subsidiary of the Company, issued $200 million of 5.85% Senior Secured Notes due 2001, $175 million of 6.339% Senior Secured Notes due 2009, and $325 million of 6.927% Senior Secured Bonds due 2029. The proceeds from the offering were used to complete the MidAmerican Merger.

     Unaudited pro forma consolidated revenue and net income of the Company and MHC for the nine months ended September 30, 1999 and 1998, as if the acquisition had occurred at the beginning of the year after giving effect to certain pro forma adjustments related to the acquisition, including the senior secured notes and bonds, were $1.34 billion and $142.9 million respectively, compared to $1.33 billion and $86.6 million respectively, for the same period last year.


     The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company, all adjustments (consisting of normal recurring adjustments) have been made to present fairly the financial position, the results of operations and the changes in cash flows for the periods presented. The financial statements reflect operations of the Company's real estate brokerage subsidiary as discontinued operations. Refer to Note H for further information. Prior year amounts have been reclassified to a basis consistent with the current year presentation. All significant intercompany transactions have been eliminated. Although the Company believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these financial statements be read in conjunction with the audited consolidated financial statements of MHC and the notes thereto included elsewhere in this registration statement.


B. ENVIRONMENTAL MATTERS:

     (1) MANUFACTURED GAS PLANT FACILITIES--

     The United States Environmental Protection Agency (EPA) and the state environmental agencies have determined that contaminated wastes remaining at certain decommissioned manufactured gas

                           MIDAMERICAN FUNDING, LLC
plant (MGP) facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

     MidAmerican is evaluating 27 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party
(PRP). The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether MidAmerican has any responsibility for remedial action. MidAmerican is currently conducting field investigations at eighteen sites and has conducted interim removal actions at six of the eighteen sites. In addition, MidAmerican has completed investigations and removals at four sites. MidAmerican is continuing to evaluate several of the sites to determine the future liability, if any, for conducting site investigations or other site activity.

     MidAmerican's estimate of probable remediation costs for the sites discussed above as of September 30, 1999, was $21 million. This estimate has been recorded as a liability and a regulatory asset for future recovery. The Illinois Commerce Commission (ICC) has approved the use of a tariff rider which permits recovery of the actual costs of litigation, investigation and remediation relating to former MGP sites. MidAmerican's present rates in Iowa provide for a fixed annual recovery of MGP costs. MidAmerican intends to pursue recovery of the remediation costs from other PRPs and its insurance carriers.

     The estimate of probable remediation costs is established on a site specific basis. The costs are accumulated in a three-step process. First, a determination is made as to whether MidAmerican has potential legal liability for the site and whether information exists to indicate that contaminated wastes remain at the site. If so, the costs of performing a preliminary investigation and the costs of removing known contaminated soil are accrued. As the investigation is performed and if it is determined remedial action is required, the best estimate of remediation costs is accrued. If necessary, the estimate is revised when a consent order is issued. The estimated recorded liabilities for these properties include incremental direct costs of the remediation effort, costs for future monitoring at sites and costs of compensation to employees for time expected to be spent directly on the remediation effort. The estimated recorded liabilities for these properties are based upon preliminary data. Thus, actual costs could vary significantly from the estimates. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action and changes in technology relating to remedial alternatives. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries.

     Although the timing of potential incurred costs and recovery of such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on MidAmerican's financial position or results of operations.

     (2) CLEAN AIR ACT--

     Following recommendations provided by the Ozone Transport Assessment Group, the EPA, in November 1997, issued a Notice of Proposed Rulemaking which identified 22 states and the District of Columbia as making a significant contribution to nonattainment of the ozone standard in downwind states in the eastern half of the United States. The nonattainment of the downwind states is based on the ozone standard established prior to the 1997 revisions discussed below. In September 1998, the EPA issued its final rules in this proceeding. Iowa is not subject to the emissions reduction requirements in the final rules, and, as such, MidAmerican's facilities are not currently subject to additional emissions reductions as a result of this initiative.

     On July 18, 1997, the EPA adopted revisions to the National Ambient Air Quality Standards (NAAQS) for ozone and a new standard for fine particulate matter. Based on data to be obtained from monitors located throughout each state, the EPA will determine which states have areas that do

                           MIDAMERICAN FUNDING, LLC
not meet the air quality standards (i.e., areas that are classified as nonattainment). If a state has area(s) classified as nonattainment area(s), the state is required to submit a State Implementation Plan specifying how it will reach attainment of the standards through emission reductions or other means.

     In May 1999, the U.S. District Court of Appeals for the District of Columbia Circuit remanded the standards adopted in July 1997 back to the EPA indicating the EPA had not expressed sufficient justification for the basis of establishing the standards and ruling that the EPA has exceeded its constitutionally-delegated authority in setting the standards. The EPA has appealed the court's ruling to the full panel of the U.S. District Court of Appeals for the District of Columbia Circuit. Argument in the appeal proceeding is scheduled for the fall of 1999. As a result of the court's decision and the current status of the standards, the impact of any new standards on MidAmerican is currently unknown.

C. RATE MATTERS:

     (1) ELECTRIC--

     In Iowa on June 1, 1998, prices for electric residential customers were reduced by an amount which will have a $5.0 million annual impact on revenues. The decrease was the last of three for Iowa residential customers as a result of a 1997 settlement agreement.

     Through several steps from mid-1997 to the end of 1998, electric prices for Iowa industrial customers were reduced by an amount which will have a $6 million annual impact on revenues, and electric prices for Iowa commercial customers were reduced by an amount which will have a $4 million annual impact on revenues. The reductions were achieved through a retail access pilot project, negotiated individual electric contracts and a $1.5 million tariffed rate reduction for certain non-contract commercial customers.

     The negotiated electric contracts have differing terms and conditions as well as prices. The contracts range in length from five to ten years, and some have price renegotiation and early termination provisions exercisable by either party. The vast majority of the contracts are for terms of seven years or less, although, some large customers have agreed to ten-year contracts. Prices are set as fixed prices; however, many contracts allow for potential price adjustments with respect to environmental costs, government imposed public purpose programs, tax changes, and transition costs. While the contract prices are fixed (except for the potential adjustment elements), the costs MidAmerican incurs to fulfill these contracts will vary. On an aggregate basis the annual revenues under contract are approximately $180 million.

     If MidAmerican's annual Iowa electric jurisdictional return on common equity (ROE) exceeds 12%, then earnings above the 12% level will be shared equally between customers and MidAmerican; if the ROE exceeds 14%, two-thirds of MidAmerican's share of those earnings above the 12% level will be used for accelerated recovery of certain regulatory assets. The 1997 pricing plan settlement agreement precludes MidAmerican from filing for increased rates prior to 2001 unless the ROE falls below 9%. Other parties signing the agreement are prohibited from filing for reduced rates prior to 2001 unless the ROE after reflecting credits to customers, exceeds 14%. On April 14, 1999, the Iowa Utilities Board (IUB) approved, subject to additional refund, MidAmerican's 1998 ROE calculation. During the second quarter of 1999, MidAmerican refunded $2.2 million to its Iowa non-contract customers related to the ROE calculation for 1998.

     Under an Illinois restructuring law enacted in 1997, a similar sharing mechanism is in place for MidAmerican's Illinois electric operations. Two-year average ROEs greater than a two-year average benchmark will trigger an equal sharing of earnings on the excess. The benchmark is a calculation of average 30-year Treasury Bond rates plus 5.5% for 1998 and 1999. Legislation passed in July 1999 increases the benchmark for 2000 through 2004 to 8.5% above the 30-year Treasury bond rate. The initial calculation, which is still being defined and is due March 31, 2000, will be based on 1998 and 1999 results.

                           MIDAMERICAN FUNDING, LLC

     (2) GAS--

     In October 1998, MidAmerican made a filing with the IUB requesting a rate increase for its Iowa retail gas customers. An interim rate increase of approximately $6.7 million annually was approved by the IUB on January 22, 1999, effective immediately. On April 23, 1999, the IUB issued an order approving a settlement agreement between MidAmerican, the Iowa Office of Consumer Advocate (OCA) and other parties which provides for an annual increase of $13.9 million. The new rates were implemented May 27, 1999.

     In November 1998, MidAmerican filed with the South Dakota Public Utilities Commission (SDPUC) requesting a rate increase for its South Dakota retail gas customers. The SDPUC, on April 23, 1999, issued an order approving a rate increase of $2.4 million annually, effective May 1, 1999.


D. ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION:

     MidAmerican's utility operations are subject to the regulation of the IUB, the ICC, the SDPUC, and the Federal Energy Regulatory Commission (FERC). MidAmerican's accounting policies and the accompanying Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.

     Statement of Financial Accounting Standards (SFAS) No. 71 sets forth accounting principles for operations that are regulated and meet certain criteria. For operations that meet the criteria, SFAS 71 allows, among other things, the deferral of costs that would otherwise be expensed when incurred. A possible consequence of the changes in the utility industry is the discontinued applicability of SFAS 71. The majority of MidAmerican's electric and gas utility operations currently meet the criteria of SFAS 71, but its applicability is periodically reexamined. On December 16, 1997, MidAmerican's generation operations serving Illinois were no longer subject to the provisions of SFAS 71 due to passage of industry restructuring legislation in Illinois. Thus in 1997, MidAmerican was required to write off the regulatory assets and liabilities from its balance sheet related to its Illinois generation operations. The net amount of such write-offs was not material. If other portions of its utility operations no longer meet the criteria of SFAS 71, MidAmerican could be required to write off the related regulatory assets and liabilities from its balance sheet and thus, a material adjustment to earnings in that period could result.


E. MIDAMERICAN-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES:

     The MidAmerican Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely MidAmerican Junior Subordinated Debentures included in the Consolidated Balance Sheets were issued by MidAmerican Energy Financing I (the Trust), a wholly owned statutory business trust of MidAmerican. The sole assets of the Trust are $103.1 million of MidAmerican 7.98% Series A Debentures due 2045.


F. SEGMENT INFORMATION:

     The Company has two reportable operating segments: electric and gas. The electric segment derives most of its revenue from retail sales of regulated electricity to residential, commercial, and industrial customers and sales to other utilities; whereas the gas segment derives most of its revenue from retail sales of regulated natural gas to residential, commercial, and industrial customers. The gas segment also earns significant revenues by transporting gas owned by others through its distribution systems. Pricing for electric and gas sales are established separately by regulatory agencies; therefore, management also reviews each segment separately to make decisions regarding allocation of resources and to evaluate performance. Common operating costs are allocated to each segment.

                           MIDAMERICAN FUNDING, LLC

     The following tables provide certain MidAmerican information on an operating segment basis (in thousands):




                                                      MIDAMERICAN
                                                        FUNDING                      MHC
                                                   ----------------   ----------------------------------
                                                    MARCH 12, 1999     JANUARY 1, 1999      NINE MONTHS
                                                        THROUGH            THROUGH             ENDED
                                                     SEPTEMBER 30,        MARCH 11,        SEPTEMBER 30,
                                                         1999                1999              1998
                                                   ----------------   -----------------   --------------
Electric:
 Revenues ......................................       $685,376           $208,963          $907,440
 Operating income ..............................        198,249             38,886           233,638
Gas:
 Revenues ......................................        164,967            139,564           303,644
 Operating income (loss) .......................         (8,199)            22,082             6,269
Nonregulated and other (a):
 Revenues ......................................        111,542             34,539           122,380
 Operating income (loss) .......................        (23,187)            (2,070)           (4,535)

                                                    SEPTEMBER 30,
                                                        1999
                                                    ------------
Total Assets:
 Electric ......................................   $2,685,075
 Gas ...........................................      649,934
 Nonregulated and other (a) ....................    1,876,278
 Investment in discontinued operations .........       53,283

(a) "Nonregulated and other" consists of MidAmerican Capital, Midwest Capital, CBEC Railway and other nonregulated MidAmerican activities, and holding company net loss and corporate assets.


G. DETAIL OF OTHER COMPREHENSIVE INCOME--INCOME TAXES:

     Comprehensive income refers, in general, to changes in the Company's equity, except those resulting from transactions with shareholders. "Unrealized holding gains (losses)" reflects the overall increase (decrease) in the market value of marketable securities held by the Company as available-for-sale. The "reclassification adjustment" removes any gains (losses) that have been realized from sales of those securities and reflected in the Company's Net Income. The following table shows the income tax expense or benefit related to each component (in thousands):




                                                         MIDAMERICAN
                                                           FUNDING                      MHC
                                                      ----------------   ----------------------------------
                                                       MARCH 12, 1999     JANUARY 1, 1999      NINE MONTHS
                                                           THROUGH            THROUGH             ENDED
                                                        SEPTEMBER 30,        MARCH 11,        SEPTEMBER 30,
                                                            1999                1999              1998
                                                      ----------------   -----------------   --------------
Unrealized holding gains (losses) during period,
 Before income taxes ..............................      $  80,252           $  79,236         $ (88,982)
 Income tax (expense)/benefit .....................        (31,504)            (27,733)           31,061
                                                         ---------           ---------         ---------
                                                            48,748              51,503           (57,921)
                                                         ---------           ---------         ---------
Less reclassification adjustment for realized gains
 (losses) reflected in net income during period
 Before income taxes ..............................         78,066              15,214              (230)
 Income tax (expense)/benefit .....................        (31,054)             (5,325)               80
                                                         ---------           ---------         ---------
                                                            47,012               9,889              (150)
                                                         ---------           ---------         ---------
Other Comprehensive Income ........................      $   1,736           $  41,614         $ (57,771)
                                                         =========           =========         =========

                           MIDAMERICAN FUNDING, LLC

H. DISCONTINUED OPERATIONS:


     On October 6, 1999, the Company distributed its investment in the capital stock of its real estate brokerage subsidiary to Holdings, the Company's parent. Accordingly, the financial statements reflect those operations as discontinued operations. The operations are the result of several acquisitions beginning in May 1998. Revenues from discontinued operations, as well as the results of such operations are as follows (in thousands):




                                          MIDAMERICAN
                                            FUNDING                      MHC
                                       ----------------   ----------------------------------
                                        MARCH 12, 1999     JANUARY 1, 1999      NINE MONTHS
                                            THROUGH            THROUGH             ENDED
                                         SEPTEMBER 30,        MARCH 11,        SEPTEMBER 30,
                                             1999                1999              1998
                                       ----------------   -----------------   --------------
OPERATING REVENUES .................       $220,265            $58,047            $87,770
                                           ========            =======            =======
INCOME FROM OPERATIONS
Income before income taxes .........       $ 19,025            $   648            $10,699
Income tax expenses ................          7,767                227              4,449
                                           --------            -------            -------
                                           $ 11,258            $   421            $ 6,250
                                           ========            =======            =======

I. REALIZED GAINS AND LOSSES ON SECURITIES, NET:


     In May 1999, the Company sold most of its investment in the common stock of McLeodUSA, Inc. Realized gains and losses on securities, net, reflects a $78.2 million gain on the sale of 6,741,116 shares in the March 12, 1999 through September 30, 1999 period. Income taxes on the transaction totaled $31.1 million, resulting in an after-tax gain of $47.1 million.


J. SUBSEQUENT EVENT:


     On October 25, 1999, an investor group including Berkshire Hathaway, Inc. (Berkshire) reached a definitive agreement to acquire MidAmerican Energy Holdings Company for $35.05 per share in cash, along with the assumption of debt. Berkshire will invest approximately $1.25 billion in common stock and a non-dividend-paying convertible preferred stock of the surviving corporation, giving Berkshire an approximate 75% interest in Holdings, on a fully diluted basis. Berkshire will also invest $800 million in non-transferable trust preferred stock. The other investors, who in total will invest approximately $300 million are Walter Scott, former chairman of Peter Kiewit Sons' Inc. and a board member of Holdings, and David L. Sokol, the Chairman and Chief Executive Officer of Holdings.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of MidAmerican Funding and MHC, combined and adjusted to give effect on a pro forma basis to the Offering and on a pro forma as adjusted basis to the Offering and the MidAmerican Merger and the transactions contemplated thereby, as described in the notes thereto. MidAmerican Funding had no results of operations prior to the Offering and the MidAmerican Merger. These statements should be read in conjunction with the historical financial statements and notes of MHC which are included and incorporated by reference in this registration statement. See "Incorporation by Reference."


     The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1998, and for the nine months ended September 30, 1999, present the results of operations for MidAmerican Funding as if the Offering and the MidAmerican Merger had occurred at the beginning of the period presented. In addition, the statements of income do not reflect discontinued operations. A pro forma balance sheet is not required as of September 30, 1999, since both the Offering and the MidAmerican Merger are reflected in the historical balance sheet of MidAmerican Funding as of that date which is included elsewhere in this registration statement.


     The pro forma adjustments are estimates based upon information currently available and certain assumptions that management believes are reasonable under the circumstances. MidAmerican Funding's actual consolidated financial statements reflect the effects of the MidAmerican Merger on and after the effective time of the MidAmerican Merger rather than the dates indicated above. The unaudited pro forma condensed consolidated financial statements neither purport to represent what the combined results of operations or financial condition actually would have been had the MidAmerican Merger and related transactions in fact occurred on the assumed dates, nor to project MidAmerican Funding's results of operations and financial position for any future period.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                         MIDAMERICAN          MHC
                                                           FUNDING       (PREDECESSOR)
                                                      ---------------- ----------------
                                                       MARCH 12, 1999    JAN. 1, 1999        OFFERING
                                                           THROUGH          THROUGH         AND MERGER
                                                       SEPT. 30, 1999   MARCH 11, 1999     ADJUSTMENTS      PRO FORMA
                                                      ---------------- ---------------- ----------------- ------------
                                                          (NOTE 1)         (NOTE 2)      (NOTES 3, 4 & 5)
OPERATING REVENUES
Regulated electric ..................................     $685,376        $ 208,963         $     --       $  894,339
Regulated gas .......................................      164,967          139,564               --          304,531
Nonregulated ........................................      111,542           34,539               --          146,081
                                                          --------        ---------         --------       ----------
                                                           961,885          383,066               --        1,344,951
                                                          --------        ---------         --------       ----------
OPERATING EXPENSES
Regulated:
 Cost of fuel, energy and capacity ..................      125,396           40,232             (759)         164,869
 Cost of gas sold ...................................       85,019           79,910               --          164,929
 Other operating expenses ...........................      232,420           93,940             (124)         326,236
 Maintenance ........................................       67,138           18,302               --           85,440
 Depreciation and amortization ......................      107,535           39,417               --          146,952
 Property and other taxes ...........................       42,785           15,758               --           58,543
                                                          --------        ---------         --------       ----------
                                                           660,293          287,559             (883)         946,969
                                                          --------        ---------         --------       ----------
Nonregulated:
 Cost of sales ......................................       97,659           30,188             (345)         127,502
 Other ..............................................       37,070            6,421            7,264           50,755
                                                          --------        ---------         --------       ----------
                                                           134,729           36,609            6,919          178,257
                                                          --------        ---------         --------       ----------
 Total operating expenses ...........................      795,022          324,168            6,036        1,125,226
                                                          --------        ---------         --------       ----------
OPERATING INCOME ....................................      166,863           58,898           (6,036)         219,725
                                                          --------        ---------         --------       ----------
NON-OPERATING INCOME
Interest income .....................................       14,638            1,411               --           16,049
Dividend income .....................................        3,159            1,331               --            4,490
Realized gains and losses on securities, net ........       78,066           15,214               --           93,280
Other, net ..........................................         (445)         (18,133)          19,709            1,131
                                                          --------        ---------         --------       ----------
                                                            95,418             (177)          19,709          114,950
                                                          --------        ---------         --------       ----------
FIXED CHARGES
Interest on long-term debt ..........................       65,174           14,814            8,046           88,034
Other interest expense ..............................        5,486            3,145               --            8,631
Preferred dividends of subsidiaries .................        6,327            2,831              543            9,701
Allowance for borrowed funds ........................         (682)            (235)              --             (917)
                                                          --------        ---------         --------       ----------
                                                            76,305           20,555            8,589          105,449
                                                          --------        ---------         --------       ----------
INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES .......................................      185,976           38,166            5,084          229,226
INCOME TAXES ........................................       77,348           21,377             (128)          98,598
                                                          --------        ---------         --------       ----------
INCOME FROM CONTINUING OPERATIONS ...................     $108,628        $  16,789         $  5,212       $  130,628
                                                          ========        =========         ========       ==========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                PRO FORMA
                                                 MIDAMERICAN      AFTER          MHC           MERGER
                                                   FUNDING      OFFERING    (PREDECESSOR)   ADJUSTMENTS    PRO FORMA
                                                ------------- ------------ --------------- ------------- -------------
                                                   (NOTE 3)     (NOTE 2)    (NOTES 4 & 5)
OPERATING REVENUES
Regulated electric ............................      $ --      $      --     $1,169,810      $      --    $1,169,810
Regulated gas .................................        --             --        429,870             --       429,870
Nonregulated ..................................        --             --        176,244             --       176,244
                                                     ----      ---------     ----------      ---------    ----------
                                                       --             --      1,775,924             --     1,775,924
                                                     ----      ---------     ----------      ---------    ----------
OPERATING EXPENSES
Regulated:
 Cost of fuel, energy and capacity ............        --             --        225,736         (3,828)      221,908
 Cost of gas sold .............................        --             --        243,451             --       243,451
 Other operating expenses .....................        --             --        470,328           (625)      469,703
 Maintenance ..................................        --             --        110,387             --       110,387
 Depreciation and amortization ................        --             --        182,211             --       182,211
 Property and other taxes .....................        --             --         87,276             --        87,276
                                                     ----      ---------     ----------      ---------    ----------
                                                       --             --      1,319,389         (4,453)    1,314,936
                                                     ----      ---------     ----------      ---------    ----------
Nonregulated:
 Cost of sales ................................        --             --        144,417         (1,757)      142,660
 Other ........................................        --             --         40,706         36,569        77,275
                                                     ----      ---------     ----------      ---------    ----------
                                                       --             --        185,123         34,812       219,935
                                                     ----      ---------     ----------      ---------    ----------
 Total operating expenses .....................        --             --      1,504,512         30,359     1,534,871
                                                     ----      ---------     ----------      ---------    ----------
OPERATING INCOME ..............................        --             --        271,412        (30,359)      241,053
                                                     ----      ---------     ----------      ---------    ----------
NON-OPERATING INCOME
Interest income ...............................        --             --          9,262             --         9,262
Dividend income ...............................        --             --         10,251             --        10,251
Realized gains and losses on securities, net           --             --         11,204             --        11,204
Other, net ....................................        --             --          5,096          8,550        13,646
                                                     ----      ---------     ----------      ---------    ----------
                                                       --             --         35,813          8,550        44,363
                                                     ----      ---------     ----------      ---------    ----------
FIXED CHARGES .................................
Interest on long-term debt ....................        --         44,100         80,908         (2,613)      122,395
Other interest expense ........................        --             --         12,682             --        12,682
Preferred dividends of subsidiaries ...........        --             --         12,932             --        12,932
Allowance for borrowed funds ..................        --             --         (3,377)            --        (3,377)
                                                     ----      ---------     ----------      ---------    ----------
                                                       --         44,100        103,145         (2,613)      144,632
                                                     ----      ---------     ----------      ---------    ----------
INCOME FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES ..........................        --        (44,100)       204,080        (19,196)      140,784
INCOME TAXES ..................................        --        (17,640)        76,926          5,399        64,685
                                                     ----      ---------     ----------      ---------    ----------
INCOME FROM CONTINUING OPERATIONS .............      $ --      $ (26,460)    $  127,154      $ (24,595)   $   76,099
                                                     ====      =========     ==========      =========    ==========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1. Reflects the historical results of MidAmerican Funding subsequent to the MidAmerican Merger.

2. Reflects the historical results of MHC prior to the MidAmerican merger.

3. Immediately prior to the MidAmerican Merger, MidAmerican Funding issued $700 million of senior debt at a weighted average interest rate of 6.5%. The adjustments to interest on long-term debt are net of the amortization of related deferred debt issue costs and credits from a rate swap arrangement.

4. On March 12, 1999, MidAmerican Funding purchased MHC for $2,439.8 million, including transaction costs. The transaction was accounted for as a purchase business combination. The pro forma statements of income reflect amortization of balance sheet adjustments made to reflect the effect of the MidAmerican Merger on MHC's assets and liabilities. Adjustments made to the assets and liabilities were as follows (in thousands):



   Goodwill ..............................................................    $1,477,440
   Other current assets ..................................................       (16,674)
   Power purchase contract ...............................................       (34,295)
   Other non-current assets ..............................................      (217,340)
   Other non-current liabilities .........................................       (61,034)
   Long-term debt ........................................................        (5,782)
   Deferred taxes ........................................................       120,038
   MidAmerican-obligated preferred securities of subsidiary trust ........          (543)
                                                                              ----------
                                                                              $1,261,810
                                                                              ==========

  A. The adjustment to power purchase contract was to reflect MHC's long-term power purchase contract at fair value based on the estimated market prices for similar purchases with similar remaining maturities.


  B. The adjustment to other non-current assets was to reflect the fair value of MHC's investments in Quad Cities Nuclear Power Station, real estate and certain other investments.


  C. The other non-current liabilities adjustment was to reflect MHC's compensation obligations and to reflect MHC's long-term fuel contracts at fair value based on the estimated market prices for similar purchases with similar remaining maturities.


  D. Goodwill is amortized using the straight line method over 40 years and is reflected in nonregulated other operating expenses.


  E. Other purchase accounting adjustments are being amortized using the straight line or other applicable method over the remaining estimated lives of the related assets and liabilities.


  F. Income tax expense for the effects of the pro forma adjustments which affect taxable income is at an effective rate of 40%.


5. Other, net includes an adjustment to add back MHC merger transaction costs totaling $19.2 million for the nine months ended September 30, 1999, and $4.2 million for the year ended December 31, 1998.

                   CONTACT INFORMATION FOR THE EXCHANGE AGENT


By Registered or Certified Mail                     By Hand Delivery:
    or Overnight Delivery:
                                                   The Bank of New York
     The Bank of New York                           101 Barclay Street
      101 Barclay Street                         New York, New York 10286
   New York, New York 10286                     Attention: [____________]
   Attention: [____________]




                                  By Facsimile
                        (for Eligible Institutions Only):

                                ([   ]) [       ]
                                  ---    -------

                               For Information or
                           Confirmation by Telephone:

                                ([   ]) [       ]
                                  ---    -------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         MidAmerican Funding, LLC, an Iowa limited liability company, is organized under the Limited Liability Company Act of the State of Iowa, and, pursuant to Section 242 of such Act and in accordance with the limitations set forth therein, its Articles of Organization provide for the indemnification of any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a manager, officer or employee of MidAmerican Funding, LLC. The Operating Agreement of MidAmerican Funding, LLC, dated as of March 9, 1999, by MidAmerican Energy Holdings Company (formerly CalEnergy Company, Inc.), provides for indemnification of the managers, officers and employees of MidAmerican Funding, LLC to the full extent permitted by the Articles of Organization and the Limited Liability Company Act.

         MidAmerican Energy Holdings Company maintains an insurance policy providing for indemnification of the officers and directors of its subsidiaries against liabilities and expenses incurred by any of them in certain stated proceedings and under stated conditions.

ITEM 21.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits

EXHIBIT NO.                         DESCRIPTION OF EXHIBIT
 3.1                 Articles of Organization of MidAmerican Funding, LLC
 3.2                 Operating Agreement of MidAmerican Funding, LLC
 4.1                 Indenture, dated as of March 11, 1999, by and between MidAmerican Funding, LLC and IBJ
                     Whitehall Bank & Trust Company, as Trustee
 4.2                 First Supplemental Indenture, dated as of March 11, 1999,
                     by and between MidAmerican Funding, LLC and IBJ Whitehall
                     Bank & Trust Company, as Trustee
 4.3                 Form of Specimen Certificate of 5.85% Senior Secured Exchange Note due 2001
 4.4                 Form of Specimen Certificate of 6.339% Senior Secured Exchange Note due 2009
 4.5                 Form of Specimen Certificate of 6.927% Senior Secured Exchange Bond due 2029
 4.6                 Registration Rights Agreement, dated March 9, 1999, by and among MidAmerican Funding, LLC,
                     Credit Suisse First Boston Corporation, Lehman Brothers, Inc., Goldman Sachs & Co. and
                     Merrill Lynch & Co.
 5.1                 Opinion of Latham & Watkins regarding the validity of the exchange Securities

10.1                 Power Sales Contract between Iowa Power Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as Exhibit 4-C-2 to Iowa Power Inc.'s Registration
                     Statement, Registration No. 2-27681)

10.2                 Amendments No. 1 and 2 to Power Sales Contract between Iowa Power Inc. and
                     Nebraska Public Power District (Filed as Exhibit 4-C-2a to Iowa Power Inc.'s Registration
                     Statement, Registration No. 2-35624)

10.3                 Amendment No. 3 dated August 31, 1970, to the Power Sales Contract between Iowa Power Inc.
                     and Nebraska Public Power District, dated September 22, 1967 (Filed as Exhibit 5-C-2-b to Iowa Power Inc.'s Registration Statement, Registration No. 2-42191)

10.4                 Amendment No. 4 dated March 28, 1974 to the Power Sales Contract between Iowa Power Inc.
                     and Nebraska Public Power District, dated September 22, 1967 (Filed as Exhibit 5-C-2-c to Iowa Power Inc.'s Registration Statement, Registration No. 2-51540)

10.5                 Amendment No. 5 dated September 2, 1997 to the Power Sales Contract between Iowa Power Inc.
                     and Nebraska Public Power District, dated September 22, 1967 (Filed as Exhibit 10.2 to MidAmerican Holdings' and MidAmerican Energy's respective Quarterly Reports on combined Form 10-Q for the quarter ended September 30, 1997, Commission
                     File Nos. 1-12459 and 1-11505, respectively)

12.1                 Computation of Ratio of Earnings to Fixed Charges

                                                   II-1

21                   Subsidiaries of MidAmerican Funding, LLC
23.1                 Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1)
23.2                 Consent of PricewaterhouseCoopers LLP
25.1                 Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of
                     1939 of The Bank of New York
27.1                 Financial Data Schedule
99.1                 Form of Letter of Transmittal to tender 5.85% Senior
                     Secured Notes due 2001, 6.339% Senior Secured Notes due
                     2009 and 6.927% Senior Secured Bonds due 2029 of
                     MidAmerican Funding, LLC
99.2                 Form of Letter to Registered Holders and DTC Participants from MidAmerican Funding, LLC regarding the exchange offer
99.3                 Form of Instruction to Registered Holder or DTC Participant from Beneficial Owner of 5.85%
                     Senior Secured Notes due 2001, 6.339% Senior Secured Notes due 2009 and/or 6.927% Senior
                     Secured Bonds due 2029 of MidAmerican Funding, LLC
99.4                 Form of Letter to Clients from Registered Holder or DTC Participant regarding the exchange offer
99.5                 Form of Notice of Guaranteed Delivery

         (b)  Financial Statement Schedules

         Financial statement schedules are not included because the required information is inapplicable or is presented in the financial statements or the notes thereto.

ITEM 22.      UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         The undersigned registrant hereby undertakes as follows: prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the application form.

         The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

         The undersigned registrant hereby undertakes to file an application of the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on November 8, 1999.


                                        MIDAMERICAN FUNDING, LLC


                                        By:  /s/ Steven A. McArthur
                                            ---------------------------
                                        Name:  Steven A. McArthur
                                        Title:  Vice President and Secretary

         KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven A. McArthur his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities, as of the dates indicated.

Signature                                        Title                                  Date
          /s/ David L. Sokol                     Chairman and Chief Executive           November 8, 1999
--------------------------------------           Officer; Manager
            David L. Sokol

          /s/ Gregory E. Abel                    President and Chief Operating Officer  November 8, 1999
--------------------------------------
            Gregory E. Abel

        /s/ Patrick J. Goodman                   Vice President                         November 8, 1999
--------------------------------------           (principal financial officer and
          Patrick J. Goodman                     principal accounting officer)


        /s/ Steven A. McArthur                   Vice President and Secretary; Manager  November 8, 1999
--------------------------------------
          Steven A. McArthur

      /s/ John A. Rasmussen, Jr.                 Vice President and General Counsel     November 8, 1999
--------------------------------------
        John A. Rasmussen, Jr.

                                INDEX TO EXHIBITS

EXHIBIT NO.        DESCRIPTION OF EXHIBIT
 3.1               Articles of Organization of MidAmerican Funding, LLC
 3.2               Operating Agreement of MidAmerican Funding, LLC
 4.1               Indenture, dated as of March 11, 1999, by and between MidAmerican Funding, LLC and IBJ
                   Whitehall Bank & Trust Company, as Trustee
 4.2               First Supplemental Indenture, dated as of March 11, 1999, by and between MidAmerican Funding, LLC and IBJ Whitehall Bank &
                   Trust Company, as Trustee
 4.3               Form of Specimen Certificate of 5.85% Senior Secured Exchange Note due 2001
 4.4               Form of Specimen Certificate of 6.339% Senior Secured Exchange Note due 2009
 4.5               Form of Specimen Certificate of 6.927% Senior Secured Exchange Bond due 2029
 4.6               Registration Rights Agreement, dated March 9, 1999, by and among MidAmerican Funding, LLC,
                   Credit Suisse First Boston Corporation, Lehman Brothers, Inc., Goldman Sachs & Co. and
                   Merrill Lynch & Co.
 5.1               Opinion of Latham & Watkins regarding the validity of the exchange Securities
10.1               Power Sales Contract between Iowa Power Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as Exhibit 4-C-2 to Iowa Power Inc.'s Registration
                   Statement, Registration No. 2-27681)
10.2               Amendments No. 1 and 2 to Power Sales Contract between Iowa Power Inc. and
                   Nebraska Public Power District (Filed as Exhibit 4-C-2a to Iowa Power Inc.'s Registration
                   Statement, Registration No. 2-35624)
10.3               Amendment No. 3 dated August 31, 1970, to the Power Sales Contract between Iowa Power Inc.
                   and Nebraska Public Power District, dated September 22, 1967 (Filed as Exhibit 5-C-2-b to Iowa Power Inc.'s Registration Statement, Registration No. 2-42191)
10.4               Amendment No. 4 dated March 28, 1974 to the Power Sales Contract between Iowa Power Inc.
                   and Nebraska Public Power District, dated September 22, 1967 (Filed as Exhibit 5-C-2-c to Iowa Power Inc.'s Registration Statement, Registration No. 2-51540)
10.5               Amendment No. 5 dated September 2, 1997 to the Power Sales Contract between Iowa Power Inc.
                   and Nebraska Public Power District, dated September 22, 1967 (Filed as Exhibit 10.2 to MidAmerican Holdings' and MidAmerican Energy's respective Quarterly Reports on combined Form 10-Q for the quarter ended September 30, 1997, Commission
                   File Nos. 1-12459 and 1-11505, respectively)
12.1               Computation of Ratio of Earnings to Fixed Charges
21                 Subsidiaries of MidAmerican Funding, LLC
23.1               Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1)
23.2               Consent of PricewaterhouseCoopers LLP
25.1               Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of The Bank of New York
27.1               Financial Data Schedule
99.1               Form of Letter of Transmittal to tender 5.85% Senior Secured
                   Notes due 2001, 6.339% Senior Secured Notes due 2009 and
                   6.927% Senior Secured Bonds due 2029 of MidAmerican Funding,
                   LLC
99.2               Form of Letter to Registered Holders and DTC Participants from MidAmerican Funding, LLC regarding the exchange offer
99.3               Form of Instruction to Registered Holder or DTC Participant from Beneficial Owner of 5.85%
                   Senior Secured Notes due 2001, 6.339% Senior Secured Notes due 2009 and/or 6.927% Senior
                   Secured Bonds due 2029 of MidAmerican Funding, LLC
99.4               Form of Letter to Clients from Registered Holder or DTC Participant regarding the exchange offer

99.5               Form of Notice of Guaranteed Delivery